UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary proxy statement
☐	Confidential, for use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

SELECTIVE INSURANCE GROUP, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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(4)	Date Filed:

40 Wantage Avenue

Branchville, New Jersey 07890

March 24, 2021

NOTICE OF 2021 ANNUAL MEETING OF STOCKHOLDERS
AND PROXY STATEMENT

Wednesday, April 28, 2021

Attending the Annual Meeting

The 2021 Annual Meeting of Stockholders (the “Annual Meeting”) of Selective Insurance Group, Inc. (“Selective”) will be held on Wednesday, April 28, 2021, at 9:00 AM Eastern Time. Due to the COVID-19 pandemic, the Annual Meeting will be held as a live audiocast format only to provide a safe experience for our stockholders and employees.

To attend, vote, and submit questions during the Annual Meeting, please visit www.virtualshareholdermeeting.com/SIGI2021 and enter the 16-digit control number included on your Notice of Internet Availability or proxy card.

Even if you plan on attending the Annual Meeting, we encourage you to vote your shares in advance online, or if you requested printed copies of the proxy materials, by phone or by mail, to ensure that your vote will be represented at the Annual Meeting.

At the meeting, we will ask stockholders to:

1.	Elect 17 directors named in the attached Proxy Statement for a one-year term expiring in 2022;

2.	Approve, on an advisory basis, the 2020 compensation of Selective’s named executive officers;

3.	Approve the amended and restated Selective Insurance Group, Inc. Employee Stock Purchase Plan (2021); and

4.	Ratify the appointment of KPMG LLP as Selective’s independent registered public accounting firm for the fiscal year ending December 31, 2021.

We plan a brief business meeting focused on these items and will attend to any other business properly brought before the meeting and at any adjournments or postponements of the meeting. After the meeting, we will offer time for your comments and questions. Enclosed for your review in anticipation of the meeting is Selective’s 2020 Annual Report to Stockholders.

The Board of Directors recommends that you vote: (i) “FOR” all of the director nominees in Proposal 1; and (ii) “FOR” Proposals 2, 3, and 4. These proposals are further described in the Proxy Statement.

Selective stockholders of record at the close of business on Friday, March 5, 2021, are entitled to notice of, and the right to vote at, the meeting and any adjournment or postponement of it.

YOUR VOTE IS IMPORTANT. VOTE YOUR SHARES BY (I) CALLING THE TOLL-FREE TELEPHONE NUMBER LISTED ON THE PROXY CARD, (II) ACCESSING THE INTERNET WEBSITE LISTED ON THE PROXY CARD, OR (III) COMPLETING, DATING, AND SIGNING THE PROXY CARD AND RETURNING IT IN THE ENCLOSED ENVELOPE. YOU MAY REVOKE YOUR PROXY AT ANY TIME BEFORE THE TIME IT IS VOTED AT THE 2021 ANNUAL MEETING THROUGH THE PROCESSES DESCRIBED IN THE PROXY STATEMENT. IF YOU HOLD SHARES THROUGH A BROKER OR OTHER CUSTODIAN, PLEASE SEE THE VOTING INSTRUCTIONS PROVIDED TO YOU BY THAT BROKER OR CUSTODIAN.

Very truly yours,

John J. Marchioni
President and Chief Executive Officer

By Order of the Board of Directors:

Robyn P. Turner
Corporate Secretary

-i-

PROXY STATEMENT

FOR THE 2021 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD WEDNESDAY, APRIL 28, 2021

GENERAL INFORMATION ABOUT SELECTIVE’S ANNUAL MEETING

WHEN AND WHERE IS THE ANNUAL MEETING?

The 2021 Annual Meeting of Stockholders (the “Annual Meeting”) of Selective Insurance Group, Inc. (“Selective” or “we”) will be held on Wednesday, April 28, 2021, at 9:00 AM Eastern Time exclusively via live audiocast. As the Annual Meeting will be a completely “virtual meeting” of stockholders, there will not be a physical location for the Annual Meeting and you will not be able to attend the meeting in person. You will be able to participate, vote, and submit your questions during the Annual Meeting by visiting www.virtualshareholdermeeting.com/SIGI2021 and entering your 16-digit control number included on your proxy card. See below for additional information regarding the virtual meeting format.

WHEN IS THIS PROXY STATEMENT BEING MAILED?

This Proxy Statement and proxy card are first being mailed or given to Selective stockholders on March 24, 2021.

WHO IS ENTITLED TO VOTE AT THE ANNUAL MEETING?

Anyone who owned Selective common stock as of the close of business on March 5, 2021, is entitled to one vote per share owned. There were 60,023,567 shares outstanding at the close of business on that date.

WHO IS SOLICITING MY PROXY TO VOTE MY SHARES AND WHEN?

Selective’s Board of Directors (“Board of Directors” or the “Board”) is soliciting your proxy, meaning your authorization for our named proxies, Lisa Rojas Bacus and Stephen C. Mills, to vote your shares.

Unless revoked by you, your proxy will be effective for the Annual Meeting and for any adjournments or postponements of that meeting.

WHAT IS THE COST OF SOLICITING PROXIES AND WHO IS PAYING FOR THE COST?

Selective is bearing the entire cost of soliciting proxies. Proxies will be solicited principally through the mail, but they also may be solicited in person, in writing, by telephone, e-mail, or facsimile, or otherwise by Selective directors or officers, or employees of a Selective subsidiary, who will receive no additional compensation. Selective has engaged Innisfree M&A Incorporated, a proxy solicitation firm (“Innisfree”), to assist in soliciting proxies and distributing proxy materials. Innisfree will provide such services for an estimated fee of approximately $15,000, plus expenses. Selective will reimburse banks, brokerage firms, and other custodians, nominees, and fiduciaries for reasonable expenses incurred by them in sending proxy materials to their customers or principals who are the beneficial owners of shares of Selective common stock.

WHAT ARE THE REQUIREMENTS FOR BUSINESS TO BE CONDUCTED AT THE ANNUAL MEETING?

For business to be conducted at the Annual Meeting, owners of 30,011,785 shares of Selective common stock (a majority of the issued and outstanding shares entitled to vote), constituting a quorum, must be in attendance by virtual participation or represented by proxy. Our common stock is our only class of voting securities.

HOW DO STOCKHOLDERS ATTEND THE VIRTUAL ANNUAL MEETING?

The Annual Meeting will be held exclusively via live audiocast. We are pleased to use virtual stockholder meeting technology to (i) provide ready access and cost savings for Selective and its stockholders, and (ii) promote social distancing pursuant to guidance provided by the Centers for Disease Control and Prevention and the U.S. Securities and Exchange Commission (“SEC”) due to the novel coronavirus. The meeting format allows attendance from any location in the world.

To be admitted to the Annual Meeting at www.virtualshareholdermeeting.com/SIGI2021, you must enter the 16-digit control number on the proxy card you previously received. You will be able to vote online, submit your questions, and examine Selective’s stockholder list by following the instructions provided on the meeting website during the Annual Meeting.

The meeting will begin promptly at 9:00 AM Eastern Time on April 28, 2021. Online access will begin at 8:45 AM Eastern Time. We encourage you to access the meeting prior to the start time to ensure sufficient time to complete the check-in procedures. If you are not a stockholder, you may still access the meeting as a guest, but you will not be able to vote or ask questions.

The virtual meeting platform is fully supported across browsers (Internet Explorer, Firefox, Chrome, and Safari) and devices (desktops, laptops, tablets, and cell phones) running the most updated version of applicable software and plugins. If you encounter any technical difficulties logging onto www.virtualshareholdermeeting.com/SIGI2021 or during the meeting, there will be a toll-free number and international number available on the website to help you. Technicians will be ready to assist you with any technical difficulties you may have, beginning at 8:45 AM Eastern Time through the conclusion of the Annual Meeting. You will have the ability to test the system before the Annual Meeting starts.

HOW DO STOCKHOLDERS ASK QUESTIONS AT THE 2021 ANNUAL MEETING?

The 2021 Annual Meeting will include a question and answer session. We will answer questions relevant to the company and meeting matters that are submitted in accordance with the meeting rules posted on the meeting website (www.virtualshareholdermeeting.com/SIGI2021). Stockholders will have an opportunity to submit written questions via the Internet at any time during the meeting by following the instructions that will be available on the meeting website. Stockholders must have their control number to ask a question. There is no limit on the number of questions a stockholder can ask. Substantially similar questions will be answered once to avoid repetition and allow more time for other questions.

PROPOSALS FOR STOCKHOLDER VOTE AND APPROVAL REQUIREMENTS

Management is presenting four proposals for a stockholder vote.

PROPOSAL 1.	ELECTION OF DIRECTORS

THE BOARD IS SUBJECT TO ANNUAL ELECTION BY THE STOCKHOLDERS. THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE FOLLOWING 17 NOMINATED DIRECTORS FOR A TERM OF ONE YEAR:

AINAR D. AIJALA, JR.	H. ELIZABETH MITCHELL
LISA ROJAS BACUS	MICHAEL J. MORRISSEY
JOHN C. BURVILLE	GREGORY E. MURPHY
TERRENCE W. CAVANAUGH	CYNTHIA S. NICHOLSON
WOLE C. COAXUM	WILLIAM M. RUE
ROBERT KELLY DOHERTY	JOHN S. SCHEID
JOHN J. MARCHIONI	J. BRIAN THEBAULT
THOMAS A. MCCARTHY	PHILIP H. URBAN
STEPHEN C. MILLS

You can find information about these nominees, Selective’s Board of Directors, its committees, and other related matters in the section entitled, “Information about Proposal 1” of this Proxy Statement.

New Jersey law and Selective’s By-Laws govern the vote on Proposal 1, on which you may:

▪	Vote “FOR” all of the nominees;

▪	Vote “AGAINST” all of the nominees;

▪	Vote “FOR” or “AGAINST” specific nominees; or

▪	Abstain from voting for all or specific nominees.

Under our By-Laws and assuming a quorum is present, a director nominee in an uncontested election must be elected by a majority of votes cast. A majority exists when the number of votes cast “for” a director nominee exceeds the number of votes cast “against” the director nominee. A director nominee who fails to receive a majority of votes cast in an uncontested election is required to tender his or her resignation from the Board of Directors within five days following the certification of the election results. In that event: (i) the Corporate Governance and Nominating Committee must recommend to the Board of Directors whether it should accept the resignation; and (ii) the Board of Directors must decide whether to accept the resignation and disclose its decision-making process.

Stockholders may not cumulate their votes. Abstentions and broker non-votes (shares held in “street name” by a broker, bank, or other nominee that does not have authority, either express or discretionary, to vote on a non-routine matter, such as Proposals 1, 2, and 3) will not be taken into account in determining the outcome of the vote, consistent with New Jersey law and the proxy rules of the SEC.

PROPOSAL 2.	APPROVAL, ON AN ADVISORY BASIS, OF THE 2020 COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL, ON AN ADVISORY BASIS, OF THE 2020 COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS DISCLOSED IN THIS PROXY STATEMENT.

You can find information about the compensation of our named executive officers in the section entitled, “Executive Compensation” and about Proposal 2 in the section entitled, “Information about Proposal 2” of this Proxy Statement.

New Jersey law and Selective’s By-Laws govern the vote on Proposal 2, on which you may:

▪	Vote “FOR” Proposal 2;

▪	Vote “AGAINST” Proposal 2; or

▪	Abstain from voting on Proposal 2.

Assuming a quorum is present, Proposal 2 will pass if approved by an affirmative vote of a majority of the votes cast at the Annual Meeting. Abstentions and broker non-votes will not be taken into account in determining whether the proposal has received the requisite number of affirmative votes, consistent with New Jersey law and the SEC’s proxy rules.

PROPOSAL 3.	APPROVAL OF AMENDED AND RESTATED SELECTIVE INSURANCE GROUP, INC. EMPLOYEE STOCK PURCHASE PLAN (2021)

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE AMENDED AND RESTATED SELECTIVE INSURANCE GROUP, INC. EMPLOYEE STOCK PURCHASE PLAN (2021).

You can find information about the Amended and Restated Selective Insurance Group, Inc. Employee Stock Purchase Plan (2021) in the section entitled, “Information about Proposal 3” of this Proxy Statement.

New Jersey law and Selective’s By-Laws govern the vote on Proposal 3, on which you may:

▪	Vote “FOR” Proposal 3;

▪	Vote “AGAINST” Proposal 3; or

▪	Abstain from voting on Proposal 3.

Assuming a quorum is present, Proposal 3 will pass if approved by an affirmative vote of a majority of the votes cast at the Annual Meeting. Abstentions and broker non-votes will not be taken into account in determining whether the proposal has received the requisite number of affirmative votes, consistent with New Jersey law and the SEC’s proxy rules.

PROPOSAL 4.	RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2021.

You can find information about Selective’s relationship with KPMG LLP in the section entitled, “Information about Proposal 4” of this Proxy Statement. New Jersey law and Selective’s By-Laws govern the vote on Proposal 4, on which you may:

▪	Vote “FOR” Proposal 4;

▪	Vote “AGAINST” Proposal 4; or

▪	Abstain from voting on Proposal 4.

Assuming a quorum is present, Proposal 4 will pass if it receives an affirmative vote of a majority of the votes cast at the Annual Meeting. Abstentions will not be taken into account in determining whether the proposal has received the requisite number of affirmative votes, consistent with New Jersey law and the SEC’s proxy rules. Proposal 4 is considered a “routine” matter on which brokers may cast a vote.

OTHER MATTERS TO COME BEFORE THE ANNUAL MEETING

The Board of Directors is unaware of any other business to be presented for a vote at the Annual Meeting. If any other matters are properly presented for a vote, the individuals named as proxies will have discretionary authority to vote on such matters according to their best judgment to the extent permitted by applicable law and Nasdaq Stock Market (“Nasdaq”) and SEC rules and regulations.

The Chairperson of the Annual Meeting may refuse to allow the presentation of a proposal or nominee for the Board of Directors if the proposal or nominee is not properly submitted. The requirements for submitting proposals and nominations for this year’s Annual Meeting are detailed in Selective’s By-Laws.

CAUTIONARY STATEMENTS REGARDING FORWARD-LOOKING INFORMATION

This Proxy Statement contains forward-looking statements within the meaning of federal securities laws. Forward-looking statements may be identified by words like “anticipate,” “expect,” “project,” “believe,” “plan,” “may,” “estimate,” “intend,” and other similar words. These forward-looking statements are based on our beliefs, assumptions, and estimates using information available to us at the time and are not intended to be guarantees of future events or performance. Factors that may cause actual results to differ materially from those contemplated by the statements in this Proxy Statement can be found in our most recent Annual Report on Form 10-K filed with the SEC and in our other filings with the SEC hereafter under the headings “Risk Factors” and “Forward-Looking Statements.”

You are cautioned not to place undue reliance on any of our forward-looking statements. We disclaim any intention or obligation to publicly update or revise any forward-looking statements, except as required by law. This cautionary statement applies to all forward-looking statements contained in this document.

VOTING AND PROXY PROCEDURE

HOW DO I VOTE?

You can vote four ways:

1.	BY MAIL (PROXY CARD MUST BE RECEIVED BEFORE THE ANNUAL MEETING):

▪	Mark your voting instructions on your proxy card;

▪	Sign your name exactly as it appears on your proxy card;

▪	Date your proxy card; and

▪	Mail your proxy card to us in the provided postage-paid envelope.

Timing is important, so please mail your proxy card promptly. We must receive it before the beginning of the Annual Meeting. If you do not give voting instructions on your signed and mailed proxy card, the named proxies will vote your shares FOR each of the director nominees, and FOR Proposals 2, 3, and 4. If any other matters requiring a vote arise during the meeting, the named proxies will exercise their discretion using their best judgment to the extent permitted by applicable law and Nasdaq and SEC rules and regulations.

2.	BY TELEPHONE (MAY BE DONE AT ANY TIME UNTIL TUESDAY, APRIL 27, 2021 AT 11:59 PM EASTERN TIME):

▪	Call the toll-free number on your proxy card; and

▪	Follow the instructions on your proxy card and the voice prompts.

▪	IF YOU VOTE BY TELEPHONE, YOU DO NOT NEED TO RETURN YOUR PROXY CARD.

3.	BY INTERNET (MAY BE DONE AT ANY TIME UNTIL TUESDAY, APRIL 27, 2021 AT 11:59 PM EASTERN TIME):

▪	Go to the website listed on your proxy card; and

▪	Follow the instructions on your proxy card and the website.

▪	IF YOU VOTE BY INTERNET, YOU DO NOT NEED TO RETURN YOUR PROXY CARD.

4.	BY VIRTUAL PARTICIPATION (MAY ONLY BE DONE ON WEDNESDAY, APRIL 28, 2021, DURING THE ANNUAL MEETING):

▪	Virtually attend the Annual Meeting and vote online during the audiocast.

HOW DO I REVOKE MY PROXY OR CHANGE MY VOTING INSTRUCTIONS?

You may revoke your proxy at any time before the proxy is exercised at the Annual Meeting by:

▪	Submitting a new vote by telephone, via the Internet, or by returning a properly executed new proxy card bearing a later date. Any subsequent timely and valid vote by any voting method will change your prior vote. For example, if you voted by telephone, a subsequent Internet vote will change your vote. The vote counted will be the last vote received before 11:59 PM Eastern Time on Tuesday, April 27, 2021 – unless you change your vote by virtually attending the Annual Meeting and voting online during the Annual Meeting;

▪	Writing to Selective’s Corporate Secretary, Robyn P. Turner, at 40 Wantage Avenue, Branchville, New Jersey 07890 (such revocation must be received prior to the Annual Meeting); and

▪	Virtually attending the Annual Meeting and voting online during the audiocast.

HOW WILL PROXIES BE VOTED IF I GIVE MY AUTHORIZATION?

If you (i) properly execute your proxy card and return it to Selective, or (ii) submit your proxy by telephone or via the Internet and do not subsequently revoke your proxy, your shares of common stock will be voted at the Annual Meeting according to your instructions.

In the absence of voting instructions, the named proxies will vote your shares FOR each of the director nominees and FOR Proposals 2, 3, and 4. If other matters properly come before the Annual Meeting, the named proxies will vote on such matters using their best judgment to the extent permitted by applicable law and Nasdaq and SEC rules and regulations.

WHAT IF MY SHARES ARE NOT REGISTERED IN MY NAME?

If the Selective stock you own is held in the name of a bank, broker, or other nominee (commonly referred to as holding shares in “street name”), your bank, broker, or other nominee should have provided you access to these proxy materials by mail or e-mail with information on how to submit your voting instructions. Unless you provide voting instructions to your bank, broker, or other nominee, your shares will not be voted on the election of directors (Proposal 1); the advisory (non-binding) vote on the 2020 compensation of Selective’s named executive officers (Proposal 2); and the approval of the amended and restated Selective Insurance Group, Inc. Employee Stock Purchase Plan (2021) (Proposal 3). In contrast, brokers may, at their discretion, vote uninstructed shares on the ratification of the appointment of our independent registered public accounting firm (Proposal 4), which is a “routine” proposal. Broker non-votes count toward a quorum, but otherwise do not affect the outcome of any proposal.

HOW WILL VOTES BE COUNTED?

The inspectors of election appointed for the Annual Meeting by the Board of Directors will separately tabulate affirmative and negative votes, abstentions, and broker non-votes. Shares represented by proxies that reflect abstentions and broker non-votes are counted for determining whether there is a quorum.

Approval of Proposals 1, 2, 3, and 4 requires the affirmative vote of a majority of votes cast at the Annual Meeting. For Proposal 1, abstentions and broker non-votes will not be considered in determining whether director nominees have received more “for” votes than “against” votes. Abstentions and broker non-votes are not considered votes cast for the foregoing purpose and therefore do not affect Proposals 2 and 3. Abstentions do not affect Proposal 4.

IMPORTANT NOTICE REGARDING AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL
MEETING OF STOCKHOLDERS TO BE HELD ON WEDNESDAY, APRIL 28, 2021

This Proxy Statement and our 2020 Annual Report to Stockholders are available on
Selective’s Internet website at www.Selective.com.

INFORMATION ABOUT PROPOSAL 1

Election of Directors

Under our By-Laws, directors in uncontested elections must be elected by a majority of votes cast. A majority exists when the number of votes cast “for” a director nominee exceeds the number of votes cast “against” that director nominee. For more information on our majority voting policy, please see the section entitled, “Corporate Governance – Majority Voting for Directors in Uncontested Elections” of this Proxy Statement.

All directors stand for election for a one-year term. In all cases, each director will hold office until a successor has been elected and qualified, or until the director’s earlier resignation or removal.

The Board of Directors currently has 17 members, all of whom are standing for election at the Annual Meeting. Under Selective’s Amended and Restated Certificate of Incorporation and By-Laws, Selective may have a minimum of seven and a maximum of 20 directors. By majority vote, the Board of Directors may set the number of directors within this range at any time.

Process for Review and Nomination of Director Candidates

We believe that the Board’s composition should encompass a broad range of skills, expertise, industry knowledge, and diversity of opinion. Directors should possess the highest personal and professional ethics, integrity, and values, and must be committed to representing the long-term interests of Selective and its stockholders.

The Corporate Governance and Nominating Committee is responsible for reviewing and nominating candidates to the Board of Directors. The Corporate Governance and Nominating Committee reviews all director candidates for possible nomination and election to the Board and seeks such candidates from any source, including:

▪	Directors and management;

▪	Third-party search firms that the Corporate Governance and Nominating Committee may engage from time to time for a fee to identify and assess candidates; and

▪	Stockholders.

Any stockholder proposing one or more Board candidates must submit in writing all applicable information required by Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Selective’s By-Laws to the Chairperson of the Corporate Governance and Nominating Committee, c/o Corporate Secretary, Selective Insurance Group, Inc., 40 Wantage Avenue, Branchville, New Jersey 07890.

The Corporate Governance and Nominating Committee evaluates all candidates, including those recommended by stockholders, based on, among other things, the following standards:

▪	Personal and professional ethics, integrity, character, and values;

▪	Professional and personal experience;

▪	Business judgment;

▪	Skills and expertise;

▪	Industry knowledge;

▪	Independence and avoidance or limitation of potential or actual conflicts of interest;

▪	Dedication and commitment to representing the long-term interests of Selective and its stockholders;

▪	Willingness to dedicate and devote sufficient time to Board duties and activities;

▪	Other appropriate and relevant factors, including the qualifications and skills of the current members of the Board; and

▪	Diversity, including gender, race, and culture, along with personal expertise in areas expected to contribute to the Board’s effectiveness, such as general operations, technology, finance, marketing, financial reporting, and human resources, among others.

During 2020, the Corporate Governance and Nominating Committee conducted a director recruiting process consistent with Selective’s Corporate Governance Guidelines. Then current independent directors and corporate advisers identified qualified potential director candidates through their professional contacts and networks. After identifying a pool of diverse director candidates, the Corporate Governance and Nominating Committee reviewed individual candidate qualifications and interviewed Ainar D. Aijala, Jr., Lisa Rojas Bacus, Wole C. Coaxum, and Stephen C. Mills. Based on each candidate’s varied talents and expertise, the Corporate Governance and Nominating Committee recommended that the Board appoint each as a director. The Board interviewed the four candidates and, given their caliber and wide range of skills and experience, decided to expand the number of directors to 17 in connection with succession planning efforts and appoint all four as new independent directors effective September 23, 2020. These new director appointments reflect Selective’s commitment to director succession, enhancing diversity, building a culture of innovation and creativity, and delivering a superior customer experience.

The table below summarizes the range of skills and experiences we find relevant to our business that each director brings to the Board. As a summary, it does not include every skill, experience, and qualification that each director offers, and the fact that a particular experience, skill, or qualification is not listed does not mean that a director does not possess it. All of our directors exhibit high integrity, an appreciation for diversity of background and thought, innovative thinking, a proven record of success, and knowledge of corporate governance requirements and best practices.

ATTRIBUTES, EXPERTISE & SKILLS	AINAR D. AIJALA, JR.	LISA ROJAS BACUS	JOHN C. BURVILLE	TERRENCE W. CAVANAUGH	WOLE C. COAXUM	ROBERT KELLY DOHERTY	JOHN J. MARCHIONI	THOMAS A. MCCARTHY	STEPHEN C. MILLS	H. ELIZABETH MITCHELL	MICHAEL J. MORRISSEY	GREGORY E. MURPHY	CYNTHIA S. NICHOLSON	WILLIAM M. RUE	JOHN S. SCHEID	J. BRIAN THEBAULT	PHILIP H. URBAN
INSURANCE INDUSTRY EXPERIENCE		☒	☒	☒	☒		☒	☒		☒	☒	☒		☒	☒		☒
FINANCIAL STATEMENT/AUDIT/PUBLIC DISCLOSURE	☒		☒	☒	☒	☒	☒	☒	☒	☒	☒	☒		☒	☒	☒	☒
FINANCE/CAPITAL MANAGEMENT EXPERTISE/M&A				☒	☒	☒	☒	☒		☒	☒	☒			☒	☒	☒
INVESTMENT				☒	☒	☒	☒	☒	☒		☒	☒			☒		☒
PUBLIC COMPANY EXECUTIVE EXPERIENCE		☒	☒	☒	☒	☒	☒	☒	☒	☒	☒	☒
ACTUARIAL	☒		☒				☒	☒		☒		☒			☒		☒
HUMAN CAPITAL MANAGEMENT EXPERIENCE	☒	☒		☒	☒	☒	☒	☒	☒		☒	☒	☒	☒		☒	☒
RISK MANAGEMENT EXPERTISE, INCLUDING ESG AND SUSTAINABILITY	☒	☒	☒	☒	☒	☒	☒	☒	☒	☒	☒	☒	☒		☒	☒	☒
TECHNOLOGY/CYBER	☒			☒	☒	☒	☒					☒			☒	☒	☒
LEGAL OR REGULATORY EXPERIENCE	☒	☒		☒	☒	☒	☒	☒		☒	☒	☒		☒	☒		☒
MARKETING/BRANDING		☒		☒	☒		☒		☒			☒	☒	☒		☒	☒
AGENCY DISTRIBUTION		☒		☒	☒		☒	☒				☒		☒			☒

Diversity

In addition to the skills and characteristics described above, in evaluating the suitability of individual director nominees, the Corporate Governance and Nominating Committee considers diversity, including gender, race, and culture, along with personal expertise in areas expected to contribute to the Board’s effectiveness, such as general operations, technology, finance, marketing, financial reporting, and human resources, among others.

Six of our 17 nominees for election to the Board self-identify as diverse. Three nominees self-identify as female; three nominees self-identify as underrepresented minorities (meaning an individual who self-identifies as Black or African American, Hispanic or Latinx, Asian, Native American or Alaska Native, Native Hawaiian or Pacific Islander, or two or more races or ethnicities); and two nominees self-identify as LGBTQ+.

Director Nominees

No family relationships exist among any of Selective’s current directors, executive officers, and persons nominated by Selective to become a director.

The Board ratified the Corporate Governance and Nominating Committee’s nomination of the 17 director nominees listed below to stand for election at the Annual Meeting for terms expiring at the 2022 Annual Meeting or until a successor has been duly elected and qualified.

All 17 director nominees have consented to be named in this Proxy Statement and to serve if elected. The Board does not know any reason why any nominee would decline or be unable to serve if elected. If a director nominee becomes unavailable or unable to serve before the Annual Meeting, the Board can reduce its size or designate a substitute nominee. If the Board designates a substitute nominee, proxies that would have been cast for the original nominee will be cast for the substitute nominee unless contrary instructions are given.

NOMINEES OF THE BOARD OF DIRECTORS
Name, Age, Position	Background Information
Ainar D. Aijala, Jr., 64 Independent Director Director since 2020

▪    Retired.

▪    Senior Advisor to the Global CEO and other senior level positions, including Chief Global Corporate Development Officer and Global Managing Partner of Consulting and Human Capital, Deloitte, 1982 to May 2020.

▪    Senior Manager, Coopers & Lybrand Consulting, 1977 to 1982.

▪    Enrolled Actuary pursuant to the Employee Retirement Income Security Act of 1974, since 1982.

▪    Member, Board of Governors, Junior Achievement Worldwide, since 2003, and Junior Achievement USA, since 2015; member of the Executive Compensation Committee, since 2003, and past Chairman of Junior Achievement Worldwide, 2006 to 2009.

▪    University of Michigan at Ann Arbor (B.S.).

Discussion of individual experience, qualifications, attributes, and skills.	Mr. Aijala has significant experience as an actuary and corporate development and human capital executive. As a senior global advisor and managing partner at Deloitte for several decades, he has extensive experience advising public companies on various strategic issues, many relevant to Selective. In addition to his human capital professional experience, Mr. Aijala has devoted considerable time over a long period to educating primary and secondary school students about entrepreneurship, work readiness, and financial literacy through Junior Achievement Worldwide. Training in and exposing students to these areas is vital to developing potential interest in the insurance industry, which is essential in producing skilled talent.
Lisa Rojas Bacus, 57 Independent Director Director since 2020

▪    Retired.

▪    Executive Vice President, Global Chief Marketing Officer, Cigna Corporation (“Cigna”), 2013 to 2019.

▪    Executive Vice President and Chief Marketer, American Family Insurance Group, 2008 to 2013.

▪    Executive Director, Global Marketing Strategy and other senior positions, Ford Motor Company, 1986 to 2008.

▪    Board Member, Culver’s Franchising System, Inc., since 2010.

▪    Board Member, Teradata Corporation, since 2015.

▪    Board Member, Douglas Dynamics, Inc., since October 2020.

▪    Board Member, PetSmart Charities Inc., since 2019.

▪    Northern Arizona University (B.S.) and Duke University (M.B.A.).

Discussion of individual experience, qualifications, attributes, and skills.	Ms. Bacus has more than 30 years of marketing and senior leadership experience in Fortune 100 global companies in the insurance and automotive industries. She has extensive property and casualty marketing experience, including developing relationships with independent agents. She is a strategic thinker and highly regarded customer experience expert, and we believe her marketing, digital, and analytics experience will contribute significantly to Selective’s strategies. Ms. Bacus is an advocate for environmental, social, and governance (“ESG”) issues, and gender and ethnic diversity matters.

NOMINEES OF THE BOARD OF DIRECTORS
Name, Age, Position	Background Information
John C. Burville, 73 Independent Director Director since 2006

▪  Retired.

▪  Insurance Consultant to the Bermuda Government, 2003 to 2007.

▪  Chief Actuary and Senior Rating Agency Manager of ACE Limited, 1992 to 2003.

▪  Member, Bermuda Insurance Advisory Committee, 1985 to 2003.

▪  Fellow of the Institute of Actuaries.

▪  Member, American Academy of Actuaries.

▪  Leicester University, United Kingdom (B.Sc. and Ph.D.).

Discussion of individual experience, qualifications, attributes, and skills.	Mr. Burville has extensive insurance industry knowledge and served as chief actuary of one of the world’s largest property and casualty insurance companies. He is knowledgeable about both life and property and casualty actuarial techniques and reserving.
Terrence W. Cavanaugh, 67 Independent Director Director since 2018

▪  Founding partner, Accretive Consulting LLC, since 2017.

▪  President and Chief Executive Officer, Erie Indemnity Company, 2008 to 2016.

▪  Chief Operating Officer of Chubb Surety & Trade Credit, Chubb Group of Insurance Companies, 2002 to 2007; Chief Marketing Officer, Chubb Group, 1998 to 2001; various underwriting and field management roles, 1975 to 1997.

▪  Director, Highmark Health, since 2013.

▪  Director, Property Casualty Insurance Association, 2008 to 2017; Chairman, 2014 to 2015.

▪  Trustee, The Institutes, 2010 to 2016.

▪  Director, Insurance Information Institute, 2011 to 2016; Chairman, 2015 to 2016.

▪  Board Member, Florida Lions Eye Clinic, since January 2021.

▪  University of Notre Dame (B.B.A.).

▪  Harvard Business School (Program for Management Development).

Discussion of individual experience, qualifications, attributes, and skills.	Mr. Cavanaugh has more than 40 years of insurance expertise, including serving for eight years as chief executive officer of a Fortune 500 insurer. He has extensive experience growing property and casualty direct premiums written and increasing policyholder surplus, delivering profitability, and developing relationships with independent agents. Mr. Cavanaugh has significant customer experience and talent development knowledge and expertise.
Wole C. Coaxum, 50 Independent Director Director since 2020

▪  Founder and Chief Executive Officer, Mobility Capital Finance (MoCaFi), since 2016.

▪  Managing Director and other senior management positions, JPMorgan Chase & Company, 2007 to 2015.

▪  President and Chief Executive Officer, Willis Canada, 2005 to 2007; Chief Operating Officer and Chief Finance Officer, Willis North America, 2002 to 2005.

▪  Vice President, Corporate and Investment Bank, and other various positions, Citigroup, 1992 to 2002.

▪  Trustee, Phillips Exeter Academy, since 2012.

▪  Director, Roosevelt Institute, since 2016; Board Treasurer, since 2019.

▪  Williams College (B.A.) and New York University’s Stern School of Business (M.B.A.).

Discussion of individual experience, qualifications, attributes, and skills.	Mr. Coaxum is the president and chief executive officer of a digital banking platform he founded to support underserved communities. His experience in FinTech is relevant to Selective’s InsurTech strategies, as is his senior management, financial services, and insurance experience at JPMorgan, Willis Group, and Citigroup to influencing our overall strategies. Mr. Coaxum’s experience providing underserved communities with financial services will help Selective evaluate its geographic expansion and diversity, equity, and inclusion (“DE&I”) strategies. Mr. Coaxum is an executive with large public company and FinTech experience with keen insights into DE&I issues.

NOMINEES OF THE BOARD OF DIRECTORS
Name, Age, Position	Background Information
Robert Kelly Doherty, 62 Independent Director Director since 2015

▪  Managing Partner and Founder, Caymen Advisors and Caymen Partners, since 1999.

▪  Vice Chairman, Bankers Trust Company and Bankers Trust New York Corporation, 1997 to 1998; various positions in global trading and investment operations, 1982 to 1997.

▪  Director, Harding Loevner Funds, Inc., since 2004; Lead Director, since 2014.

▪  Director, Cyota, Inc., 2000 to 2005; Non-Executive Chairman, 2002 to 2005.

▪  Princeton University (B.A.).

Discussion of individual experience, qualifications, attributes, and skills.	Mr. Doherty has significant investment experience in both public and private companies. He plays a key advisory role in contributing to Selective’s investment strategies, particularly in the private equity sector, and is knowledgeable about fixed income products. Mr. Doherty also has significant senior management experience with a large financial services company and is familiar with the issues that Selective’s senior management faces.
John J. Marchioni, 51 Employee Director Director since 2019

▪  President and Chief Executive Officer, Selective, since February 2020.

▪  President and Chief Operating Officer, Selective, 2013 to January 2020.

▪  Executive Vice President, Insurance Operations, Selective, 2010 to 2013.

▪  Executive Vice President, Chief Underwriting and Field Operations Officer, Selective, 2008 to 2010.

▪  Executive Vice President, Chief Field Operations Officer, Selective, 2007 to 2008.

▪  Senior Vice President, Director of Personal Lines, Selective, 2005 to 2007.

▪  Various insurance operations and government affairs positions, Selective, 1998 to 2005.

▪  Director, The American Property Casualty Insurance Association, since July 2020.

▪  Director, Commerce and Industry Association of New Jersey, since 2015.

▪  Chartered Property Casualty Underwriter (CPCU).

▪  Princeton University (B.A.).

▪  Harvard University (Advanced Management Program).

Discussion of individual experience, qualifications, attributes, and skills.	Mr. Marchioni was appointed President and Chief Executive Officer of Selective effective February 2020, prior to which he served as our President and Chief Operating Officer since 2013. Mr. Marchioni has been an employee of Selective for 23 years and, as Selective’s President and Chief Executive Officer, he oversees all aspects of the company. Mr. Marchioni has exhibited strong leadership in guiding Selective’s management team in its execution of our strategic initiatives and possesses extensive knowledge of Selective and the property and casualty insurance industry. His demonstrated talents and abilities will continue to help position the company for its next phase of growth.
Thomas A. McCarthy, 64 Independent Director Director since 2018

▪  Retired.

▪  Executive Vice President and Chief Financial Officer, Cigna, 2013 to 2017; Vice President, Finance, 2011 to 2013; Acting Chief Financial Officer, 2010 to 2011; Vice President and Treasurer, 2008 to 2010; and Vice President, Strategy and Corporate Development, 2003 to 2008.

▪  Trustee, American University of Rome, since 2018.

▪  Director, Habitat for Humanity of Montgomery & Delaware Counties, since 2017.

▪  Carnegie Mellon University (M.B.A.).

▪  Wharton School of the University of Pennsylvania (B.S.).

Discussion of individual experience, qualifications, attributes, and skills.	Mr. McCarthy retired from Cigna in 2017 after more than 30 years with the company. While at Cigna, he was responsible for strategy and corporate development functions, which included mergers and acquisitions and corporate risk management. Mr. McCarthy also was treasurer and had responsibility for corporate finance, capital management, and treasury operations. Mr. McCarthy’s Fortune 100 management experience and significant investment, finance, and operational knowledge aid Selective in implementing its growth strategy.

NOMINEES OF THE BOARD OF DIRECTORS
Name, Age, Position	Background Information
Stephen C. Mills, 61 Independent Director Director since 2020

▪  Retired.

▪  President and General Manager, New York Knicks, 2013 to February 2020.

▪  Founding Partner and Chief Executive Officer, Athletes & Entertainers Wealth Management, LLC, 2010 to 2013.

▪  President and Chief Operating Officer, MSG Sports, and previously Executive Vice President, Franchise Operations, New York Knicks, Madison Square Garden, 2000 to 2009.

▪  Member, Board of Trustees and Audit Committee, Ariel Investments, since 2015.

▪  Director, Madison Square Garden Sports, since April 2020.

▪  Director, Madison Square Garden Networks, since October 2020.

▪  Director, Harlem Junior Tennis, since 2017.

▪  Member, Board of Advisors, Hospital for Special Surgery, since 2011.

▪  Director, Princeton University Varsity Club, since 2010.

▪  Princeton University (B.A.).

Discussion of individual experience, qualifications, attributes, and skills.	Mr. Mills has extensive general management, marketing, brand communication, and human capital experience after three decades in senior positions with Madison Square Garden Sports, the New York Knicks, the National Basketball Association, and his own sports agency. As an investment fiduciary on the Mutual Fund Board of Trustees of Ariel Investments, he can contribute insights to our investment strategies. Mr. Mills has been active with several prominent charities, and these experiences and his knowledge of media-intensive public companies will further our marketing and ESG strategies. Mr. Mills has strong general management, marketing, and investment credentials. He is very involved with ESG and DE&I issues.
H. Elizabeth Mitchell, 59 Independent Director Director since 2018

▪  Retired.

▪  President, CEO and Director, Renaissance Reinsurance U.S. Inc., 2015 to 2016.

▪  President, Platinum Underwriters Reinsurance, Inc., 2005 to 2015; Chief Executive Officer, 2007 to 2015; Chief Operating Officer and Executive Vice President, 2004 to 2005; Executive Vice President, 2002 to 2004; Director, 2002 to 2015.

▪  Executive Vice President, St. Paul Reinsurance, Inc., 1998 to 2002; Senior Vice President, 1998; Vice President, 1993 to 1998.

▪  Board of Advisors, Hudson Structured Capital Management Ltd., since 2018.

▪  Director, StanCorp Financial Group, Inc., since 2017.

▪  Chairperson, Weston Insurance Holdings, since September 2020.

▪  Board of Overseers, St. John’s University School of Risk Management and Actuarial Science, 2007 to 2016.

▪  Trustee, The Institutes, 2010 to 2016.

▪  Board Member, Reinsurance Association of America, 2002 to 2007; 2014 to 2016.

▪  Board Member, Broker and Reinsurance Market Association, 2002 to 2016; Chair of the Board, 2007 to 2008; Vice Chair, 2006 to 2007; Executive Committee, 2006 to 2010.

▪  Fellow of the Casualty Actuarial Society.

▪  Member, American Academy of Actuaries.

▪  Member, Association of Professional Insurance Women.

▪  College of the Holy Cross (B.A.).

Discussion of individual experience, qualifications, attributes, and skills.	Ms. Mitchell is a well-respected insurance industry executive with a proven record of accomplishment leading an organization with sustained profitability. In addition to her extensive senior management experience in the property and casualty insurance and reinsurance industries, Ms. Mitchell is an actuary and very knowledgeable about risk, actuarial science, insurance operations, mergers and acquisitions, and operational reorganization matters.

NOMINEES OF THE BOARD OF DIRECTORS
Name, Age, Position	Background Information
Michael J. Morrissey, 73 Independent Director Director since 2008

▪  Special Advisor, International Insurance Society, Inc., since July 2020; President and Chief Executive Officer, 2009 to July 2020.

▪  Chairman, Legeis Capital, since November 2020.

▪  Senior Advisor to the United Nations, since 2014.

▪  Chairman and Chief Executive Officer, Firemark Investments, 1983 to 2009.

▪  Director, CGA Group, Ltd., 1998 to 2009.

▪  Member, Board of Overseers, St. John’s University School of Risk Management, Insurance and Actuarial Science, since 2012.

▪  Steering Committee Member, Insurance Development Forum, since 2016.

▪  Board Member, Protective Life Corporation, since May 2020.

▪  Member, World Economic Forum Insurance & Asset Management Council.

▪  Chartered Financial Analyst.

▪  Boston College (B.A.).

▪  Dartmouth College (M.B.A.).

▪  Harvard University Graduate School of Business Administration (Corporate Financial Management Program).

Discussion of individual experience, qualifications, attributes, and skills.	Mr. Morrissey has 48 years of insurance industry experience. He was the head of an international insurance research organization, previously managed an investment firm specializing in insurance companies, and was president and chief investment officer of an insurance company. Mr. Morrissey is very knowledgeable about the insurance industry, the investment community, investor relations, and the analysis of strategic transactions.
Gregory E. Murphy, 65 Non-Executive Chairperson Director since 1997

▪  Retired.

▪  Non-Executive Chairperson, Selective, since February 2021.

▪  Executive Chairman, Selective, February 2020 to February 2021.

▪  Chairman and Chief Executive Officer, Selective, 2013 to January 2020.

▪  Chairman, President and Chief Executive Officer, Selective, 2000 to 2013; President and Chief Executive Officer, 1999 to 2000; President and Chief Operating Officer, 1997 to 1999; other senior executive, management, and operational positions, 1980 to 1997.

▪  Certified Public Accountant (New Jersey) (Inactive).

▪  Member, Board of Overseers, St. John’s University School of Risk Management, Insurance and Actuarial Science, since 2015.

▪  Director, The American Property Casualty Insurance Association, 2019 to July 2020.

▪  Director, American Insurance Association, 2014 to 2019.

▪  Director, Property and Casualty Insurers Association of America, 2008 to 2014.

▪  Boston College (B.S.).

▪  Harvard University (Advanced Management Program).

▪  M.I.T. Sloan School of Management.

Discussion of individual experience, qualifications, attributes, and skills.	Having previously served as Chief Executive Officer since 1999, and having worked at Selective for over 40 years, Mr. Murphy possesses the greatest institutional knowledge of the Directors. We consider his service on the Board extremely valuable to informed business and strategic decision-making. He has broad experience and knowledge in the areas of reinsurance, insurance pricing, loss reserving, industry fundamentals, and independent agency relationships. Mr. Murphy has extensive contacts in the insurance industry and has served as a director of several important industry groups. He is very knowledgeable on financial and investment matters, and has considerable industry expertise.

NOMINEES OF THE BOARD OF DIRECTORS
Name, Age, Position	Background Information
Cynthia S. Nicholson, 56 Independent Director Director since 2009

▪  Advisor, Tangelo (formerly known as Tangerine/Feed Each Other/Forkcast), since 2018; Chief Marketing Officer, 2017 to 2018; Chief Operating Officer, 2015 to 2017.

▪  Chief Marketing Officer, Softcard®, 2013 to 2015.

▪  Executive Vice President and Chief Marketing Officer, Equinox Holdings, Inc., 2010 to 2012.

▪  Advisor, GamesThatGive, Inc., 2010 to 2011; Principal Strategist and Director, 2009 to 2010.

▪  Senior Vice President and Chief Marketing Officer, Pepsi-Cola North America, a division of PepsiCo, Inc., 2005 to 2008.

▪  Member of Advisory Board, Lavit, LLC, since 2017.

▪  Director, Heartland Consumer Products Investments Holdings, 2016 to 2018.

▪  Director, Association of National Advertisers, 2006 to 2008.

▪  University of Illinois (B.S.).

▪  Kelley School of Business, Indiana University (M.B.A.).

Discussion of individual experience, qualifications, attributes, and skills.	Ms. Nicholson is a marketing expert with over 30 years of experience in various industries. She served as chief marketing officer at both Equinox Holdings, Inc. and Pepsi-Cola North America. Ms. Nicholson has extensive experience with brand building, advertising, media buying, promotions, digital and social media, and direct marketing. Her strong consumer marketing and branding experience is beneficial to our efforts to expand our brand with distribution partners, businesses, and consumers in the property and casualty insurance markets.
William M. Rue, 73 Non-Independent Director Director since 1977

▪  Chairman, Rue Insurance, an insurance agency, since 2013; President and former Executive Vice President, Rue Insurance, 1969 to 2013.

▪  Chairman, Rue Holding Company, since January 2020.

▪  Manager, Rue Investment Company, LLC, since January 2020.

▪  President, Rue Financial Services, Inc., 2002 to 2012.

▪  Director, 1st Constitution Bank, since 1989; Secretary of the Board, since 2005.

▪  Director, 1st Constitution Bancorp, since 1999; Secretary of the Board, since 2005.

▪  Director, Robert Wood Johnson University Hospital at Hamilton, since 1994; Chairman, 2015 to 2018.

▪  Director, Robert Wood Johnson University Hospital Foundation, 1999 to 2012.

▪  Director, Robert Wood Johnson Health Care Corp., 2011 to 2016.

▪  Trustee, Rider University, 1993 to 2012 and since 2013.

▪  Member, Independent Agents & Brokers Association.

▪  Member, Society of Chartered Property and Casualty Underwriters.

▪  Member, Professional Insurance Agents Association.

▪  Member, Management Committee, PL Services, LLC.

▪  Certified Insurance Counselor.

▪  Associate in Risk Management (ARM™).

▪  Director and President, The Rue Foundation, since 2004.

▪  Rider College (B.S.).

Discussion of individual experience, qualifications, attributes, and skills.	Mr. Rue has been one of our independent agents for over 50 years and was the chief executive of his agency for 31 years. Because we principally distribute our products through independent agents, it is extremely valuable to the Board to have the benefit of his knowledge of property and casualty insurance products and services distribution, agency operations, and the competitive market for informed business and strategic decisions.

NOMINEES OF THE BOARD OF DIRECTORS
Name, Age, Position	Background Information
John S. Scheid, 65 Independent Director Director since 2014

▪  Owner and sole member, Scheid Investment Group, LLC, since 2013.

▪  PricewaterhouseCoopers LLP, Senior Partner, 2009 to 2013; Global Insurance Assurance Practice Leader, 2001 to 2009; Chairman, Americas Insurance Practice, 2001 to 2010; U.S. Insurance Practice Leader, 1995 to 2001; Midwest Region Financial Services Leader, 1991 to 1995; Partner, 1988 to 1991; other positions, 1977 to 1988.

▪  Director, Extraordinary Re Holdings LTD and Extraordinary Reinsurance Bermuda, since 2018.

▪  Director, Groupware Technologies Holdings, Inc., since March 2021.

▪  Director, Catholic Relief Services, since January 2021.

▪  Director, Dynamis Software Corporation, 2014 to 2018.

▪  Director, Messmer Catholic Schools, since 2013; Chairman, since 2016.

▪  Member, Finance Council for the Archdiocese of Milwaukee, since 2016.

▪  Chairman, Accounting Examining Board, State of Wisconsin, 2013 to 2019.

▪  Member, Golden Angels Investment Group, since 2013.

▪  Director, University of Wisconsin-Milwaukee Foundation, 2002 to 2011; Emeritus Director, since 2011.

▪  Investment Committee Member, Marquette University High School, since 2011.

▪  Member, Board of Governors, Junior Achievement Worldwide, 2004 to 2019; Audit Committee Chair, 2004 to 2019.

▪  Certified Public Accountant (Wisconsin).

▪  University of Notre Dame (B.B.A.).

Discussion of individual experience, qualifications, attributes, and skills.	Mr. Scheid retired after 36 years at PricewaterhouseCoopers LLP, most recently serving as a senior partner, primarily in the insurance and asset management industries. He has extensive experience in finance and insurance, financial management, public company governance, corporate transactions, and strategic leadership.
J. Brian Thebault, 69 Lead Independent Director (since 2017) Director since 1996

▪  Partner, Thebault Associates, since 1987.

▪  Chairman, Earth-Thebault, 2007 to 2009.

▪  Chairman and Chief Executive Officer, L.P. Thebault Company, 1998 to 2007; President and Chief Executive Officer, 1984 to 1998.

▪  Director, Curex Group Holdings LLC, since 2010.

▪  Trustee, The Peck School, 1994 to 2010.

▪  Trustee, The Delbarton School, 1990 to 2007.

▪  University of Southern California (B.S.).

Discussion of individual experience, qualifications, attributes, and skills.	Mr. Thebault grew L.P. Thebault Company into one of the largest privately-held graphic arts companies in the country by focusing on quality, customer service, and advanced technology for its nationwide Fortune 500® clients. Many of our commercial customers are private, closely-held companies, and Mr. Thebault’s understanding of this important economic sector’s decision-making processes helps inform Selective’s strategies. From his experience in the printing and graphic arts industry, Mr. Thebault has a strong understanding of sales, marketing, branding, customer service, technology, finance, and business strategy.
Philip H. Urban, 68 Independent Director Director since 2014

▪  Retired.

▪  President and Chief Executive Officer, Grange Insurance, 1999 to 2010.

▪  President, Personal Lines, Guaranty National Insurance Company, 1996 to 1999.

▪  Senior Vice President, Great American Insurance Company, 1990 to 1996.

▪  Chairman, Integrity Insurance, 2002 to 2010.

▪  Chairman, The Grange Bank, 1999 to 2007.

▪  Director, The Jeffrey Company, since 2005; Member, Audit and Risk Committee, since 2005.

▪  Miami University of Ohio (B.A.).

▪  Ohio State University (M.B.A.).

NOMINEES OF THE BOARD OF DIRECTORS
Name, Age, Position	Background Information
Discussion of individual experience, qualifications, attributes, and skills.	Mr. Urban has a wealth of property and casualty insurance experience, both as a senior executive and as a board member. He has first-hand knowledge of the independent agent distribution channel, geographic market expansion, insurance products, and technology, which he uses to contribute to Selective’s strategic direction.

Board Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” EACH OF THE DIRECTOR NOMINEES.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

Security Ownership of Management and the Board of Directors

The following table shows, as of February 17, 2021:

▪	The number of shares of Selective common stock beneficially owned by each director, the Chief Executive Officer (the “CEO”), and the other named executive officers; and

▪	The number of shares of Selective common stock beneficially owned by our directors and executive officers as a group.

None of the directors, CEO, or named executive officers held any stock options exercisable within 60 days of February 17, 2021.

Name of Beneficial Owner	Total Shares of Common Stock Beneficially Owned(1)	Percent of Class
Aijala, Ainar D., Jr.(2)	0	*
Bacus, Lisa Rojas(2)	0	*
Burville, John C.	81,823	*
Cavanaugh, Terrence W.	8,936	*
Coaxum, Wole C.(2)	0	*
Doherty, Robert Kelly	21,082	*
Lanza, Michael H.	28,293	*
Marchioni, John J.	140,620	*
McCarthy, Thomas A.	8,675	*
Mills, Stephen C.(2)	0	*
Mitchell, H. Elizabeth	7,242	*
Morrissey, Michael J.	22,211	*
Murphy, Gregory E.	256,248	*
Nicholson, Cynthia S.	23,466	*
Rue, William M.	398,186(3)	1%
Scheid, John S.	21,369	*
Thebault, J. Brian	66,103	*
Urban, Philip H.	20,458	*
Wilcox, Mark A.	26,727	*
All directors and executive officers, as a group (19 persons)	1,131,439	2%

*       Less than 1% of the common stock outstanding.

(1)       No directors or executive officers hold Selective common stock in margin accounts or have Selective common stock pledged for a loan or stock purchase.

(2)       Messrs. Aijala, Coaxum, and Mills, and Ms. Bacus were appointed to Selective’s Board effective as of September 23, 2020.

(3)       Includes: (i) 44,772 shares held by Rue Investment Company, LLC (see the section entitled, “Transactions with Related Persons” of this Proxy Statement for more information); and (ii) 5,226 shares held by Mr. Rue’s wife.

Security Ownership of Certain Beneficial Owners

The following table lists the only persons or groups Selective knows to be the beneficial owners of more than 5% of any class of Selective’s voting securities as of December 31, 2020, based on Schedules 13G/A filed by the beneficial owners with the SEC.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Common Stock	BlackRock, Inc. 55 East 52nd Street New York, NY 10055	6,678,257 shares of common stock(1)	11.2%
Common Stock	The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	5,341,578 shares of common stock(2)	8.93%

(1)       BlackRock, Inc. (“BlackRock”) filed an amended Schedule 13G with the SEC on January 27, 2021 reporting that it is deemed to be the beneficial owner of an excess of 5% of the outstanding shares of Selective common stock. BlackRock reported that it has sole voting power with respect to 6,579,699 shares, shared voting power with respect to 0 shares, sole dispositive power with respect to 6,678,257 shares, and shared dispositive power with respect to 0 shares.

(2)       Vanguard Group, Inc. (“Vanguard”) filed an amended Schedule 13G with the SEC on February 10, 2021 reporting that it is deemed to be the beneficial owner of an excess of 5% of the outstanding shares of Selective common stock. Vanguard reported that it has sole voting power with respect to 0 shares, shared voting power with respect to 58,855 shares, sole dispositive power with respect to 5,235,032 shares, and shared dispositive power with respect to 106,546 shares.

EXECUTIVE OFFICERS

The names of our executive officers and their ages, positions, and biographies are set forth below. Our executive officers are appointed by and serve at the discretion of our Board of Directors.

EXECUTIVE OFFICERS
Name, Age, Position	Background Information
John J. Marchioni, 51 President and Chief Executive Officer	▪ For information regarding Mr. Marchioni, please see the section entitled, “Information about Proposal 1 – Director Nominees” of this Proxy Statement.
Mark A. Wilcox, 53 Executive Vice President and Chief Financial Officer

▪  Present position since 2017.

▪  Senior Vice President, Corporate Controller and Chief Accounting Officer of RenaissanceRe Holdings Ltd., 2005 to 2016.

▪  Vice President and Internal Auditor, RenaissanceRe Holdings Ltd., 2003 to 2005.

▪  Senior Manager, Audit and Business Advisory Services – Insurance Practice, PricewaterhouseCoopers LLP, 2001 to 2003; various positions, 1997 to 2001.

▪  Certified Public Accountant (Washington, D.C.).

▪  Chartered Financial Analyst.

▪  University of South Florida (B.S.).

▪  Georgetown University (M.B.A.).

▪  Oxford University, Graduate Summer Program in International Management.

EXECUTIVE OFFICERS
Name, Age, Position	Background Information
Michael H. Lanza, 59 Executive Vice President, General Counsel, and Chief Compliance Officer

▪  Present position since 2007.

▪  Senior Vice President and General Counsel, Selective, 2004 to 2007.

▪  Trustee, Newton Medical Center Foundation, since 2014.

▪  Member, Society of Corporate Secretaries and Corporate Governance Professionals.

▪  Member, National Investor Relations Institute.

▪  University of Connecticut (B.A.).

▪  University of Connecticut School of Law (J.D.).

TRANSACTIONS WITH RELATED PERSONS

Director William M. Rue is Chairman, and owns more than 10% of the equity, of Rue Holding Company, which owns 100% of Chas. E. Rue & Son, Inc., t/a Rue Insurance, a general independent retail insurance agency (“Rue Insurance”). Rue Insurance has been appointed as a distribution partner of Selective’s insurance subsidiaries since 1928, on terms and conditions similar to those of the other distribution partners of Selective’s insurance subsidiaries, and includes the right to: (i) receive commissions for policies placed; and (ii) participate in the Amended and Restated Selective Insurance Group, Inc. Stock Purchase Plan for Independent Insurance Agencies (2010), Amended and Restated as of February 1, 2017. Mr. Rue has two children who are employed by Rue Insurance: a daughter, who owns less than 10% of the equity of Rue Holding Company; and a son, who serves as president of Rue Insurance, and owns more than 10% of the equity of Rue Holding Company.

In 2020, Rue Insurance placed insurance policies for its customers and itself with Selective’s insurance subsidiaries and earned standard market commissions, including supplemental commissions, of $1.8 million on direct premiums written of $11 million. Selective expects the relationship with Rue Insurance will continue in 2021. All contracts and transactions with Rue Insurance were consummated in the ordinary course of business on an arm’s-length basis. For additional information regarding Mr. Rue, see the section entitled, “Information about Proposal 1 – Director Nominees” of this Proxy Statement.

In 2005, we established a private foundation, now named The Selective Insurance Group Foundation (the “Foundation”), under Section 501(c)(3) of the Internal Revenue Code of 1986, as amended (the “Code”). The board of directors of the Foundation is comprised of some of the officers of Selective and its insurance subsidiaries. We made $0.5 million in charitable contributions to the Foundation in 2020.

BlackRock, a leading publicly-traded investment management firm, has purchased our common shares in the ordinary course of its investment business and has previously filed Schedules 13G/A with the SEC. On January 27, 2021, BlackRock filed a Schedule 13G/A reporting beneficial ownership as of December 31, 2020 of 11.2% of our outstanding common stock. In connection with purchasing our common shares, BlackRock filed the necessary filings with insurance regulatory authorities. On the basis of those filings, BlackRock is deemed not to be a controlling person for the purposes of applicable insurance law.

We are required to disclose related party information for our transactions with BlackRock. BlackRock is highly regulated, serves its clients as a fiduciary, and has a diverse platform of active (alpha) and index (beta) investment strategies across asset classes that enables it to tailor investment outcomes and asset allocation solutions for clients. BlackRock also offers the BlackRock Solutions® investment and risk management technology platform, Aladdin®, risk analytics, advisory, and technology services and solutions to a broad base of institutional and wealth management investors. We incurred expenses related to BlackRock for services rendered of $2.0 million in 2020. Amounts payable for such services at December 31, 2020, were $1.3 million.

As part of our overall investment diversification, we invest in various BlackRock funds from time to time. These funds accounted for less than 1% of our invested assets at December 31, 2020. During 2020, with regard to BlackRock funds, we (i) purchased $62.2 million, (ii) recognized net unrealized losses of $0.2 million, and (iii) recorded $0.4 million in income. We did not make any sales for BlackRock funds in 2020. There were no amounts payable on the settlement of these investment transactions at December 31, 2020.

Our pension plan’s investment portfolio contained investments in BlackRock funds of $191.8 million at December 31, 2020. During 2020, with regard to BlackRock funds, our pension plan (i) purchased $56.7 million, (ii) sold $44.9 million, and (iii) recorded net investment income of $35.8 million. In addition, our employee deferred compensation plan and defined contribution plan may offer our employees the option to invest in various BlackRock funds. All contracts and transactions with BlackRock were consummated in the ordinary course of business on an arm’s-length basis.

Vanguard, one of the world’s largest investment management companies, has purchased our common shares in the ordinary course of its investment business and has previously filed Schedules 13G/A with the SEC. Vanguard offers low cost mutual funds and exchange-traded funds, as well as other investment related services. On February 10, 2021, Vanguard filed a Schedule 13G/A reporting beneficial ownership as of December 31, 2020, of 8.93% of our common stock. In connection with purchasing our common shares, Vanguard filed the necessary filings with insurance regulatory authorities. On the basis of those filings, we do not expect Vanguard to be deemed a controlling person for the purposes of applicable insurance law.

As part of our overall investment diversification, we may invest in various Vanguard funds from time to time. As of December 31, 2020, we had investments totaling $156.2 million in Vanguard funds. During 2020, we recorded dividend income of $2.4 million on these funds. We also purchased Vanguard private placement corporate bonds during 2020, which as of December 31, 2020, had an aggregate valuation of $4.9 million, and related interest income accruals and receivables of $500,000. Our deferred compensation plan offers our employees investment options based on the notional value of various Vanguard funds. Our defined contribution plan offers our employees the option to invest in a Vanguard fund. All transactions with Vanguard are consummated in the ordinary course of business on an arm’s-length basis.

Review, Approval, or Ratification of Transactions with Related Persons

Selective has a written Related Person Transactions Policy and Procedures (the “Related Person Policy”).

The Related Person Policy defines “Related Person Transactions” as any transaction, arrangement, or relationship in which Selective or any of its subsidiaries was, is, or will be a participant and the amount involved exceeds $20,000, and in which any “Related Person” had, has, or will have a direct or indirect interest. A “Related Person” under the Related Person Policy is generally: (i) any director, executive officer, or nominee to become director of Selective or an immediate family member of such person; (ii) a beneficial owner of more than 5% of Selective’s common stock or an immediate family member of such beneficial owner; and (iii) any firm, corporation, or other entity in which any person included in (i) or (ii) is employed or is a general partner or principal or in a similar position or in which such person is a 5% or greater beneficial owner.

Under the Related Person Policy, the Audit Committee (or Chairperson of the Audit Committee if between meetings) must approve Related Person Transactions. In its review, the Audit Committee considers all available relevant facts and circumstances of the proposed transaction, including (i) the benefits to Selective, (ii) the impact on a director’s independence, (iii) the availability of other sources for comparable products and services, (iv) the terms of the transaction, and (v) the terms available to unrelated third parties or employees generally. No Audit Committee member may participate in any review, consideration, or approval of any Related Person Transaction in which such director or any of his or her immediate family members is the Related Person. The Audit Committee only approves Related Person Transactions that it considers are in, or not inconsistent with, the best interests of Selective and its stockholders.

Director Independence

Our securities are listed on Nasdaq, and we use the standards of “independence” prescribed by rules set forth by Nasdaq. Under Nasdaq rules, a majority of a listed company’s board of directors must be comprised of independent directors. Under Nasdaq rules, a director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The Board of Directors has determined that all directors and director nominees are independent under Nasdaq and SEC rules and regulations – other than

Messrs. Marchioni, Murphy, and Rue.1 In making its determination, the Board considered disclosures made by the directors related to various transactions, relationships, or arrangements involving Selective. Disclosures by the following four directors required analysis:

John C. Burville: In determining that Mr. Burville is an independent director, the Board considered that Mr. Burville’s daughter is an analyst for AXA XL Bermuda (“AXA”), an organization with which our insurance subsidiaries have a commercial relationship. However, the Board determined that the commercial relationship is not material principally because (i) our payments to AXA were approximately 0.003% of the consolidated gross revenues of AXA, and (ii) neither Mr. Burville nor his daughter has any involvement with these transactions. Accordingly, the Board determined that this arrangement does not affect Mr. Burville’s independence.

Terrence W. Cavanaugh: In determining that Mr. Cavanaugh is an independent director, the Board considered that Mr. Cavanaugh’s son is employed as Director, Corporate Risk and Broking of Willis Towers Watson (“WTW”), an organization with which our insurance subsidiaries and employee benefit plans have commercial relationships, although we have not engaged the services of the division for which Mr. Cavanaugh’s son works. However, the Board has determined that these commercial relationships are not material principally because (i) the payments made were approximately 0.035% of the consolidated gross revenues of WTW, and (ii) Mr. Cavanaugh’s son had no involvement with the transactions with WTW. As (i) neither Mr. Cavanaugh nor his son has any involvement in these transactions, and (ii) the amount of revenue generated for WTW through these arrangements is not material to WTW, the Board determined these arrangements do not affect Mr. Cavanaugh’s independence.

H. Elizabeth Mitchell: In determining that Ms. Mitchell is an independent director, the Board considered that Ms. Mitchell’s spouse, Marvin Pestcoe, joined the Board of Directors of Hamilton Insurance Group, Ltd. (“HIG”) effective February 14, 2020. In 2020, our insurance subsidiaries ceded approximately $71,000 in premiums to Hamilton Re, Ltd. (“Hamilton Re,” and together with HIG, the “Hamilton Group”), a subsidiary of HIG, in relation to Hamilton Re’s 0.25% participation on our primary and underlying layers of our property catastrophe (“CAT”) program. This represents 0.010% of the gross premiums written of the Hamilton Group in 2019 (2020 figures are not yet available). Given that (i) neither Ms. Mitchell nor her husband has had any involvement in these transactions, (ii) our relationship with Hamilton Re pre-dates Mr. Pestcoe’s HIG board membership, and (iii) the relative insignificance of these transactions for us and the Hamilton Group, the Board determined that this arrangement does not affect Ms. Mitchell’s independence.

John S. Scheid: In determining that Mr. Scheid is an independent director, the Board considered that we currently provide insurance coverage to the Messmer Catholic Schools (“Messmer”), a charitable organization of which Mr. Scheid has been a director since 2013 and chairman since 2016. We provide insurance coverage to Messmer on terms no more favorable than to other third parties. As (i) Mr. Scheid has no involvement in the securing of such insurance policy coverage, (ii) his relationship with Messmer pre-dates his membership on our Board, and (iii) our business relationship with Messmer pre-dates Mr. Scheid’s appointment to our Board, the Board determined that this arrangement does not affect Mr. Scheid’s independence.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

Selective has established Corporate Governance Guidelines that are available for review in the Corporate Governance subsection of the Investors section of Selective’s website, www.Selective.com. The Corporate Governance Guidelines provide for the election of a Lead Independent Director, who supervises meetings of Selective’s independent directors that occur at least semi-annually. J. Brian Thebault is presently our Lead Independent Director. In 2020, Selective’s independent directors met four times outside the presence of management.

All members of the Audit Committee, the Corporate Governance and Nominating Committee, and the Salary and Employee Benefits Committee are independent directors under applicable Nasdaq and SEC rules and regulations.

1            For a description of the transactions, relationships, or arrangements related to Mr. Rue, see the section entitled, “Transactions with Related Persons.”

Majority Voting for Directors in Uncontested Elections

Selective’s Board of Directors has adopted a majority voting policy for uncontested elections of incumbent directors. To be re-elected to the Board, an incumbent director must receive a majority vote by stockholders, unless the Corporate Secretary determines that the number of nominees exceeds the number of directors to be elected. If any incumbent director nominee receives less than a majority of votes cast, the following process must be followed:

▪	The incumbent director must tender his or her resignation to the Chairperson of the Board within five days following the certification of the election results.

▪	Within 45 days after the stockholders’ meeting, the Corporate Governance and Nominating Committee will make a recommendation to the Board regarding whether to accept the director’s resignation. In determining and making its recommendation to the Board, the Corporate Governance and Nominating Committee may consider any factors it deems relevant and a range of possible alternatives concerning the director’s tendered resignation.

▪	Within 90 days after the stockholders’ meeting, the Board of Directors shall formally act on the Corporate Governance and Nominating Committee’s recommendation and, within four business days of doing so, shall file with the SEC a Form 8-K in which it discloses its decision, the rationale for its decision, and the process it followed in reaching the decision to accept or reject the director’s tendered resignation.

▪	Any incumbent director who fails to receive a majority of votes cast and tenders a resignation may not participate or vote in the deliberations of the Corporate Governance and Nominating Committee or the Board related to his or her resignation. If every member of the Corporate Governance and Nominating Committee fails to receive a majority vote at the same stockholders’ meeting, then the independent directors who received a majority vote and any independent directors who did not stand for re-election must appoint from themselves an ad hoc Board committee to consider the tendered resignations and make a recommendation to the Board whether it should accept them. If fewer than three directors would constitute an ad hoc committee, the entire Board (other than the individual director whose resignation is being considered) will make the determination to accept or reject the director’s resignation.

Stock Ownership and Retention Requirements

Selective believes that stock ownership by directors and management encourages the enhancement of stockholder value. Selective’s stock ownership guidelines are based on prevailing corporate governance practices and set forth in the Corporate Governance Guidelines.

The following table shows the common stock ownership guidelines for our non-employee directors and certain officers. Each director must meet the guidelines within five years of his or her first election to the Board. Each officer must meet (and subsequently maintain) the current stock ownership guidelines within the later of (i) five years from attainment of the respective officer status, or (ii) three years from any change to these requirements (“Requirement Date”). Base salary increases during the five-year period will require the ultimate ownership requirements to increase when shares are valued on November 1 following such increase.

If, at the November 1 valuation date, an officer fails to meet their current stock ownership requirement as of their Requirement Date, the officer has until March 15 of the following year to cure the non-compliance. If an officer does not cure the non-compliance by March 15, the Salary and Employee Benefit Committee may determine to pay all or a portion of such officer’s next annual cash incentive plan award in shares of Selective common stock.

Position	Requirement
Non-Employee Directors	5 x annual retainer
CEO or President	5 x base salary
Senior Executive Vice Presidents and Executive Vice Presidents	3 x base salary
Senior Vice Presidents or equivalent job grade	1.5 x base salary

In calculating ownership under the guidelines:

▪	Shares of Selective common stock currently owned, seventy-five percent (75%) of the awards of restricted stock or restricted stock units (including related dividend equivalent units) not yet vested, and shares of Selective common stock held in benefit plan investments (i.e., 401(k) plan) are counted;

▪	Unexercised stock options are not counted; and

▪	Deferred shares of Selective common stock held in accounts of directors are counted.

In addition, officers are required to retain direct ownership of at least 75% of the shares acquired under an equity award granted under any Selective equity compensation plan or other written compensatory arrangements, net of taxes and transaction costs, unless the officer has met his or her applicable stock ownership requirement. Taxes and transaction costs include: (i) shares retained by the company to satisfy tax withholding requirements attributable to awards; and (ii) shares the officer tenders to pay all or any portion of the exercise price of option grants. All of our directors and officers have met, or are on track to meet, the required ownership guidelines.

Policy on Hedging

Selective seeks to fully align the long-term financial interests of its officers, directors, and employees with the interests of Selective’s other shareholders. For this reason, Selective officers, directors, and employees are prohibited from purchasing financial instruments (including prepaid variable forward contracts, equity swaps, collars, and exchange funds), or otherwise engaging in transactions that hedge, offset, or are designed to hedge or offset, any decrease in the market value or the full ownership risks and rewards of their direct or indirect Selective stock holdings.

BOARD MEETINGS AND COMMITTEES

Due to the challenging environment created by the COVID-19 pandemic, the Board of Directors held 25 meetings in 2020. All directors attended 75% or more of the aggregate of the meetings of the Board of Directors and their respective committees for the period during which they were directors in 2020. Selective expects all directors to attend the Annual Meeting. All directors serving on the Board on April 29, 2020, attended the 2020 Annual Meeting.

The Board has five standing committees:

▪	Audit Committee;

▪	Corporate Governance and Nominating Committee;

▪	Salary and Employee Benefits Committee (“SEBC”);

▪	Executive Committee; and

▪	Finance Committee.

The Corporate Governance and Nominating Committee is responsible for evaluating and making recommendations to the Board concerning the appointment of directors to the five committees and the selection of committee chairs. The Board generally favors the periodic rotation of committee chair positions, but also recognizes that, at times, it may not be in the best interest of the company to change a Board committee chair position, such as when a director has special knowledge or experience. It is anticipated that Board committee chairs will serve up to approximately five consecutive years, on average, to facilitate rotation of committee chairs while preserving experienced leadership.

The following tables provide information on each of the five standing committees:

Audit Committee
Written Charter is available in the Corporate Governance subsection of the Investors section of www.Selective.com	2020 Meetings: 5
Responsibilities:

▪  Oversee Selective’s annual audits and quarterly reviews of the financial statements.

▪  Monitor the adequacy and effectiveness of Selective’s financial reporting process and systems of internal controls regarding finance, accounting, and legal compliance.

▪  Review and discuss with Selective’s management, Chief Audit Executive, and independent auditors Selective’s financial statements, reports, and other information provided to the public and filed with the SEC, as well as critical accounting policies and practices and any critical audit matters.

▪  Monitor the activities of Selective’s Internal Audit Department and review and approve the Internal Audit Department’s budget, resources, audit plan, and charter.

▪  Review and concur in the appointment, evaluation, compensation, replacement, reassignment, or dismissal of the Chief Audit Executive.

▪  Discuss significant financial risk exposures and the steps management has taken to monitor, control, and report such exposures.

▪  Assist the Board in overseeing Selective’s enterprise risk management function. Discuss with management Selective’s major financial, operational (such as cyber risk), or other risk exposures and steps management has taken to monitor and manage such exposures.

▪  Appoint Selective’s independent registered public accounting firm and supervise the relationship between Selective and its independent auditors, including reviewing their performance, making decisions about their compensation, retention and removal, reviewing and approving in advance their audit services and permitted non-audit services, and confirming the independence of the independent auditors.

Director Members:	Independent
John S. Scheid, Chairperson and designated Audit Committee financial expert	Yes
Ainar D. Aijala, Jr.	Yes
John C. Burville	Yes
Terrence W. Cavanaugh	Yes
Robert Kelly Doherty	Yes
Thomas A. McCarthy	Yes
H. Elizabeth Mitchell	Yes
Philip H. Urban	Yes

Corporate Governance and Nominating Committee
Written Charter is available in the Corporate Governance subsection of the Investors section of www.Selective.com	2020 Meetings: 4
Responsibilities:

▪  Establish criteria for director selection, and identify and recommend director nominees to the Board.

▪  Review and assess Selective’s Corporate Governance Guidelines and recommend changes to the Board.

▪  Recommend to the Board the directors to serve as members of the Board committees, chairpersons of the committees, and Lead Independent Director.

▪  Advise the Board regarding Board composition, procedures, and committees.

▪  Review and update Selective’s Code of Conduct and review conflicts of interest or other issues that may arise under the Code of Conduct involving Selective’s officers or directors.

▪  Oversee the self-evaluations of the Board and its committees.

▪  Oversee management's activities to address ESG issues and trends.

▪  Review, jointly with the SEBC, CEO and executive management succession planning and professional development.

▪  Make a recommendation to the Board on whether to accept an incumbent director’s tendered resignation if the director fails to receive a majority vote in an uncontested election of directors.

Director Members:	Independent
Cynthia S. Nicholson, Chairperson	Yes
Lisa Rojas Bacus	Yes
Wole C. Coaxum	Yes
H. Elizabeth Mitchell	Yes
Michael J. Morrissey	Yes
J. Brian Thebault	Yes
Philip H. Urban	Yes

Salary and Employee Benefits Committee
Written Charter is available in the Corporate Governance subsection of the Investors section of www.Selective.com	2020 Meetings: 7
Responsibilities:

▪  Oversee, review, and administer compensation, equity, and employee benefit plans and programs related to the employees and management of Selective and its subsidiaries.

▪  Review annually and approve corporate goals and objectives relevant to executive compensation and evaluate the performance of the CEO and other executive officers in light of those goals.

▪  Review annually and approve Selective’s compensation strategy for employees.

▪  Review annually and determine the individual elements of total compensation for the CEO and other executive officers.

▪  Review, jointly with the Corporate Governance and Nominating Committee, CEO and executive management succession planning and professional development.

▪  Review and approve compensation for non-employee directors.

▪  Review the independence and engagement of the independent executive compensation consultant.

▪  Form and delegate to subcommittees such power and authority as the SEBC deems appropriate.

▪  Delegate to certain senior officers the authority to establish salaries and to approve equity and other incentive awards, and performance criteria for the foregoing, for non-Section 16 officers within parameters established by the SEBC.

Director Members:	Independent
Michael J. Morrissey, Chairperson	Yes
Lisa Rojas Bacus	Yes
John C. Burville	Yes
Terrence W. Cavanaugh	Yes
Stephen C. Mills	Yes
Cynthia S. Nicholson	Yes
J. Brian Thebault	Yes
Philip H. Urban	Yes

Executive Committee
No Charter. Responsibilities defined in By-Laws.	2020 Meetings: 1

Responsibilities:

▪  Authorized by Selective’s By-Laws to exercise the Board’s powers and authority in the management of Selective’s business and affairs between meetings of the Board.

▪  Has the right and authority to exercise all the powers of the Board on all matters brought before it, except concerning Selective’s investments or as prohibited by law.

Director Members:	Independent
Gregory E. Murphy, Chairperson	No
Robert Kelly Doherty	Yes
John J. Marchioni	No
Michael J. Morrissey	Yes
Cynthia S. Nicholson	Yes
John S. Scheid	Yes
J. Brian Thebault	Yes

Finance Committee
Written Charter is available in the Corporate Governance subsection of the Investors section of www.Selective.com	2020 Meetings: 5
Responsibilities:

▪  Review and approve changes to Selective’s investment policies, strategies, and programs.

▪  Review investment transactions made on behalf of Selective and review the performance of Selective’s investment portfolio and external investment managers.

▪  Discuss Selective’s major investment risk exposures with management, including the steps management has taken to monitor and manage such exposures.

▪  Review Selective’s capital structure and review and make recommendations to the Board about Selective’s financial policies and corporate finance matters, including (i) financial planning, cash flow management, fiscal and treasury policies, and financial risk assessment and management, (ii) the issuance, retirement, or repurchase of debt, equity, and other securities, and (iii) other transactions or financial issues that management desires the Finance Committee to review.

▪  Review matters relating to the investment portfolios of the benefit plans of Selective and its subsidiaries, including the administration and performance of such portfolios.

▪  Review Selective’s reinsurance program, including structure, pricing, and financial strength of participating reinsurers of the program.

▪  Appoint members of Selective’s Management Investment Committee.

▪  Review and make recommendations to the Board regarding the payment of dividends.

Finance Committee
Director Members:	Independent
Robert Kelly Doherty, Chairperson	Yes
Ainar D. Aijala, Jr.	Yes
Wole C. Coaxum	Yes
Thomas A. McCarthy	Yes
Stephen C. Mills	Yes
Michael J. Morrissey	Yes
William M. Rue	No
John S. Scheid	Yes

RISK MANAGEMENT

Board Leadership Structure

Our two current principal Board leadership positions are: (i) Non-Executive Chairperson of the Board; and (ii) Lead Independent Director. While the Board does not require the separation of the offices of the Chairperson of the Board and the CEO, we believe our current Board leadership structure provides effective oversight of management and strong leadership of the independent directors.

Mr. Murphy served as our Chairman of the Board and CEO until January 31, 2020, and as Executive Chairman from February 1, 2020 until February 1, 2021. Effective February 2, 2021, Mr. Murphy was appointed Non-Executive Chairperson of the Board. In this role, Mr. Murphy is responsible for oversight and guidance of Selective’s Management and overall corporate performance. In coordination with the CEO, the Non-Executive Chairperson helps maintain effective relationships with significant distribution partners, investors, stockholders, insurance rating agencies, and government officials. Additionally, the Non-Executive Chairperson serves as an advisor to the CEO and works with the CEO and Board to establish long-range strategies.

Our Lead Independent Director is J. Brian Thebault, who was appointed in 2017 and has served on our Board since 1996. The Lead Independent Director position is defined in our Corporate Governance Guidelines and is very similar to the role of an independent Chairperson. The Lead Independent Director is responsible for coordinating the activities of the independent directors and performing various other duties. It is anticipated that the Lead Independent Director will serve up to approximately five consecutive years in order to facilitate the rotation of the Lead Independent Director position while maintaining experienced leadership; however, the Board may extend such tenure in accordance with good governance practices, including (without limitation) to accommodate the transition of a new CEO or new directors or to provide continuity to further strategic objectives or address external factors affecting the company.

The Lead Independent Director’s general authority and responsibilities are as follows:

▪	Presiding at all meetings of independent directors, as appropriate, and providing prompt feedback to the Chairperson and to the CEO;

▪	Serving as a point of contact for Board members to raise issues that they may not be able to readily address with the Chairperson and with the CEO;

▪	Ensuring that matters of importance to the directors are placed on the Board’s meeting agendas;

▪	Assuring that the Chairperson, and the CEO, understand the Board’s views on all critical matters;

▪	Assuring that the Board understands the Chairperson’s, and the CEO’s, views on all critical matters; and

▪	Calling executive sessions of the independent directors and serving as chairperson of such meetings.

Board and Committee Evaluations

The Corporate Governance and Nominating Committee conducts annual self-assessments and evaluates its effectiveness and the effectiveness of the full Board and its other committees. The current process includes a questionnaire and interviews of each director by the Chairperson of the Corporate Governance and Nominating Committee or the Lead Independent Director, with potential action items discussed with the Board.

Continuing Education for Directors

Selective provides continuing education opportunities for directors, including a mix of in-house and third-party presentations and programs.

Enterprise Risk Management

We use Enterprise Risk Management (“ERM”) as part of our governance and control process to take an entity-wide view of our major risks and their potential impact. We designed our ERM framework to identify, measure, report, and monitor our major risks and develop appropriate responses to support successful execution of our business strategies.

Our Board oversees our ERM process, and the various Board committees oversee risks specific to their areas of supervision and report their activities and findings to the Board. Management has formed an Executive Risk Committee that is responsible for the holistic monitoring and management of our risk profile. The Executive Risk Committee consists of the CEO, his direct reports, and key operational and financial leaders, including the Chief Risk Officer. The Executive Risk Committee relies on several management committees, such as the Emerging Risk Committee and the Underwriting Committee, for detailed analysis and management of specific major risks. The Chief Risk Officer reports on the Executive Risk Committee’s activities, analyses, and findings to the Board or the appropriate Board committee, and provides a quarterly update on certain risk metrics.

High-quality, effective ERM is best achieved as a shared organizational cultural value that is the responsibility of every employee. We have developed processes and tools that we believe support a culture of risk management and create a robust organizational ERM framework. We also designed our compensation policies and practices, as well as our governance framework and Board leadership structure, to support our overall risk appetite and strategy. Our ERM processes and practices help us to identify potential events that may affect us, and quantify, evaluate, and manage the significant risks we face.

Our risk governance structure facilitates robust risk dialogue across all levels and disciplines of the organization. It also promotes robust risk management practices, which served us well in 2020 as we evaluated and managed the emerging risk of COVID-19. All of our strategies and controls, however, have inherent limitations. We cannot be certain that an event or series of unanticipated events will not occur and generate losses greater than we expect and have a material adverse effect on our results of operations, liquidity, financial condition, financial strength, and debt ratings. An investor should carefully consider the risks and all of the other information included in Item 1A. “Risk Factors.”, Item 7A. “Quantitative and Qualitative Disclosures About Market Risk.”, and Item 8. “Financial Statements and Supplementary Data.” of Selective’s Annual Report on Form 10-K for the year ended December 31, 2020.

Compensation Risk Assessment

We do not believe that risks arising from our compensation policies and practices are reasonably likely to have a material adverse effect on our operations or results. To make this determination, we assessed the risks of our compensation policies and programs. In assessing these risks, we considered that we operate in an industry based almost entirely on managing risk, and our risk management function is robust. We also analyzed the issues detailed in the proxy disclosure rules and gave close consideration to the following points:

▪	The compensation policies and practices for employees of our reportable segments are similar. Our insurance operations, which sell property and casualty insurance products, are subject to, among other things, risks related to significant competition, extensive losses from catastrophic events, and emerging risks. Our investment segment, which invests premiums collected by the insurance operations and proceeds from capital transactions, is subject to, among other things, global economic risks, such as adverse impacts from governmental monetary policies, and risks inherent in the equity and debt markets;

▪	Our compensation policies are consistent with our overall risk structure and we award a significant portion of our senior officers’ compensation on the accomplishment of financial performance goals that are measured over a three-year period; and

▪	In addition to designing our compensation policies and practices to motivate our employees to take appropriate levels of risk, we have developed a set of controls and governance processes to manage our risk profile. These include escalation processes based on various levels of individual authorities, a comprehensive set of management and Board committees that focus on analysis, management, and reporting of specific major risks, and robust internal audit processes. These controls and governance processes, along with our risk management process, are designed to help us understand and react to changes in our risk profile and effectively manage our risk profile consistent with our risk appetite.

We also considered our overall compensation program, including:

▪	The features of our compensation program and whether they align with our compensation philosophy;

▪	The compensation program’s multiple financial and strategic measures that balance profitability and growth. We base our financial goals on the generally accepted accounting principles (“GAAP”) combined ratio[2], which is an accepted insurance industry standard of profitability, return on equity, statutory net premiums written (“NPW”) growth, and statutory operating return on policyholder surplus. We base our strategic goals on, among other things, pricing, retention, and profitability improvement measures intended to generate profitable growth;

▪	The maximum potential payments under our compensation plans;

▪	The mix of fixed versus variable compensation;

▪	The balance between cash and equity compensation;

▪	The ratio of compensation based on long-term versus short-term performance metrics; and

▪	The timing of equity award grants and vesting.

We also considered that we adjust our compensation programs from time-to-time as risks in our industry and reportable segments change to help ensure that compensation and risk remain appropriately aligned.

2       The combined ratio is the property and casualty insurance industry standard measure of underwriting profitability. A combined ratio under 100% indicates that an insurance company is generating an underwriting profit and a combined ratio over 100% indicates that an insurance company is generating an underwriting loss.

Finally, we reviewed our various risk mitigation strategies in the compensation context, including:

▪	The stock ownership and retention requirements for management outlined in the section entitled, “Stock Ownership and Retention Requirements” of this Proxy Statement;

▪	The independent oversight of compensation programs by the SEBC, including oversight of goals and performance measures; and

▪	The Board’s role in risk oversight, which includes receiving, analyzing, and making due inquiry about reports from its committees, including the SEBC, and management’s Executive Risk Committee.

We will continue to assess the risks of our compensation policies and programs going forward.

STOCKHOLDER COMMUNICATIONS

Stockholders may send communications to the Board of Directors or individual directors in writing c/o Corporate Secretary, Selective Insurance Group, Inc., 40 Wantage Avenue, Branchville, New Jersey 07890 or by e-mail to corporate.governance@Selective.com. Each communication received will be reviewed by the Corporate Secretary for the sole purpose of determining whether it is appropriate. The Board has determined that the following types of communication are not related to the duties and responsibilities of the Board and are therefore not appropriate: spam and similar junk mail and mass mailings, unsolicited advertisements or invitations to conferences or promotional material, product complaints, resumes or other job inquiries, and surveys.

CODE OF CONDUCT

Selective has adopted a Code of Conduct that guides business ethics principles for all Selective personnel, including executive officers. The Code of Conduct is located in the Corporate Governance subsection of the Investors section of Selective’s website, www.Selective.com. Any material amendment to or waiver from the provisions of the Code of Conduct that applies to Selective’s senior executive officers will be posted to Selective’s website.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

EXECUTIVE SUMMARY

This Compensation Discussion and Analysis provides our stockholders information about our 2020 compensation program for the following named executive officers (“NEOs”):

▪	John J. Marchioni, President and CEO (Mr. Marchioni served as our President and Chief Operating Officer until February 1, 2020);

▪	Gregory E. Murphy, former Executive Chairman and former CEO (Mr. Murphy served as our Chairman and CEO through January 31, 2020, Executive Chairman of the Board from February 1, 2020 through February 1, 2021, and Non-Executive Chairperson of the Board since February 2, 2021);

▪	Mark A. Wilcox, Executive Vice President and Chief Financial Officer; and

▪	Michael H. Lanza, Executive Vice President, General Counsel and Chief Compliance Officer.

As designated by the Board of Directors, Messrs. Marchioni, Wilcox, and Lanza are Selective’s only “executive officers” under Section 16 of the Exchange Act. During 2020 and until February 1, 2021, Mr. Murphy also was an executive officer as designated by the Board of Directors.

Consideration of 2020 Say-on-Pay Advisory Vote Results

Since our initial say-on-pay proposal in 2011, our stockholders have overwhelmingly supported our compensation decisions. At our 2020 Annual Meeting of Stockholders, our stockholders voted on an advisory basis to approve the compensation of our NEOs, with approximately 98% of votes cast voting in favor of the proposal. In conjunction with our regular review of our compensation practices, we considered these results and, in light of our stockholders’ indicated continued support for our compensation decisions, did not make any material changes in our 2020 compensation decisions and policies, as described more fully under “2020 Elements of Compensation and Allocation Between Current and Long-Term Compensation.” We have continued to emphasize providing a well-calibrated combination of both short-term and long-term incentive compensation, which we believe rewards our executives for delivering stockholder value.

2020 Corporate Performance Highlights

During 2020, in the face of the unprecedented challenges posed by the COVID-19 pandemic, we continued to make excellent progress executing our Strategic Business Plan Framework that focuses on our five strategic imperatives:

▪	Create a Highly Engaged Team;

▪	Align Resources for Profitable Growth;

▪	Deliver a Superior Omni-Channel Experience;

▪	Leverage Data and Treat Information as a Valued Corporate Asset; and

▪	Optimize Operational Effectiveness and Efficiency.

For 2020, we generated a GAAP return on common equity (“ROE”) of 10.4% and a non-GAAP operating ROE3 of 10.5%, which was slightly below our 11% target for the year, and well above Conning, Inc.’s expected 2020 U.S. property and casualty insurance industry GAAP ROE4 of 5.2%. The year 2020 was our seventh consecutive year of double-digit non-GAAP operating ROE. Our 2020 combined ratio of 94.9% was an excellent result compared to Conning, Inc.’s expected 2020 U.S. property and casualty insurance industry statutory combined ratio of 100.0%.5

GAAP COMBINED RATIO

For 2020, our investment portfolio total return was 6%. We had net investment income, after-tax, of $184.6 million, which was in line with our budget and 2% higher than in 2019, driven by strong alternative investment returns. As of year-end 2020, 92% of our portfolio was invested in fixed income securities and short-term investments with an average credit rating of “AA-” and an effective duration of 3.8 years, offering a high degree of liquidity. Risk assets, including our high yield allocation within fixed income, public equities, and limited partnership investments in private equity, private credit, and real asset strategies, represented 10.4% of our investment portfolio at year-end 2020. This increase from an 8.1% allocation at year-end 2019 resulted from purchases of attractive risk asset opportunities we identified during the year given market conditions.

 3          Non-GAAP operating ROE is a non-GAAP financial measure and is calculated as follows:

Non-GAAP Operating ROE:
Non-GAAP Operating Income from the Performance Period
÷
(Common Stockholders’ Equity at Beginning of Performance Period
+ Common Stockholders’ Equity at Year End) ÷ 2

Non-GAAP operating income differs from net income available to common stockholders by the exclusion of after-tax net realized and unrealized gains and losses on investments and after-tax debt retirement costs. It is used as an important financial measure by management, analysts, and investors, because the realization of investment gains and losses on sales in any given period is largely discretionary as to timing. In addition, net realized and unrealized investment gains and losses on investments that are charged to earnings and the debt retirement costs could distort the analysis of trends. Non-GAAP operating ROE is not intended as a substitute for ROE that is based on net income available to common stockholders prepared in accordance with GAAP. Please refer to Selective’s Annual Report on Form 10-K for the year ended December 31, 2020 for a reconciliation of Non-GAAP operating ROE to its most directly comparable financial measure calculated and presented in accordance with GAAP.

4           Source: ©2021 Conning, Inc. Used with permission.

5           Source: ©2021 Conning, Inc. Used with permission.

In addition to our strong non-GAAP operating ROE of 10.5%, other key accomplishments for 2020 included the following:

▪	Our annualized total shareholder return (“TSR”), which is calculated using the change in the value of Selective’s common stock price and reinvested dividends, compared to Standard & Poor’s P&C Index annualized TSR and Standard & Poor’s 500 Index annualized TSR for the last one-, three-, five-, and ten-year periods, was as follows:

Time Period	Selective Annualized TSR	Standard & Poor’s P&C Index Annualized TSR	Standard & Poor’s 500 Index Annualized TSR
One-Year Period	4.5%	4.4%	18.4%
Three-Year Period	5.9%	6.2%	14.2%
Five-Year Period	16.4%	10.2%	15.2%
Ten-Year Period	16.2%	12.1%	13.9%

▪	Compared to 2019, overall NPW increased by 3%, which included an approximate four percentage-point negative impact from COVID-19-related items. This impact reflects a $75 million estimate of audit and endorsement return premium on our general liability and workers compensation lines of business and $19.7 million of premium credits recorded in 2020 for our personal and commercial automobile lines of business;

▪	Both commercial lines and excess and surplus lines experienced NPW growth of 4% compared to the prior year;

▪	We achieved new business growth of 2%, 10%, and 18% for the commercial lines, personal lines, and excess and surplus lines segments, respectively, compared to the prior year;

▪	We achieved 4.3% in overall renewal pure price increases, led by a 4.4% increase in standard commercial lines. Average renewal pure price increases were 2.5% in standard personal lines and 6.2% in excess and surplus lines;

▪	Using our sophisticated pricing and underwriting tools, we achieved a standard commercial lines retention rate of 85%, which was 200 basis points higher than the prior year, while positioning our organization to achieve loss ratio improvement from mix of business changes;

▪	We continued work on our ESG journey, including publishing our first ESG report, Leading with Purpose, (which can be found on the Investors page of our website) establishing a management Sustainability Committee to drive ESG initiatives, enhancing our vendor management diversity efforts, and continuing support for our corporate headquarters solar facility.

▪	We delivered a superior omni-channel customer experience and generated significant value for our customers through proactive and targeted communications based on their preferences. Enhancing our digital self-service offerings has (i) increased customer usage, and (ii) improved operational efficiency through deployment of virtual servicing technologies by our claims and safety management teams.

▪	We made substantial progress with our DE&I initiatives, including (i) enhancing the diversity of Selective’s Board of Directors, (ii) augmenting talent acquisition, assessment, and advancement procedures, (iii) establishing DE&I performance objectives and goals for senior leaders, and (iv) promoting open conversations among managers and employees around racial inequality and unconscious bias.

▪	We managed a seamless transition to a work-at-home environment for nearly all of our employees while maintaining a high degree of employee engagement, responding to the risks, and supporting the challenges posed by the COVID-19 pandemic to our policyholders, distribution partners, and employees.

▪	We received the following in 2020: (i) the Great Place to Work® certification from the Great Place to Work® Institute; (ii) the Association for Cooperative Operations Research and Development (ACORD) Millennial Women’s Insurance Advancement Award; (iii) designation as a “Top Insurance Workplace” by Insurance Business America (IBA); (iv) recognition by DiversityJobs as one of their Top Employers for 2020 for continual dedication and commitment to a diverse workforce and culture; and (v) a 2020 Confirmit Achievement in Customer Excellence (ACE) Award.

In the fourth quarter of 2020, AM Best Company reaffirmed our “A (Excellent)” financial strength rating, their third highest of 13 financial strength ratings, and our “positive” outlook. The rating reflects AM Best Company’s view on our strong balance sheet, adequate operating performance, favorable business profile, and appropriate enterprise risk management. The positive outlook reflects AM Best Company’s view of our improved profitability over the past five years on an absolute basis and relative to our peers.

During the third quarter of 2020, S&P Global Ratings reaffirmed our financial strength rating of “A” (with a “stable” outlook). In an October 19, 2020 report, S&P cited our strong financial and business risk profiles, driven by strong capital adequacy and operating performance. Fitch Ratings reaffirmed our “A+” rating (with a “stable” outlook) in the second quarter of 2020, citing our strong capitalization and financial performance, with stable underwriting results and return metrics that have remained favorable compared to our peers. Moody’s Investors Service last reaffirmed our “A2” rating (with a “stable” outlook) in the first quarter of 2018, when it referenced our solid regional franchise, established independent agency support, solid risk-adjusted capitalization, strong invested asset quality, and good underwriting profitability.

CEO Pay for Performance

The following table presents Mr. Marchioni’s compensation for 2020 (as he was appointed CEO effective February 1, 2020), and Mr. Murphy’s compensation for 2016 through 2019 (“CEO Total Compensation”), the dollar and percentage change from the prior year, and Selective’s cumulative TSR for the corresponding one-, three-, and five-year periods. The table demonstrates the correlation between changes in Selective’s cumulative TSR and Messrs. Murphy’s and Marchioni’s CEO compensation for such years, which is consistent with, and reflects our philosophy of, aligning compensation with the interests of stockholders and long-term performance.

*       The value of "Indexed Total Shareholder Return (TSR)" at the end of each year shown above is based on the then-current value of an assumed $100 investment in Selective common stock on December 31, 2015, and reflects changes in stock price and assumes that dividends paid to shareholders are reinvested in Selective common stock.

	2016	2017	2018	2019	2020
CEO Total Compensation(1) (Base Salary Rate + Annual Cash Incentive Plan Payments + Total Long-Term Compensation)	$4,890,031	$4,900,008	$5,100,019	$6,792,401	$4,800,608
$ Change from Prior Year	+$450,029	+$9,977	+$200,011	+$1,692,382(2)	-$1,991,793(3)
% Change from Prior Year	+10.1%	+0.2%	+4.1%	+33.2%	-29.3%
One-Year TSR	+30.4%	+38.2%	+5.1%	+8.2%	+4.5%
Cumulative Three-Year TSR	+68.5%	+126.8%	+89.3%	+57.2%	+18.9%
Cumulative Five-Year TSR	+170.7%	+234.1%	+144.8%	+158.1%	+114.1%

(1)       For 2017, also includes discretionary bonus.

(2)       Increase due in part to Mr. Murphy’s transition to Executive Chairman.

(3)       Decrease due in part to transition of CEO role to Mr. Marchioni.

Role and Function of the Salary and Employee Benefits Committee

The SEBC oversees executive compensation and retains an independent executive compensation consultant, Exequity LLP (“Compensation Consultant”), to advise it on executive and director compensation matters. The Compensation Consultant (i) reviews our NEO compensation structure and amounts, (ii) prepares comprehensive competitive compensation analyses for our NEOs, (iii) provides counsel to the SEBC about award metrics, compensation components, amounts allocated to those components, and the total compensation opportunities for the CEO and the other NEOs, and (iv) attends SEBC meetings.

The Compensation Consultant has advised the SEBC since 2007. The Compensation Consultant does not provide Selective any services other than advising the SEBC on executive and director compensation matters. Based on applicable SEC and Nasdaq rules, the SEBC has determined that the Compensation Consultant does not have a conflict of interest with Selective.

The SEBC has full autonomy to make compensation decisions about the NEOs (including approval of compensation payable under Mr. Murphy’s employment agreement for his services as Executive Chairman), incorporating information provided by the Compensation Consultant. In 2020, Mr. Marchioni made compensation recommendations to the SEBC for the other NEOs (other than Mr. Murphy) based on his assessment of their annual performance, contributions to Selective, and potential for advancement. In making its compensation decisions, the SEBC also considers (i) pre-established guidelines regarding award amounts, (ii) pay levels at companies with which we compete for business and executive talent (discussed below), (iii) Selective’s performance, (iv) executive retention issues, (v) internal compensation parity, and (vi) advancement in abilities, experience, and responsibilities. As part of their usual duties and responsibilities, the Executive Vice President, Chief Human Resources Officer, and certain other human resources officers provide the SEBC with information regarding the overall design of the executive compensation program and its individual components.

DESIGN CONSIDERATIONS OF SELECTIVE’S EXECUTIVE COMPENSATION PROGRAM

Selective’s Executive Compensation Program Objective and Philosophy

The objective of our executive compensation program is to attract, retain, and motivate executive talent to drive the organization’s success by creating stockholder value through profitable growth and effective risk management.

Our compensation program is designed to (i) promote and align both the short- and long-term interests of our executives with those of our stockholders, (ii) reward the achievement of our business objectives through the execution of our Strategic Business Plan Framework and its five strategic imperatives, (iii) recognize our executives for their individual achievements by motivating them to execute their duties and responsibilities in a manner not reasonably likely to have a material adverse effect on our operations or results, and (iv) promote ESG and DE&I through the incorporation of related performance objectives and goals for executives. We aim to provide these highly talented and qualified executives with compensation that is competitive, both in value and mix of short-term and long-term cash and stock-based components, with the total compensation paid by (i) other property and casualty insurance companies, and (ii) other companies with which we compete for executive talent.

When evaluating compensation for our CEO and other NEOs, the SEBC considers: (i) our overall results compared to budget and projected industry results; (ii) the company’s profitability as measured by our combined ratios; (iii) our ability to profitably grow NPW; (iv) our investment income performance compared to both budget and benchmark targets; (v) progress on ESG and DE&I initiatives; and (vi) retention of top talent.

Consistent with our pay-for-performance philosophy, we link our annual incentive awards to pre-determined financial and strategic business objectives and individual contributions. We align our long-term compensation to the achievement of pre-determined specific performance measures that impact the generation of long-term stockholder value.

Compensation Elements

Our executive compensation program generally consists of the following key elements selected to: (i) address the market-based realities of attracting and retaining quality executives; and (ii) align the executives’ compensation with our stockholders’ interests:

▪	Base salary;

▪	Annual cash incentive program (“ACIP”) payments; and

▪	Long-term incentive program (“LTIP”) awards in the form of performance-based restricted stock units and performance-based cash incentive units.

Compensation Best Practices

Selective primarily uses the following compensation structures and practices:

WHAT WE DO	WHAT WE DO NOT DO
We use fixed and variable compensation components.	We do not include excise tax gross-up provisions in employment agreements.
We align pay with performance, with compensation weighted toward performance-based equity and performance-based cash bonus awards to NEOs.	We do not re-price stock options.
We have stock ownership and retention requirements for directors and senior executives.	We do not grant stock options at less than fair market value.
We have double triggers for cash and equity award payments upon a change in control under employment agreements.	We do not pay dividends on unvested stock-based awards.
We provide for the clawback of certain incentive-based compensation (see section entitled, “Recoupment of Awards” of this Proxy Statement for more information).	We do not include incentive compensation in pension calculations.
We offer limited perquisites to executive officers.	We do not permit hedging of Selective stock by directors, officers, or employees (see section entitled, “Policy on Hedging” of this Proxy Statement for more information).
The SEBC engages an independent compensation consultant.	We do not guarantee annual salary increases.

Benchmarking

When making compensation decisions, the SEBC believes it is important to be informed of compensation practices at an array of publicly-traded companies and property and casualty insurance holding companies from multiple sources. The SEBC believes that:

▪	Benchmarking provides the SEBC with relevant context to make appropriate compensation decisions that will help attract, retain, and motivate the key talent required to drive company performance and long-term stockholder value;

▪	Measuring our compensation against practices from two benchmark sources (see below for more details) helps ensure that the SEBC has an ample and robust assessment of our competitive compensation posture; and

▪	Considering multiple market references alleviates potential volatility inherent in a single market data point and enhances the SEBC’s decisions by allowing it to rely on a more comprehensive set of market-competitive pay boundaries.

The SEBC reviewed with the Compensation Consultant the following benchmarking information in late 2019 for purposes of establishing 2020 compensation:

▪	Analyses of both the individual compensation elements and total compensation that we pay our NEOs compared to a peer group that consisted of companies with which we compete in the sale of products and services and for talent (“Proxy Peer Group”); and

▪	Data provided by a third-party vendor (Property and Casualty Insurance Compensation Survey) for our NEOs against a group consisting of 54 property and casualty insurance organizations, including Selective.

As part of the 2020 compensation process, in late 2019, the Compensation Consultant furnished the SEBC with the most recent NEO compensation information available from the following:

Proxy Peer Group		Third-Party Vendor Survey
Arch Capital Group, Ltd.	Kemper Corporation	Property and Casualty Insurance Compensation Survey
Argo Group International Holdings, Ltd.	State Auto Financial Corporation
Cincinnati Financial Corporation	The Hanover Insurance Group, Inc.
CNA Financial Corporation	The Hartford Financial Services Group, Inc.
Erie Indemnity Company	United Fire Group, Inc.
EMC Insurance Group, Inc.	W. R. Berkley Corporation

To re-evaluate its earlier 2020 NEO compensation decisions and in establishing compensation parameters for 2021, the SEBC reviewed the most recent NEO compensation information available as of that time from these two market reference sources in late 2020 and early 2021.

Information for the companies in the Proxy Peer Group was obtained from proxy statements and other materials filed with the SEC. This information includes data on compensation components and comparative analyses of the overall financial performance of the Proxy Peer Group. The Proxy Peer Group is comprised of organizations that provide similar products, have a similar geographic market scope, and compete with us for executive talent. The Property and Casualty Insurance Compensation Survey provides supplemental data from organizations of various sizes. Because we strive to engage the best talent and recruit from organizations of various sizes, both smaller and larger than Selective, we look at data from throughout the property and casualty insurance industry. In late 2020 and early 2021, the SEBC reviewed information reported in the Property and Casualty Insurance Compensation Survey, which reflects data from 54 organizations (including Selective) that have annual median direct premiums written of $3.8 billion and annual median revenues of $4.0 billion.

Aggregate base salaries, ACIP payments, and LTIP awards for NEOs, as reported for 2020 in the Summary Compensation Table, were 17.6% above the combined benchmark median and 28.2% below the combined benchmark 75th percentile. The Executive Chairman was not evaluated by the SEBC relative to the Property and Casualty Insurance Compensation Survey data, as there was not sufficient data for that role in the survey; therefore aggregate figures capture Proxy Peer Group data for each NEO and Property and Casualty Insurance Compensation Survey data for only Messrs. Marchioni, Wilcox, and Lanza. The SEBC deemed these compensation levels appropriate due to (i) excellent company performance, (ii) individual performance of our NEOs, and (iii) the CEO and Executive Chairman transition-related objectives and considerations. The components comprising total NEO compensation differed from market to varying degrees. Specifically, base salary was above the combined benchmark median by 9.1%, but below the combined benchmark 75th percentile by 9.5%. Driven by the strong performance relative to annual financial, operational, and strategic objectives detailed below, ACIP awards were 44.5% above the combined benchmark median but 12.8% below the combined benchmark 75th percentile. The combined relative positioning of base salary and ACIP awards resulted in annual total cash compensation that was above the combined benchmark median by 28.9% and below the combined benchmark 75th percentile by 8.7%. The grant date fair value of our 2020 LTIP awards was 16.8% below the combined benchmark median and 47.2% below the combined benchmark 75th percentile. Considering each individual’s accomplishments and contributions, the degree to which we achieved our 2020 goals and outperformed relative to the expected industry performance, the SEBC felt that each NEO’s compensation was appropriate.

2020 ELEMENTS OF COMPENSATION AND ALLOCATION BETWEEN CURRENT AND LONG-TERM COMPENSATION

The table below shows the percentage of compensation for 2020 for the CEO and the other NEOs that is fixed compensation (base salary) versus variable compensation (ACIP and LTIP), and short-term incentive compensation (ACIP) versus long-term incentive compensation (LTIP).

As the table below indicates, the 2020 compensation allocation aligns closely with our compensation philosophy, which is designed to motivate executives to achieve short- and long-term corporate objectives consistent with our stockholders’ economic interests. We strive to achieve a balance between pay incentive elements and performance time horizons.

	Fixed Compensation	Variable Compensation
NEOs	2020 Base Salary	2020 Short-Term (ACIP)	2020 Long-Term (LTIP)	2020 Total Variable (ACIP + LTIP)
John J. Marchioni	20%	46%	34%	80%
Gregory E. Murphy	16%	41%	43%	84%
Mark A. Wilcox	26%	43%	31%	74%
Michael H. Lanza	36%	34%	30%	64%

The chart below reflects the allocation of 2020 compensation to LTIP, ACIP, and base salary for the CEO and for all other NEOs on average:

Base Salary

Our base salary compensation is intended to provide stable, competitive compensation while taking into account each executive’s scope of responsibility, relevant background, training, and experience. In setting base salaries, the SEBC considers both competitive market data for positions with comparable job content and overall market demand for each position. The SEBC generally believes that base salaries should be aligned with market trends for executives with similar responsibilities at comparable companies. When establishing the base salaries of our NEOs, the SEBC also considers:

▪	The functional role of the executive’s position;

▪	The executive’s level of responsibility;

▪	The executive’s growth in the position, including skills and competencies;

▪	The executive’s contribution and performance; and

▪	The organization’s ability to replace the executive.

Based on these considerations and on their respective accomplishments and contributions as described below in the section entitled, “2020 Compensation Actions for the CEO and other NEOs,” the SEBC increased the base salary of Mr. Marchioni in connection with his transition to CEO, and of the other NEOs in early 2020 during our regular salary review process, as follows: Mr. Marchioni, 13%; Mr. Wilcox, 7%; and Mr. Lanza, 6%. The increase to Mr. Marchioni’s base salary for 2020 was to better align his salary with market compensation for his position as CEO. In connection with Mr. Murphy’s transition from CEO to Executive Chairman, his base salary was reduced by 19%.

Annual Cash Incentive Program (ACIP)

Our ACIP is intended to link a meaningful portion of annual cash compensation to one or more pre-established near-term strategic and financial organizational performance goals. For 2020, all NEOs were eligible to participate in the ACIP. ACIP awards are granted under the Selective Insurance Group, Inc. Cash Incentive Plan, As Amended and Restated as of May 1, 2014 (the “Cash Incentive Plan”).

2020 Corporate ACIP Measures

Our Corporate ACIP Measures (defined below) are established to encourage our employees to remain focused on particular financial and strategic objectives, even in the face of especially challenging circumstances in a performance year. The SEBC takes into consideration the level of achievement of the Corporate ACIP Measures when determining the ACIP payments to our NEOs.

As shown below, for the 2020 performance year, 0% to 100.0% of the maximum ACIP opportunity for employees was based on a financial performance goal of achieving a GAAP combined ratio of between 90.0% and 100.0%, and 0% to 50% of the target ACIP opportunity for employees was based on the achievement of 13 measures related to our five strategic imperatives, with an additional potential 5% premium for exceeding the pure rate profitability improvement goal target (the “Corporate ACIP Measures”). The table below shows total potential Corporate ACIP payouts for employees at various combined ratio percentages, assuming all 13 measures were fully met:

GAAP Combined Ratio (%)	Corporate ACIP Measures(1)
	Financial Measure (%)	Target Strategic Measures (%)	Total Target Opportunity (%)(2)
100.0	0.0	50	50.0
99.0	10.0	50	60.0
98.0	20.0	50	70.0
97.0	30.0	50	80.0
96.0	40.0	50	90.0
95.0	50.0	50	100.0
94.0	60.0	50	110.0
93.0	70.0	50	120.0
92.0	80.0	50	130.0
91.0	90.0	50	140.0
90.0	100.0	50	150.0

(1)       Straight line interpolation applies to performance between designated goals.

(2)       Reflects total opportunity at achievement of target, does not reflect additional 5% potential from the pure rate profitability improvement goal.

2020 Corporate ACIP Measure Results

The 2020 Corporate ACIP Measure results were based on our achievement of the financial metric of overall GAAP combined ratio and the strategic measures, as described in greater detail below.

Financial Performance Results

For 2020, our overall GAAP combined ratio was 94.9%. Accordingly, the financial performance component of the Corporate ACIP Measures generated funding at 51.0%.

Strategic Measures Performance Results

As reflected in the table below, we fully achieved 10 measures, and did not achieve three measures of the 13 total 2020 ACIP strategic measures, which support our five strategic imperatives. Accordingly, the strategic measures performance component of the Corporate ACIP Measures generated funding at 41% (39% target points + 2% premium points).

Strategic Imperative	Measure	Point Value	Results
Create a Highly Engaged Team Optimize Operational Effectiveness and Efficiency	EXPENSE MANAGEMENT	5 pts	Achieved 5 pts
Achieve designated labor and non-labor expense targets for specified business units.
	Achieve designated company-wide labor and non-labor expense budget.	5 pts	Achieved 5 pts
Align Resources for Profitable Growth Leverage Data and Treat Information as a Valued Corporate Asset	PROFITABILITY IMPROVEMENT	0 – 8 pts (plus 5 pt. premium)	Achieved 10 pts
Achieve a specified commercial pure rate target for standard renewal business.
	Effectively manage pricing discipline through appropriate risk differentiation across the portfolio.	3 pts	Achieved 0 pts
	Achieve designated aggregate pricing targets for new business.	4 pts	Achieved 4 pts
Align Resources for Profitable Growth Leverage Data and Treat Information as a Valued Corporate Asset	GROWTH	5 pts	Achieved 0 pts
Achieve specified new direct standard commercial lines, and bond premium targets.
	Achieve specified commercial lines net renewal direct premiums written target.	5 pts	Achieved 5 pts
	Achieve key milestones of Small Business strategy to improve ease of doing business.	3 pts	Achieved 0 pts
	Achieve designated Personal Lines agency growth, launch of telematics pilot, and implement designated product changes.	3 pts	Achieved 3 pts
Deliver a Superior Omni- Channel Experience	CUSTOMER EXPERIENCE	2 pts	Achieved 2 pts
Develop capability to deliver designated thresholds of customer branded communications.
	Achieve designated key milestones for customer participation with technology systems and customer data collection.	3 pts	Achieved 3 pts
Optimize Organizational Effectiveness and Efficiency	OPERATIONAL EFFICIENCY	2 pts	Achieved 2 pts
Implement designated claims operations functionalities and workflows to gain efficiencies and capacity.
	Deploy designated products/solutions contributing to premium growth, retention, or value chain efficiency.	2 pts	Achieved 2 pts

2020 Corporate ACIP Measure Results

For 2020, our combined Corporate ACIP Measures resulted in total funding opportunity for the NEOs of 92.0% (51 points from financial measure and 41 points from strategic measures).

2020 ACIP Payment Opportunities and Awards for NEOs

The 2020 ACIP payment opportunities for the NEOs were based on competitive market levels and set as a percentage of annual base salary. The following table lists each NEO’s 2020 minimum and maximum ACIP opportunities, the SEBC’s actual 2020 award as a percentage of base salary, and the change in ACIP from 2019 to 2020:

NEO	Minimum 2020 ACIP Opportunity (as % of Base Salary Rate)	Maximum 2020 ACIP Opportunity(1) (as % of Base Salary Rate)	Actual 2020 ACIP Payment (as % of Base Salary)	Change in ACIP Payment from 2019 to 2020 (as %)
John J. Marchioni	0%	350%	231%	16%(2)
Gregory E. Murphy	0%	300%	248%	-26%
Mark A. Wilcox	0%	250%	166%	-8%
Michael H. Lanza	0%	150%	95%	-33%

(1)       NEOs’ ACIP opportunity ranges (as percentage of base salary rate) were established by the SEBC in January 2020.

(2)       Mr. Marchioni’s ACIP payout increase reflects his transition to CEO effective February 2, 2020.

ELEMENTS OF LONG-TERM COMPENSATION

Design Elements

Our long-term incentive opportunities are intended to reward our leaders and encourage their long-term retention. By aligning financial rewards with our stockholders’ economic interests, leaders are motivated to achieve our long-term strategic objectives and increase stockholder value. We use both cash and non-cash elements under our LTIP to deliver long-term compensation, which is consistent with the market practices of the companies included in our Proxy Peer Group. We establish a dollar-denominated target for each employee eligible to participate in the LTIP, including the NEOs. All individual targets are aggregated to determine the total LTIP award opportunity.

LTIP awards are typically granted in overlapping three-year cycles and are allocated among performance-based restricted stock units and performance-based cash incentive units. By granting performance-based restricted stock units and performance-based cash incentive units with three-year performance periods, our goal is to encourage executive officers to continue their tenure with us and align their economic interests with those of our stockholders.

Long-Term Incentive Program Award Grants

Performance Period	Restricted Stock Unit Performance Measures	Cash Incentive Unit Performance Measures
01/01/18 – 12/31/20	Generate a cumulative non-GAAP operating ROE of at least 12% (computed by excluding from the determination of average equity any unrealized gain occurring after December 31, 2017), or achieve a 5% cumulative growth in policy count or statutory NPW at any calendar year end during the performance period.	Cumulative TSR over the three-year performance period, and cumulative three-year statutory NPW growth and statutory operating return on policyholder surplus(1) relative to peer index.
01/01/19 – 12/31/21	Generate a cumulative non-GAAP operating ROE of at least 12% (computed by excluding from the determination of average equity any unrealized gain occurring after December 31, 2018), or achieve a 5% cumulative growth in policy count or statutory NPW at any calendar year end during the performance period.	Cumulative TSR over the three-year performance period, and cumulative three-year statutory NPW growth and statutory operating return on policyholder surplus relative to peer index.
01/01/20 – 12/31/22	Generate a cumulative non-GAAP operating ROE of at least 12% (computed by excluding from the determination of average equity any unrealized gain occurring after December 31, 2019), or achieve a 5% cumulative growth in policy count or statutory NPW at any calendar year end during the performance period.	Cumulative TSR over the three-year performance period, and cumulative three-year statutory NPW growth and statutory operating return on policyholder surplus relative to peer index.

(1)       Statutory operating return on policyholder surplus is a measurement of profitability that reflects the amount of statutory operating income generated by dividing statutory operating income by the average policyholder surplus during the period.

In determining the amount of LTIP awards granted to the NEOs in 2020, the SEBC considered several factors, including: (i) each NEO’s performance during the previous year, including the achievement of departmental goals and other projects and endeavors accomplished throughout the year; (ii) each NEO’s total compensation in comparison to our Proxy Peer Group and Property and Casualty Insurance Compensation Survey data; and (iii) our desire for long-term retention of high-performing executives.

Performance-Based Restricted Stock Units

Seventy-five percent (75%) of the total grant date fair value of each NEO’s LTIP award made in 2020 consisted of performance-based restricted stock units granted under the Selective Insurance Group, Inc. 2014 Omnibus Stock Plan (the “Omnibus Stock Plan”), based on, and subject to, the following conditions:

▪	Three-year vesting period; and

▪	Achievement at the end of any calendar year during the three-year period beginning on January 1, 2020 and ending on December 31, 2022, of either (i) a cumulative non-GAAP operating ROE of at least 12% (computed by excluding from the determination of average equity any unrealized gain or loss occurring after December 31, 2019), or (ii) a cumulative 5% growth in policy count or statutory NPW.

Dividend equivalent units (“DEUs”) are credited on performance-based restricted stock units at the same time and same dividend rate paid to all Selective stockholders. Payments of DEUs, which are payable in shares of Selective common stock, remain subject to the same vesting conditions and performance measures as the underlying restricted stock units. DEUs are not paid out unless and until the related restricted stock units vest. This use of performance-based restricted stock units aligns this component of our NEOs’ compensation with overall corporate performance and stockholder interests.

Performance-Based Cash Incentive Units

The remaining twenty-five percent (25%) of the grant date fair value of each NEO’s LTIP award granted in 2020 consisted of performance-based cash incentive units granted under the Cash Incentive Plan, based on, and subject to, the following terms:

▪	Three-year performance period;

▪	The value of each cash incentive unit, initially awarded at $100 per unit, increases or decreases to reflect the TSR of Selective common stock over the three-year performance period for the award; and

▪	The number of cash incentive units ultimately earned increases or decreases based on the performance criteria in the following table:

Matrix of Potential Performance-Based Cash Incentive Unit Payouts (as a % of Initial Award Value)
Cumulative 3-Year Statutory Net Premium Growth Relative to Peer Index	>=80%	100%	108%	117%	125%	133%	142%	150%
	70%	86%	100%	108%	117%	125%	133%	142%
	60%	72%	86%	100%	108%	117%	125%	133%
	50%	58%	72%	86%	100%	108%	117%	125%
	40%	44%	58%	72%	86%	100%	108%	117%
	30%	30%	44%	58%	72%	86%	100%	108%
	<=20%	0%	30%	44%	58%	72%	86%	100%
		<=20%	30%	40%	50%	60%	70%	>=80%
	Cumulative 3-Year Statutory Operating Return on Policyholder Surplus Relative to Peer Index

In establishing the peer group (the “Cash Incentive Unit Peer Group”) for 2020 to compare performance and determine the ultimate number of performance-based cash incentive units earned, the SEBC strived to include companies that have a similar mix of products, operate in the same geographic regions, have similar premium volume, and distribute their products through independent agents. The Cash Incentive Unit Peer Group differs from the Proxy Peer Group, as the Proxy Peer Group also includes companies with which we compete for executive talent. The Cash Incentive Unit Peer Group consists of the following companies:

Auto-Owners Insurance Group	Liberty Mutual Group Inc.
Cincinnati Financial Corporation	State Auto Financial Corporation
CNA Financial Corporation	United Fire Group, Inc.
Donegal Insurance Group	Utica National Insurance Group
Erie Indemnity Company	Westfield Group
The Hanover Insurance Group, Inc.

Timing of LTIP Awards

LTIP awards are generally granted each year following the release of Selective’s year-end earnings results.

2017 Long-Term Incentive Program Award Grant Results

The following table summarizes the achievement of the performance metrics for the 2017 LTIP award grants and the corresponding payout in 2020:

Performance Metrics	Actual Performance Versus Performance Metrics	Percentage Achieved
2017 Grant Results
Restricted Stock Units	Achieved 5% cumulative growth of NPW	100%(1)
Generate a cumulative non-GAAP operating ROE of at least 12% (computed by excluding from the determination of average equity any unrealized gain occurring after December 31, 2016), or achieve a 5% cumulative growth in policy count or statutory NPW at any calendar year end during the performance period.
Cash Incentive Units(2)	Achieved a TSR of 57.21%, a statutory operating return on policyholder surplus of 41%, and NPW growth of 20%(3)	117% of units at $157.21
Cumulative TSR over the three-year performance period, and cumulative three-year statutory NPW growth and statutory operating return on policyholder surplus relative to peer index for the period of January 1, 2017 to December 31, 2019.

(1)       The 5% cumulative growth in statutory NPW was achieved for the performance period, resulting in 100% payout of the restricted stock units.

(2)       Cash incentive unit awards are denominated in units and granted at a target amount, with an initial value of $100. Both the number and final value of the cash incentive units ultimately earned by the NEOs are variable, depending on the level of achievement of the underlying performance metrics. For 2017 awards, the final dollar value of the cash incentive units ($157.21) appreciation or depreciation was based on TSR, which was determined using the change in Selective’s common stock price and reinvested dividends over the three-year performance period for the award. The number of 2017 cash incentive units ultimately earned (117%) was based on: (i) cumulative three-year statutory NPW growth relative to the Cash Incentive Unit Peer Group index; and (ii) cumulative three-year operating return on policyholder surplus relative to this peer group index.

(3)       The company’s cumulative three-year statutory operating return on policyholder surplus of 41%, positioned us in the 100th percentile of the peer group and the cumulative three-year statutory NPW growth of 20% positioned us in the 47th percentile of the peer group, resulting in 117% of target cash incentive units earned. Please refer to the Matrix of Potential Performance-Based Cash Incentive Unit Payouts above.

2020 COMPENSATION ACTIONS FOR THE CEO AND OTHER NEOS

In making its 2020 base salary, ACIP, and LTIP compensation decisions for Messrs. Marchioni and Murphy, and the other NEOs, the SEBC considered each NEO’s overall and individual accomplishments and contributions. The required achievement of pre-determined financial and strategic goals limits the ACIP and LTIP components of our compensation program. We structure our reward programs to retain and motivate our best-performing employees and those in critical positions. In balancing our strategic results achieved with ongoing price competition, and in light of the challenges and complexities presented in 2020 in connection with the COVID-19 pandemic, the SEBC made the following compensation decisions for 2020:

▪	In connection with his transition to CEO effective February 1, 2020, Mr. Marchioni’s:

o	Base salary was increased 13%;

o	ACIP payment for 2020 was 16% higher than his 2019 ACIP payment;

o	LTIP award granted in 2020 was 30% higher than his award granted in the previous year; and

o	Total compensation, including salary, ACIP payment, and LTIP award was 20% higher for 2020 than 2019.

▪	In connection with his transition from CEO to Executive Chairman effective February 1, 2020, Mr. Murphy’s:

o	Base salary was decreased 19%;

o	ACIP payment for 2020 was 26% lower than his 2019 ACIP payment;

o	LTIP award granted in 2020 was 32% lower than his award granted in the previous year; and

o	Total compensation, including salary, ACIP payment, and LTIP award was 28% lower for 2020 than 2019.

Mr. Marchioni commenced his service as CEO on February 1, 2020, at which time Mr. Murphy assumed the position of Executive Chairman. Given their respective roles of CEO and Executive Chairman, and the transitioning of the CEO position from Mr. Murphy to Mr. Marchioni in 2020, Messrs. Marchioni and Murphy both were responsible for the achievement of all financial, strategic, and investment goals. Accordingly, in making its 2020 compensation decisions for Messrs. Marchioni and Murphy, the SEBC considered our overall corporate performance, as previously detailed in this Compensation Discussion and Analysis under the section entitled “2020 Corporate Performance Highlights,” and a comprehensive written performance appraisal of the CEO completed by all members of Selective’s Board of Directors (other than Mr. Marchioni). In addition, in making its compensation decisions for Mr. Murphy, the SEBC considered Mr. Murphy’s extraordinary efforts in assisting in managing numerous pandemic-related matters, such as governmental orders, related economic impacts, management’s enterprise risk activities, active monitoring of our investment portfolio, and leading weekly and monthly Board meetings.

Based on the degree of achievement of the Corporate ACIP Measures and the factors noted above in the 2020 Corporate Performance Highlights, the SEBC determined that Mr. Marchioni’s 2020 ACIP payment would be 231% of base salary. This compares to his initial ACIP opportunity range of 0-350% of base salary. The SEBC determined that Mr. Murphy’s 2020 ACIP payment would be set at 248% of his base salary. This compares to his initial ACIP opportunity range of 0-300% of base salary.

The SEBC determined that Messrs. Marchioni and Murphy’s ACIP payments were appropriate and consistent with Selective’s pay-for-performance philosophy and reinforce our long-standing history of linking pay and performance.

Our other NEOs were also critical in executing Selective’s 2020 strategic goals and delivering key accomplishments. In light of these accomplishments, the SEBC made the following compensation decisions for the other NEOs:

▪	Base salaries for Messrs. Wilcox and Lanza were increased in 2020 by 7% and 6%, respectively;

▪	The ACIP payments for 2020, compared to the ACIP payments for 2019, for Messrs. Wilcox and Lanza decreased by 8% and 33%, respectively;

▪	LTIP awards granted in February 2020, compared to LTIP awards granted in February 2019, for Messrs. Wilcox and Lanza did not increase; and

▪	Total compensation, including base salary, ACIP payments, and LTIP awards, for Messrs. Wilcox and Lanza decreased by 2% and 13%, respectively, compared to total compensation for 2019.

In making 2020 compensation decisions for Messrs. Wilcox and Lanza, the SEBC considered the following for each NEO:

Mr. Wilcox – As Executive Vice President and Chief Financial Officer, Mr. Wilcox has (i) general management responsibility as an executive management team member, and (ii) primary responsibility for all financial matters, including financial accounting, SEC reporting, internal audit, investor relations, tax, capital and capital management planning, treasury, billing, investments, enterprise risk management, reinsurance, financial planning, and contracts and procurement. Mr. Wilcox’s major contributions in 2020 included:

▪	Issuing $200 million of perpetual 4.60% Non-Cumulative Preferred Stock and implementing a $100 million stock repurchase authorization;

▪	Achieving net investment income, after tax, of $184.6 million, in line with our budget;

▪	Increasing the allocation to risk assets in the investment portfolio to 10.4% at year-end 2020, from 8.1% at year-end 2019, by identifying attractive opportunities during the year to increase our allocation to diverse risk assets given market conditions;

▪	Publishing our first ESG report, Leading with Purpose, and establishing a management Sustainability Committee to drive ESG initiatives;

▪	Developing and executing on our reinsurance renewal strategy and related placements;

▪	Managing implementation of a cyber treaty and roll out of underlying cyber insurance coverages;

▪	Enhancing our vendor management diversity efforts;

▪	Completing a new audit universe risk assessment by area;

▪	Monitoring and managing the annual budget and forecasting processes;

▪	Expanding analysis of peer trends and developments in InsurTech, merger and acquisition activity, and broker consolidation;

▪	Executing the transition to a new securities custodian;

▪	Continuing implementation of investor relations strategy by maintaining engagement with analysts and investors, including a 50% increase in investor meetings;

▪	Providing continued support of the corporate headquarters solar facility; and

▪	Strengthening rating agency and banking relationships.

Based on the degree of achievement of the Corporate ACIP Measures and the factors noted above, the SEBC approved Mr. Marchioni’s recommendation that Mr. Wilcox’s 2020 ACIP payment be set at 166% of his base salary. This compares to his initial ACIP payment opportunity range of 0-250% of base salary.

Mr. Wilcox’s ACIP payment for 2020 was 8% lower than his 2019 ACIP. We believe his 2020 ACIP award aligns with our pay-for-performance philosophy that is intended to reward and retain key performers in critical positions.

Mr. Lanza – As Executive Vice President, General Counsel and Chief Compliance Officer, Mr. Lanza has (i) general management responsibility as an executive management team member, and (ii) primary responsibility for all legal, corporate governance, government affairs, state filings, regulatory, and compliance matters. Mr. Lanza’s significant 2020 contributions were:

▪	Advising the Board and management on corporate governance, board recruitment and succession, regulatory compliance, data and information governance, and public disclosure issues. In 2020, Mr. Lanza played an essential role in (i) advising the Board in connection with the CEO succession process early in the year, establishing the Executive Chairman position, and preparing for the potential establishment of the Non-Executive Chairperson position in 2021, (ii) supporting the recruitment and on-boarding of four new directors, and (iii) evaluating the unusual volume of potential public disclosure issues presented by COVID-19;

▪	Providing significant government affairs counsel on COVID-19-related matters, including premium credits and related accounting issues, developing strategies for various state legislative proposals for business interruption coverage and workers compensation presumptions, and being a thought leader on several public policy issues, including cybersecurity and privacy;

▪	Providing ongoing counsel to the claims operations on organizational structure, the new Chief Claims Officer’s on-boarding, and alternative legal fee arrangements;

▪	Continued leadership in integrating the claims coverage analysis unit into the legal department and timely and appropriate legal counsel on COVID-19 and social unrest claims coverage matters, including selection of outside counsel and litigation strategies;

▪	Advising on the issuance of $200 million of perpetual 4.60% Non-Cumulative Preferred Stock and a $100 million stock repurchase authorization;

▪	Providing timely and appropriate legal advice and support for ESG matters, including researching, benchmarking, establishing a management Sustainability Committee, and publishing our inaugural ESG report;

▪	Providing extensive legal counsel on, and executive and departmental support for, various DE&I matters;

▪	Providing legal counsel and leadership on the organizational design, assessment, and potential restructuring of the companies’ compliance function;

▪	Providing legal advice, counsel, and oversight of the development of various innovation initiatives;

▪	Providing significant counsel on the execution of corporate, tax, and investment transactions; and

▪	Providing continued legal support of the corporate headquarters solar facility.

Based on the degree of achievement of the Corporate ACIP Measures and the factors noted above, the SEBC approved Mr. Marchioni’s recommendation that Mr. Lanza’s 2020 ACIP payment be set at 95% of base salary. This compares to his initial ACIP payment opportunity range of 0-150% of base salary.

Mr. Lanza’s 2020 ACIP payment was 33% lower than his 2019 ACIP payment. This award aligns with our pay-for-performance philosophy that is intended to reward and retain key performers in critical positions.

PERQUISITES

NEO perquisites in 2020 were limited to tax preparation services and executive physicals, which are a prevailing industry practice. The following NEOs were reimbursed in 2020 for tax preparation services as follows: $2,900 for Mr. Marchioni; $5,000 for Mr. Murphy; and $10,000 for Mr. Wilcox (for 2019 and 2020 services). Messrs. Marchioni and Wilcox used the executive physical service and were each reimbursed $11,000 in 2020.

RECOUPMENT OF AWARDS

The Board has adopted an incentive-based compensation recoupment policy under which the Board, after the recommendation of the SEBC, may require the return, repayment, or forfeiture of any cash or equity-based incentive compensation payment or award made or granted to any current or former “Senior Officer” (defined below) during the three completed fiscal years immediately preceding the date of either of the following:

▪	A required restatement of Selective’s financial statements due to material noncompliance with any financial reporting requirement under the federal securities laws regardless of the Senior Officer’s culpability in such restatement; or

▪	A required restatement of a performance measure – a financial or operating metric used formulaically or considered by the SEBC in determining performance-based compensation – in which the fraud or willful misconduct of the Senior Officer was a significant contributing factor in causing the restatement.

“Senior Officer” means any person designated by the Board as an “officer” for purposes of Section 16 of the Exchange Act, the Chief Accounting Officer, and any other officer who reports directly to the CEO.

The amount of cash or equity-based incentive-based compensation payment or award required to be returned, repaid, or forfeited shall be the amount by which the Senior Officer’s original incentive payment or award for the relevant period exceeded all incentive payments or awards calculated on the restated results, determined on an after-tax basis assuming that the Senior Officer was taxable at the highest federal, state, and local marginal income tax rates.

The Board shall make all determinations about the application and operation of the policy in its sole discretion, taking into account the recommendation of the SEBC, and all such determinations shall be final and binding. The Board and the SEBC have the right to use reasonable efforts to recover any amounts determined under this policy to be excess incentive-based compensation. This policy (i) applies to all incentive-based compensation granted after March 1, 2020, and (ii) is to be interpreted and amended to be consistent with any applicable rules or regulations adopted by the SEC or Nasdaq as contemplated by the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act, or any other applicable law.

RETIREMENT AND DEFERRED COMPENSATION PLANS

Selective Insurance Company of America (“SICA”), a wholly-owned subsidiary of Selective, employs all of our personnel, including all of the NEOs. We strive to provide a competitive retirement benefit program that allows us to attract and retain talent for the organization. This includes a defined contribution program, including a nonqualified defined contribution deferred compensation plan (“Deferred Compensation Plan”) for certain of our officers and highly compensated employees, including the NEOs, and depending on date of hire, a defined benefit pension program, including a nonqualified supplemental pension plan for certain of our officers and highly compensated employees, in which all of the NEOs participate (other than Mr. Wilcox, whose employment commenced on January 1, 2017). These plans are consistent with benefits provided by many of the companies with which we compete for executive talent.

SICA offers a tax-qualified defined contribution plan named the Selective Insurance Retirement Savings Plan (the “Retirement Savings Plan”) for employees, including the NEOs, who meet eligibility requirements. Participants could contribute up to 50% of their eligible compensation to the Retirement Savings Plan, up to $19,500 in 2020. Under the Retirement Savings Plan, participant contributions are matched at 100% of the employee’s salary deferrals up to 3% of the employee’s eligible compensation, and at 50% of the employee’s salary deferrals above 3%, up to 6% of the employee’s eligible compensation, subject to limitations under the Code. Participants turning age 50 or over during the year, including certain of the NEOs, were eligible in 2020 to make an additional catch-up salary deferral contribution to the Retirement Savings Plan under the Code.

The Retirement Income Plan and the related supplemental pension plan, discussed further below, were amended to cease accrual of additional benefits under these plans effective as of March 31, 2016. In connection with the curtailment of the Retirement Income Plan, all eligible participants in the Retirement Savings Plan, including the NEOs, began receiving a non-elective contribution of 4% of base salary to their accounts under the Retirement Savings Plan, subject to limitations under the Code.

Under the Deferred Compensation Plan, certain executives and employees, including the NEOs, may, subject to certain limitations, defer: (i) up to 50% of their base salary; (ii) up to 100% of their annual bonus (subject to certain limitations to provide for required tax withholding); and/or (iii) all or a percentage of such other compensation as otherwise designated by the administrator of the Deferred Compensation Plan. To compensate for the Code’s limitations on SICA’s matching contributions for the NEOs under the Retirement Savings Plan, SICA matched our NEOs’ contributions to the Deferred Compensation Plan in 2020 as follows: 100% of each NEO’s salary deferrals to the Retirement Savings Plan and the Deferred Compensation Plan up to 3% of the employee’s base salary, and 50% of the NEO’s salary deferrals to the Retirement Savings Plan and the Deferred Compensation Plan above 3%, up to 6% of the NEO’s base salary, less any matching contributions to the Retirement Savings Plan. Additionally, to the extent that non-elective contributions to the Retirement Savings Plan are limited due to the provisions of the Code and the Retirement Savings Plan, non-elective contributions of 4% of base salary are made by SICA to participants’ Deferred Compensation Plan accounts. Additional information regarding the Deferred Compensation Plan is included in the section entitled, “Nonqualified Deferred Compensation” of this Proxy Statement.

SICA also has maintained a non-contributory defined benefit pension program consisting of a tax-qualified defined benefit pension plan, the Retirement Income Plan, and a nonqualified supplemental pension plan for certain executives and employees. The accrual of additional benefits under the pension program ceased as of March 31, 2016. The pension program is more fully described in the section entitled, “Pension Benefits” of this Proxy Statement.

SICA also maintains health and welfare benefit plans in which eligible employees, including the NEOs, participate.

EMPLOYMENT AGREEMENTS

SICA has entered into employment agreements with its key executive officers, including the NEOs, each of which, other than with respect to Mr. Murphy, provide for severance in the event of termination: (i) due to death or disability; (ii) without “Cause”6; (iii) due to resignation for “Good Reason”7 within two years following a change in control; (iv) due to resignation of the NEO within two years of the company first imposing a requirement, without the consent of the NEO, that relocates the NEO’s business location more than 50 miles; and (v) for the CEO, a resignation at any time for Good Reason. The SEBC believes that these agreements are important for recruitment and retention of key executives and was advised by its Compensation Consultant that the terms of these agreements were market competitive within our peer group when they were executed. In the event of a change in control, uncertainty may arise among our key executives as to their continued employment after or in connection with such event, which may result in the departure or distraction of our key executives. The purpose of the employment agreements is to retain our key executives, and reinforce and encourage their continued attention and dedication during such a potentially critical time, even if they fear that their position will be terminated after or in connection with the change in control.

With respect to severance payments, outstanding awards under our stock and cash plans, and continued insurance coverages or reimbursement for such coverage, the change in control provisions of the employment agreements for Messrs. Marchioni, Wilcox, and Lanza are triggered if the executive’s employment is terminated without Cause, or the NEO resigns for Good Reason within two years following a change in control. This double trigger ensures such a payout does not automatically occur upon a change in control only.

6 “Cause” is defined in the employment agreements, but generally means the executive: (i) was convicted of or pled guilty to a felony; (ii) breached a material provision of the executive’s employment agreement; or (iii) engaged in misconduct which constitutes fraud in the performance of the executive’s duties and obligations to the company.

7 “Good Reason” is defined in the employment agreements (other than Mr. Murphy’s most recent employment agreement), but generally means: (i) a material reduction in salary; (ii) a material negative change in the executive’s benefits; (iii) a material reduction of the executive’s position, duties, responsibilities, and status with the company or material negative change in title or office; (iv) requiring the executive to be based at a location in excess of 50 miles from the location of the executive’s office prior to a change in control; (v) failure of a counterparty to a transaction resulting in a change in control to assume the employment agreement; or (vi) a breach of the employment agreement by SICA within two years after a change in control.

Mr. Murphy’s employment agreement, which terminated as of February 1, 2021, provided for severance and certain benefits upon termination for death, disability, or without Cause during the term of the agreement.

The employment agreements are described in the section entitled, “Employment Agreements and Potential Payments upon Termination or Change in Control” of this Proxy Statement. This section includes information on multipliers used in calculating the severance payment and duration of reimbursement for the cost of certain benefit coverages provided to individual executives upon termination. We believe these multipliers are consistent with the level and value of the position to the organization. SICA’s current employment agreements do not contain excise tax gross-up provisions.

TAX TREATMENT AND ACCOUNTING

Code Section 162(m) generally disallows a federal income tax deduction to public companies for annual compensation over $1 million (per individual) paid to their chief executive officer, chief financial officer, and other NEOs. While the SEBC considers the deductibility of awards as one factor in determining executive compensation, the SEBC also considers the other goals of our executive compensation program in making its compensation decisions, and retains the flexibility to award compensation that it believes to be in the best long-term interests of Selective, even if the awards may not be fully deductible under Code Section 162(m).

GAAP requires compensation expense to be measured on the income statement for all stock-based payments at grant date fair value for equity instruments (including employee stock options and restricted stock unit awards) and at market value on the date of vesting for liability instruments (including cash incentive unit awards). The SEBC has considered the impact of GAAP on our use of stock-based compensation as a retention tool. The SEBC has determined that the current estimated costs of continuing to use stock-based compensation relative to the benefits they provide are appropriate and do not warrant any change to our current incentive framework.

We have designed our compensation programs and awards to executive officers to comply with the provisions of Section 409A of the Code, where applicable. For example, payments that are subject to Section 409A of the Code and made to our executive officers under our nonqualified deferred compensation plans on account of the executives’ separation from service are not payable before the first day of the seventh month following the date of separation from service if the executives are “specified employees” under Section 409A of the Code.

SUMMARY COMPENSATION TABLE

The following Summary Compensation Table reflects the compensation earned by or paid to the NEOs during 2020, 2019, and 2018.

Name and Principal Position	Year	Salary ($)(3)	Stock Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(6)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(7)	All Other Compen- sation ($)(8)	Total ($)
John J. Marchioni President and CEO(1)	2020 2019 2018	951,923 842,308 800,000	1,648,685 1,264,482 1,167,500	2,200,000 1,900,000 1,500,000	239,169 326,606 (124,457)	90,629 75,104 73,200	5,130,406 4,408,500 3,416,243
Gregory E. Murphy Former Executive Chairman and Former CEO(2)	2020 2019 2018	807,692 992,308 950,000	2,100,004 3,100,093(5) 2,000,019	2,000,000 2,700,000 2,150,000	380,329 1,065,006 (239,277)	82,477 87,854 85,450	5,370,502 7,945,261 4,946,192
Mark A. Wilcox Executive Vice President, Chief Financial Officer	2020 2019 2018	661,733 621,156 600,002	775,882 778,147 778,352	1,100,000 1,200,000 925,000	0 0 0	75,824 52,152 38,000	2,613,439 2,651,455 2,341,354
Michael H. Lanza Executive Vice President, General Counsel and Chief Compliance Officer	2020 2019 2018	579,615 548,462 540,000	500,033 500,003 500,034	550,000 825,000 575,000	101,198 147,514 (48,381)	48,221 49,732 49,075	1,779,067 2,070,711 1,615,728

(1)       Mr. Marchioni served as our President and Chief Operating Officer until February 1, 2020, when he was appointed President and CEO.

(2)       Mr. Murphy served as our Chairman and CEO until January 31, 2020 and as our Executive Chairman from February 1, 2020 until February 1, 2021.

(3)       The year 2020 included an extra pay period (27 vs. 26). This pay period timing occurs approximately once every decade. Consequently, the NEOs, as well as every employee in the organization who was employed for the full year, were paid an additional pay period in 2020. This did not result in an ongoing increase to the NEOs or any employee’s annual base pay rate.

(4)       This column reflects the aggregate grant date fair value of the 2020, 2019, and 2018 grants of performance-based restricted stock unit awards, and 2020, 2019, and 2018 grants of performance-based cash incentive unit awards. The grants of performance-based restricted stock units were made pursuant to the Omnibus Stock Plan. Such units vest three years from the date of grant, conditioned upon the attainment of certain predetermined performance goals. Grants of performance-based cash incentive unit awards were made pursuant to the Cash Incentive Plan. Such units vest at the payment date, which is as soon as practicable in the calendar year following the end of the calendar year coincident with the end of the three-year performance period. The value of each cash incentive unit initially awarded increases or decreases to reflect TSR on Selective common stock over the three-year performance period for the award. For the 2020, 2019, and 2018 performance-based cash incentive unit awards, the number of cash incentive units ultimately earned increases or decreases based on (i) cumulative three-year statutory NPW growth relative to the Cash Incentive Unit Peer Group, and (ii) cumulative three-year statutory operating return on policyholder surplus relative to the Cash Incentive Unit Peer Group. Restricted stock unit and cash incentive unit awards are generally subject to forfeiture should the grantee resign or be terminated for cause prior to vesting. However, restricted stock unit and cash incentive unit awards granted to Messrs. Murphy and Lanza will vest upon attainment of the performance condition only, as they have achieved early retirement eligibility.

The grant date fair values for the performance-based restricted stock unit and performance-based cash incentive unit awards granted to the NEOs are as follows:

Name	Year	Performance-Based Restricted Stock Units ($)	Performance-Based Cash Incentive Units ($)
John J. Marchioni	2020 2019 2018	1,223,685 939,482 867,500	425,000 325,000 300,000
Gregory E. Murphy	2020 2019 2018	1,575,004 2,575,093 1,500,019	525,000 525,000 500,000
Mark A. Wilcox	2020 2019 2018	575,882 578,147 578,352	200,000 200,000 200,000
Michael H. Lanza	2020 2019 2018	375,033 375,003 375,034	125,000 125,000 125,000

The aggregate grant date fair value reported in this column assumes the following: (i) the predetermined performance goals for the restricted stock unit grants are probable of being attained; (ii) initial per unit values for the cash incentive unit awards of $100; and (iii) a 100% peer group unit multiplier for cash incentive unit awards. For further discussion of the fair value calculation of the awards in this column, please refer to Note 16 to the consolidated financial statements in Selective’s Annual Report on Form 10-K for the year ended December 31, 2020. The maximum value assuming the highest level of performance conditions for the performance-based restricted stock units are consistent with the amounts above. Although the maximum number of performance-based cash incentive units potentially issuable is 150% of the original grant for the 2018, 2019, and 2020 grants, the ultimate maximum value of the 2018, 2019, and 2020 grants cannot be determined because the initial value of each unit is adjusted based on the TSR of Selective common stock over the grant’s three-year performance period, the maximum value is not determinable at this time.

(5)       This amount also includes Mr. Murphy’s November 1, 2019 time-based restricted stock unit award (the “2019 Retention Grant”) with a monetized value on date of grant of $1,000,054, granted to incentivize his continued service with Selective through February 1, 2021, in conjunction with his transition to Executive Chairman. The 2019 Retention Grant vested on February 1, 2021.

(6)       Amounts in this column are annual cash incentive plan awards to the NEOs earned in 2020 and paid in 2021, earned in 2019 and paid in 2020, and earned in 2018 and paid in 2019. These awards were granted under the Cash Incentive Plan.

(7)       Amounts in this column reflect the actuarial increase in the present value of each NEO’s pension benefits under all defined benefit pension plans of SICA, determined using the same interest rate and mortality assumptions as those used for financial statement reporting purposes. There were no changes to the benefit formulas under the defined pension benefit plans in 2020, as the plans were amended to cease further accruals effective as of March 31, 2016. The changes in pension values reported in this column are primarily attributable to a decrease in the discount rate used to calculate present value and the use of the most-recently released mortality tables. There were no above-market or preferential earnings on deferred compensation under SICA’s nonqualified deferred compensation program.

(8)       For 2020, amounts in this column for each NEO reflect the following (amounts in this footnote may not exactly match the figures in the Summary Compensation Table due to rounding):

▪	Mr. Marchioni: $30,012 of company matching contributions and $22,492 of non-elective contributions to his Deferred Compensation Plan account, $12,825 of company matching contributions and $11,400 of non-elective contributions to his 401(k) plan account, $2,900 for tax preparation services, and $11,000 for an executive physical.

▪	Mr. Murphy: $23,521 of company matching contributions and $28,492 of non-elective contributions to his Deferred Compensation Plan account, $12,825 of company matching contributions and $11,400 of non-elective contributions to his 401(k) plan account, $5,000 for tax preparation services, and $1,239 related to a service award.

▪	Mr. Wilcox: $16,953 of company matching contributions and $13,646 of non-elective contributions to his Deferred Compensation Plan account, and $12,825 of company matching contributions and $11,400 of non-elective contributions to his 401(k) plan account, $10,000 for tax preparation services rendered in 2019 and 2020, and $11,000 for an executive physical.

▪	Mr. Lanza: $13,258 of company matching contributions and $10,738 of non-elective contributions to his Deferred Compensation Plan account, and $12,825 of company matching contributions and $11,400 of non-elective contributions to his 401(k) plan account.

GRANTS OF PLAN-BASED AWARDS

The following table shows the grants of plan-based awards to our NEOs in 2020:

Name	Grant Date	Estimated Future Payouts under Non-Equity Incentive Plan Awards(1)		Estimated Future Payouts under Equity Incentive Plan Awards(2)				Grant Date Fair Value of Cash Incentive Unit and Restricted Stock Units Awards(4) ($)
				Cash Incentive Unit Awards(3)			Restricted Stock Unit Awards (#)
		Threshold ($)	Maximum ($)	Thres-hold (#)	Target (#)	Max-imum (#)	Maximum (#)
John J. Marchioni	2/3/2020						19,022	1,223,685
	2/3/2020			1,870	4,250	6,375		425,000
		0	3,237,500
Gregory E. Murphy	2/3/2020						23,497	1,575,004
	2/3/2020			2,310	5,250	7,875		525,000
		0	2,250,000
Mark. A. Wilcox	2/3/2020						8,952	575,882
	2/3/2020			880	2,000	3,000		200,000
		0	1,600,005
Michael H. Lanza	2/3/2020						5,595	375,033
	2/3/2020			550	1,250	1,875		125,000
		0	840,000

(1)       Amounts represent minimum and maximum potential ACIP awards under our Cash Incentive Plan for 2020 based on 2020 base salary rates. Maximum awards reflect the maximum ACIP award established by the SEBC. Actual payouts of the above-referenced awards are included in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table. For information regarding the ACIP, see the section of the Compensation Discussion and Analysis entitled, “Annual Cash Incentive Program.”

(2)       Performance-based cash incentive unit awards were granted under the Cash Incentive Plan, and performance-based restricted stock unit awards were granted under the Omnibus Stock Plan. For a description of the material terms of such awards, see the section of the Compensation Discussion and Analysis entitled, “Elements of Long-Term Compensation.”

(3)       The number of performance-based cash incentive units paid can range from 0-150%, and therefore, the amount payable could be $0. The threshold selected represents the 30th percentile of the Cash Incentive Unit Peer Group, the target represents the 50th percentile of the Cash Incentive Unit Peer Group, and the maximum represents greater than or equal to the 80th percentile of the Cash Incentive Unit Peer Group.

(4)       This column includes the grant date fair value of restricted stock unit awards and cash incentive unit awards with an initial value of $100 per unit.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

The following table shows the unvested stock awards of our NEOs as of December 31, 2020. Our NEOs had no unexercised options as of December 31, 2020:

Name	No. of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: No. of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(8)
John J. Marchioni	19,260(2) 15,886(3)	1,623,977(4) 1,064,023	3,250(5) 4,250(6) 19,327(7)	551,266 665,950 1,294,511
Gregory E. Murphy	32,100(2) 40,353(3)	2,706,651(4) 2,702,857	5,250(5) 5,250(6) 23,874(7)	890,507 822,644 1,599,049
Mark A. Wilcox	12,840(2) 9,776(3)	1,082,674(4) 654,788	2,000(5) 2,000(6) 9,095(7)	339,241 313,388 609,214
Michael H. Lanza	8,026(2) 6,110(3)	676,698(4) 409,234	1,250(5) 1,250(6) 5,685(7)	212,025 195,868 380,758

(1)       In the event of a termination of employment on or after an individual attains Early Retirement Age, as defined under the 2018, 2019, and 2020 restricted stock unit award agreements (the “Award Early Retirement Age”), holders of performance-based restricted stock unit awards granted in 2018, 2019, and 2020 are vested in such awards subject only to the attainment of applicable performance measures. The respective dates upon which each NEO attained, or is anticipated to attain, his Award Early Retirement Age are as follows: Mr. Marchioni, May 28, 2024; Mr. Murphy, April 11, 2010; Mr. Wilcox, January 2, 2027; and Mr. Lanza, December 16, 2016.

(2)       Reflects number of performance-based restricted stock units initially granted on February 5, 2018 and the related accrued DEUs, which were vested and paid on February 5, 2021. Also reflects number of performance-based cash incentive units initially granted on February 5, 2018 to the NEOs for the three-year performance period ending December 31, 2020. In the event of a termination of employment on or after an individual’s Award Early Retirement Age, holders of such awards are vested in such awards, with the initial number of units and the value of each unit subject to adjustment, based on the attainment of specified performance measures. Award Early Retirement Age dates for the NEOs are set forth in footnote 1. Settlement of the 2018 cash incentive unit awards will be made as soon as practicable in the 2021 calendar year, following the determination of the attainment of the applicable performance measures. The amounts reflected in this column attributable to performance-based restricted stock units and the related accrued DEUs are as follows: Mr. Marchioni, 16,260; Mr. Murphy, 27,100; Mr. Wilcox, 10,840; and Mr. Lanza, 6,776. The amounts reflected in this column attributable to performance-based cash incentive units are as follows: Mr. Marchioni, 3,000; Mr. Murphy, 5,000; Mr. Wilcox, 2,000; and Mr. Lanza, 1,250.

(3)       Reflects number of performance-based restricted stock units initially granted on February 4, 2019 and the related accrued DEUs: (i) for which the applicable performance measures were achieved as of December 31, 2019; and (ii) that generally will vest and be payable on February 4, 2022.

(4)       Reflects a $118.8626 per unit value for the February 5, 2018 cash incentive unit grant and maximum performance for this award.

(5)       Reflects number of performance-based cash incentive units initially granted on February 4, 2019 to the NEOs for the three-year performance period ending December 31, 2021. In the event of a termination of employment on or after an individual’s Award Early Retirement Age, holders of such awards are vested in such awards, with the initial number of units and the value of each unit subject to adjustment, based on the attainment of specified performance measures. Award Early Retirement Age dates for the NEOs are set forth in footnote 1. Settlement of the 2019 cash incentive unit awards will be made as soon as practicable in the 2022 calendar year, following the determination of the attainment of the applicable performance measures.

(6)       Reflects number of performance-based cash incentive units initially granted on February 3, 2020 to the NEOs for the three-year performance period ending December 31, 2022. In the event of a termination of employment on or after an individual’s Award Early Retirement Age, holders of such awards are vested in such awards, with the initial number of units and the value of each unit subject to adjustment, based on the attainment of specified performance measures. Award Early Retirement Age dates for the NEOs are set forth in footnote 1. Settlement of the 2020 cash incentive unit awards will be made as soon as practicable in the 2023 calendar year, following the determination of the attainment of the applicable performance measures.

(7)       Reflects number of performance-based restricted stock units initially granted on February 3, 2020 and the related accrued DEUs: (i) for which the applicable performance measures were not achieved as of December 31, 2020; and (ii) that generally will vest and be payable on February 3, 2023, following the determination of the attainment of the applicable performance measures.

(8)       The amounts in this column reflect: (i) a $113.0802 per unit value for the February 4, 2019 cash incentive unit grant, and a $104.4627 per unit value for the February 3, 2020 cash incentive unit grant based on the TSR of Selective common stock at December 31, 2020; and (ii) maximum performance for each of these awards. The performance measures are identified for the February 3, 2020 grant in the Grants of Plan-Based Awards table.

OPTION EXERCISES AND STOCK VESTED

The following table shows the stock vesting of grants of plan-based awards by our NEOs in 2020. Our NEOs exercised no stock options in 2020:

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
John J. Marchioni	21,921	1,766,107
Gregory E. Murphy	36,533	2,943,417
Mark A. Wilcox	16,701	1,345,568
Michael H. Lanza	9,395	756,913

(1)       Amounts in this column include the number of performance-based restricted stock units and the related accrued DEUs that vested in 2020 as well as performance-based cash incentive units paid in 2020. The amounts reflected in this column attributable to performance-based restricted stock units and the related accrued DEUs are as follows: Mr. Marchioni, 18,850; Mr. Murphy, 31,414; Mr. Wilcox, 14,361; and Mr. Lanza, 8,079. The amounts reflected in this column attributable to performance-based cash incentive units are as follows: Mr. Marchioni, 3,071; Mr. Murphy, 5,119; Mr. Wilcox, 2,340; and Mr. Lanza, 1,316.

(2)       Amounts in this column include the value of performance-based restricted stock units and the related accrued DEUs that vested in 2020 as well as the amount paid for performance-based cash incentive units in 2020. The amounts reflected in this column attributable to performance-based restricted stock units and the related accrued DEUs are as follows: Mr. Marchioni, $1,283,277; Mr. Murphy, $2,138,701; Mr. Wilcox, $977,698; and Mr. Lanza, $549,986. The amounts reflected in the table attributable to performance-based cash incentive units are as follows: Mr. Marchioni, $482,830; Mr. Murphy, $804,716; Mr. Wilcox, $367,870; and Mr. Lanza, $206,927.

PENSION BENEFITS

SICA maintains a tax-qualified non-contributory defined benefit pension plan, the Retirement Income Plan. Many SICA employees, including the NEOs (other than Mr. Wilcox, whose employment commenced on January 1, 2017) and certain former employees whose employment commenced on or before December 31, 2005, are eligible to receive benefits under the Retirement Income Plan. SICA also maintains the unfunded Selective Insurance Supplemental Pension Plan (“SERP”) to provide supplemental benefits to certain executives and other participants in the Retirement Income Plan equal to the difference between: (i) the benefits payable to these participants under the Retirement Income Plan, calculated without regard to Code limitations on annual amounts payable under the Retirement Income Plan; and (ii) the actual benefits payable to these participants under the Retirement Income Plan.

The Retirement Income Plan and the SERP were frozen in the first quarter of 2013, when both plans were amended to cease accrual of additional benefits under these plans for all participants as of March 31, 2016. Participants as of March 31, 2016 remain entitled to the benefits already earned but have not earned additional benefits since that date.

The Retirement Income Plan was amended as of July 1, 2002, to provide for different calculations based on age and company service as of that date. Monthly benefits payable at normal retirement age under the Retirement Income Plan and the SERP for the NEOs are computed as follows. Defined terms used in this section, but not defined in this Proxy Statement, have the meanings given to them in the Retirement Income Plan.

1.	If a participant: (i) completed at least five years of Vesting Service on or before July 1, 2002; and (ii) the sum of a participant’s age and Vesting Service is 55 or more on or before July 1, 2002, a participant’s benefit is equal to the sum of: (a) 2% of Average Monthly Compensation (base salary), less 1 3/7% of Primary Social Security benefit multiplied by the number of years of Benefit Service through June 30, 2002 (up to 35 years) reduced by the monthly amount, if any, of retirement annuity payable under the group annuity contract issued by AXA Equitable Life Insurance Company that was purchased under a prior terminated defined benefit pension plan, based on Benefit Service as of June 30, 2002, but including compensation earned after such date; and (b) 1.2% of Average Monthly Compensation multiplied by the number of years of Benefit Service after June 30, 2002.

2.	If a participant first became eligible for the plan before July 1, 2002, but did not qualify for 1 above, the participant’s benefit is equal to the greater of: (i) the benefit accrued as of June 30, 2002 equal to 2% of Average Monthly Compensation less 1 3/7% of Primary Social Security Benefit multiplied by years of Benefit Service reduced by the monthly amount, if any, of retirement annuity payable under the group annuity contract issued by AXA Equitable Life Insurance Company that was purchased under a prior terminated defined benefit pension plan, based on Benefit Service as of June 30, 2002, but including compensation earned after such date for purposes of determining the participant’s Average Monthly compensation; and (ii) 1.2% of Average Monthly Compensation multiplied by years of Benefit Service.

3.	If a participant first became a participant in the plan after July 1, 2002, the benefit is equal to 1.2% of Average Monthly Compensation multiplied by years of Benefit Service.

The earliest retirement age is 55 with 10 years of service or the attainment of 70 points (age plus years of service). If a participant chooses to begin receiving benefits before his or her 65th birthday, the amount of the monthly benefit will be reduced as follows:

▪	By 1/180th for each complete calendar month for the first 60 months by which the first early retirement benefit payment precedes the attainment of Normal Retirement Age (age 65);

▪	By 1/360th for each complete calendar month for the next 60 months by which the first early retirement benefit payments precede Normal Retirement Age; and

▪	By 40% plus 1/600th per month for each month before age 55.

At retirement, participants receive monthly pension payments. There are four optional forms of payments that can be chosen as alternatives to the normal form of payment, which for a married participant is an automatic 50% joint and surviving spouse annuity, and for an unmarried participant is a single life annuity.

The following table shows information regarding the pension benefits of our NEOs. As noted above, based on Mr. Wilcox’s date of hire of January 1, 2017, he is not eligible to participate in the Retirement Income Plan or the SERP:

Name	Early Retirement Eligible	Plan Name	Number of Years Credited Service (#)(1)	Present Value of Accumulated Benefit ($)(2)	Payments During Last Fiscal Year ($)
John J. Marchioni	No	Retirement Income Plan	17.25	560,820	0
		SERP	17.25	908,404	0
Gregory E. Murphy	Yes	Retirement Income Plan	34.83	2,038,217	0
		SERP	34.83	5,740,986	0
Michael H. Lanza	Yes	Retirement Income Plan	10.67	421,940	0
		SERP	10.67	403,014	0

(1)       The Retirement Income Plan imposes a one-year waiting period for plan participation, which year is not included in years of credited service.

(2)       Present value as of December 31, 2020, is calculated based on Normal Retirement Age of 65 using a 2.68% discount rate. For further discussion, see Note 15. “Retirement Plans” in Item 8. “Financial Statements and Supplementary Data.” of Selective’s Annual Report on Form 10-K for the year ended December 31, 2020.

NONQUALIFIED DEFERRED COMPENSATION

The Deferred Compensation Plan allows participants to defer receipt of up to 50% of base salary and up to 100% of their annual bonus (subject to certain limitations to provide for required tax withholding). Participant accounts are credited with a notional rate of return (positive or negative) based on the performance of investment options selected by the participants from a menu of notional investment options. Participants can elect to schedule in-service withdrawals or withdrawals upon separation from service.

SICA makes matching contributions to a participant’s Deferred Compensation Plan account to supplement matching contributions under the Retirement Savings Plan. For 2020, such matching contributions consisted of 100% of the first 3% of base salary and 50% of the next 3% of base salary deferred to the Retirement Savings Plan and the Deferred Compensation Plan together, minus any matching contribution made to a participant’s Retirement Savings Plan account. Effective January 1, 2010, the Deferred Compensation Plan was amended for participants ineligible to participate in the Retirement Income Plan to provide a non-elective contribution to the extent not made to a participant’s Retirement Savings Plan account due to the limitations under the Code and the Retirement Savings Plan. The non-elective contribution to the Deferred Compensation Plan is equal to 4% of a participant’s base salary, minus any non-elective contribution made to the Retirement Savings Plan. In conjunction with the amendment of the Retirement Income Plan and the SERP to cease accrual of further benefits under these plans effective as of March 31, 2016, all participants affected by the curtailment, including the NEOs, became eligible for the non-elective contribution effective April 5, 2013.

The following table shows information regarding nonqualified deferred compensation of our NEOs:

Name	Executive Contributions in 2020 ($)(1)	Company Contributions in 2020 ($)(2)	Aggregate Earnings in 2020 ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at December 31, 2020 ($)(4)
John J. Marchioni	38,077	52,504	144,710	0	1,144,065
Gregory E. Murphy	40,385	52,013	304,992	0	3,004,424
Mark A. Wilcox	259,852	30,599	65,199	0	483,746
Michael H. Lanza	23,185	23,996	101,072	0	768,390

(1)       Amounts in this column are attributable to 2020 salary deferred by Messrs. Marchioni, Murphy, Wilcox, and Lanza, and are included in the Salary column of the Summary Compensation Table.

(2)       Amounts in this column are included in the All Other Compensation column of the Summary Compensation Table.

(3)       Amounts in this column are not included in the Summary Compensation Table because such earnings or losses were not above-market or preferential.

(4)       Amounts in this column include the following aggregate contributions of the NEOs and SICA to the Deferred Compensation Plan in 2020, which amounts are included in the Summary Compensation Table:

▪	For 2018: Mr. Marchioni, $76,825; Mr. Murphy, $105,075; Mr. Wilcox, $32,625; and Mr. Lanza, $49,725.

▪	For 2019: Mr. Marchioni, $88,419; Mr. Murphy, $108,669; Mr. Wilcox, $46,987; and Mr. Lanza, $78,854.

▪	For 2020: Mr. Marchioni, $90,581; Mr. Murphy, $92,398; Mr. Wilcox, $290,451; and Mr. Lanza, $47,181.

EMPLOYMENT AGREEMENTS AND POTENTIAL PAYMENTS UPON
TERMINATION OR CHANGE IN CONTROL

SICA entered into amended employment agreements with: (i) Mr. Marchioni, commencing as of February 1, 2020, in connection with his appointment as President and Chief Executive Officer; (ii) Mr. Wilcox, commencing as of January 1, 2017, in connection with his commencement of employment; (iii) Mr. Lanza, commencing as of March 2, 2020; and (iv) Mr. Murphy, commencing as of February 1, 2020, in connection with his transition to Executive Chairman of the Board, which terminated as of February 1, 2021 (collectively, the “Employment Agreements”). The following tables summarize the principal provisions of the Employment Agreements.

Messrs. Marchioni, Wilcox, and Lanza

Term	Initial three-year term, automatically renewed for additional one-year periods unless terminated by either party with written notice.(1)
Compensation	Base salary.(2)
Benefits	Eligible to participate in incentive compensation plan, stock plan, 401(k) plan, and any other stock option, stock appreciation right, stock bonus, pension, group insurance, retirement, profit sharing, medical, disability, accident, life insurance, relocation plan or policy, or any other plan, program, policy or arrangement of Selective or SICA intended to benefit SICA’s employees generally.
Vacation and Reimbursements	Vacation time and reimbursements for ordinary travel and entertainment expenses in accordance with SICA’s policies.
Perquisites	Suitable offices, secretarial and other services, and other perquisites to which other SICA executives are generally entitled.

Severance and Benefits on Termination without Change in Control

▪      For Cause or Resignation by NEO other than for Good Reason: Salary and benefits accrued through termination date.

▪      Death or Disability: Multiple(3) of: (i) NEO’s salary; plus (ii) average of three most recent annual cash incentive payments; provided that any such severance payments be reduced by life or disability insurance payments under policies with respect to which SICA paid premiums, paid in 12 equal installments.

▪     Without Cause by SICA, Relocation of Office over 50 Miles (without NEO’s consent), Resignation for Good Reason by CEO:

o    Multiple(3) of: (i) NEOs salary; plus (ii) average of three most recent annual cash incentive payments paid in 12 equal installments.

o    Medical, dental, vision, disability, and life insurance coverage in effect for NEO and dependents until the earlier of specified period of months(4) following termination or commencement of equivalent benefits from a new employer.

▪      Stock Awards: Except for termination for Cause or resignation by the NEO other than for Good Reason, immediate vesting and possible extended exercise period, as applicable, for any previously granted stock options, stock appreciation rights, cash incentive units, restricted stock, restricted stock units, and stock bonuses.

Severance and Benefits on Termination after Change in Control

For termination without Cause or resignation for Good Reason by: (i) CEO at any time; or (ii) other NEO within two years following a Change in Control (as defined in the Employment Agreement), NEO is entitled to:

▪      Severance payment equal to multiple(5) of the greater of: (i) NEO’s salary plus target annual cash incentive payment; or (ii) NEO’s salary plus the average of NEO’s annual cash incentive payments for the three calendar years prior to the calendar year in which the termination occurs, paid in lump sum.

▪      Medical, dental, vision, disability, and life insurance coverage in effect for NEO and dependents until the earlier of a period of months(6) following termination or commencement of equivalent benefits from a new employer.

▪      Stock awards, same as above, except that the initial number of cash incentive units is multiplied by 150%.

Release; Confidentiality and Non-Solicitation

▪      Receipt of severance payments and benefits conditioned upon:

o      Entry into release of claims; and

o      No disclosure of confidential or proprietary information, or solicitation of employees to leave Selective or its subsidiaries for a period of two years following the termination of the Employment Agreement, and assignment of intellectual property rights.

(1)       The initial three-year term for Mr. Wilcox ended on January 1, 2020. The initial three-year terms for Messrs. Marchioni and Lanza will end on January 31, 2023, and March 2, 2023, respectively.

(2)       The annual base salaries for the NEOs were as follows: Mr. Marchioni, $925,000 (as of February 1, 2020); Mr. Wilcox, $640,002 (as of March 2, 2020); and Mr. Lanza, $560,000 (as of March 2, 2020).

(3)       For Mr. Marchioni, the multiple is two, and for Messrs. Wilcox and Lanza, the multiple is 1.5.

(4)       For Mr. Marchioni, the period is 24 months, and for Messrs. Wilcox and Lanza, the period is 18 months.

(5)       For Mr. Marchioni, the multiple is 2.99. For each of Messrs. Lanza and Wilcox, the calculation for the severance payment is 1.5 times the sum of his salary and the average of his annual cash incentive payments for the three calendar years prior to the calendar year in which the termination occurs.

(6)       For Mr. Marchioni, the period is 36 months, and for Messrs. Lanza and Wilcox, the period is 18 months.

Mr. Murphy

Term	One-year term commenced on February 1, 2020, and ended on February 1, 2021 (the “Term”).
Compensation	Base salary of $750,000. In lieu of eligibility for LTIP grants of restricted stock units and cash incentive units after the first quarter of 2020, $1,000,000 in cash (the “Cash Award”) to be paid within ten business days following the end of the Term.
Benefits	Eligible to participate in incentive compensation plan, stock plan, 401(k) plan, and any other stock option, stock appreciation right, stock bonus, pension, group insurance, retirement, profit sharing, medical, disability, accident, life insurance, relocation plan or policy, or any other plan, program, policy or arrangement of Selective or SICA intended to benefit SICA’s employees generally, except for LTIP grants after the first quarter of 2020.
Reimbursements	Reimbursements for ordinary travel and entertainment expenses in accordance with SICA’s policies.
Perquisites	Suitable offices, secretarial and other services, and other perquisites to which other executives of SICA are generally entitled.
Severance and Benefits on Termination without Change in Control

▪  For Cause or Resignation: Salary and benefits accrued through termination date.

▪  Death or Disability, or without Cause:

o    Remainder of unpaid salary through the end of the Term.

o    Annual cash incentive payment.

o    The Cash Award.

o    Partial reimbursement for the cost of medical, dental, and vision insurance coverages in effect for Executive and dependents for up to 24 months following termination.

Release; Confidentiality and Non-Solicitation

▪  Receipt of severance payments and benefits conditioned upon:

o      Entry into release of claims; and

o      No disclosure of confidential or proprietary information, or solicitation of employees to leave Selective or its subsidiaries for a period of two years following the termination of the Employment Agreement and assignment of intellectual property rights.

The following table shows information regarding payments and benefits to which our NEOs would be entitled under the terms of the Employment Agreements and the scenarios shown as of December 31, 2020:

Name	Resignation(1) or Termination For Cause ($)	Retirement ($)(2)	Death or Disability ($)(3)	Termination without Cause or Resignation with Good Reason ($)(4)	Termination Following Change in Control ($)(5)
John J. Marchioni	-	4,615,693	9,692,360	9,713,812	14,912,029
Gregory E. Murphy	-	7,853,502	10,466,002	10,490,393	8,721,708
Mark A. Wilcox	-	2,662,900	5,135,403	5,162,718	5,355,374
Michael H. Lanza	-	1,664,330	3,504,330	3,530,923	3,603,676

(1)       Other than a resignation for Good Reason.

(2)       This column includes the value of vested and unvested performance-based restricted stock units granted under the Omnibus Stock Plan and any related accrued DEUs. These performance-based awards would normally vest upon: (i) achievement of early or normal retirement eligibility or continuation in service through the end of the applicable performance period; and (ii) the achievement of the specified performance goals applicable to each such award, and be payable following the end of the applicable three-year performance period. Restricted stock unit and cash incentive unit awards granted to Messrs. Murphy and Lanza have vested, but their ultimate payment value will only be determined upon achievement of the performance condition, as each of these NEOs has attained early retirement eligibility. Also included in this column is the value of performance-based cash incentive units awarded under the Cash Incentive Plan to the NEOs. The value of such awards is calculated using: (i) the target 100% unit multiplier for the number of cash incentive units granted; and (ii) the per unit value at December 31, 2020. Under the Cash Incentive Plan, participants’ awards, including the NEOs’ awards, would fully vest upon achievement of early or normal retirement eligibility or continuation in service through the end of the payment date and be payable following the end of the applicable three-year performance period.

(3)       This column includes the value of unvested performance-based restricted stock units granted under the Omnibus Stock Plan and any related accrued DEUs. In the event of total disability, these performance-based awards would normally vest for all participants, including the NEOs, upon the achievement of the specified performance goals applicable to each such award, and be payable following the end of the applicable three-year performance period. In the event of death, these performance-based awards are immediately vested and payable for all participants, including the NEOs. Also included in this column is the value of performance-based cash incentive units awarded under the Cash Incentive Plan to the NEOs. The value of such awards is calculated using: (i) the target 100% unit multiplier for the number of cash incentive units granted; and (ii) the per unit value at December 31, 2020. Under the Cash Incentive Plan, participants’ awards, in the event of total disability, including the NEOs’ awards, would fully vest and be payable following the end of the applicable three-year performance period. This column also includes the severance payment provided for in each NEO’s Employment Agreement. Payments in this column will be reduced by life or disability insurance payments under policies for which SICA paid premiums.

(4)       This column includes the value of unvested performance-based restricted stock units granted under the Omnibus Stock Plan and any related accrued DEUs. These performance-based awards would normally vest upon: (i) a termination without Cause or Resignation for Good Reason; and (ii) the achievement of the specified performance goals applicable to each such award, and be payable following the end of the applicable three-year performance period. Also included in this column is the value of performance-based cash incentive units awarded under the Cash Incentive Plan to the NEOs. The value is calculated using: (i) the target 100% unit multiplier for the number of cash incentive units granted; and (ii) the per unit value at December 31, 2020. The awards would fully vest and be payable following the end of the applicable three-year performance period. Also included in this column are the severance payment and the value of applicable medical, dental, vision, disability, and life insurance coverages, as provided for in each respective NEO’s Employment Agreement.

(5)       This column includes the value of unvested performance-based restricted stock units granted under the Omnibus Stock Plan, and any related accrued DEUs, which would immediately vest and be payable upon a termination of employment following a change in control. This column also includes the value of performance-based cash incentive units awarded under the Cash Incentive Plan to the NEOs, all of which would vest upon a termination of employment following a change in control. The value of such awards is calculated using: (i) a 150% per unit multiplier; and (ii) the per unit value at December 31, 2020. Also included in this column are the severance payment and the value of applicable medical, dental, vision, disability, and life insurance coverages, as provided for in each NEO’s Employment Agreement.

CEO PAY RATIO

As a result of rules adopted under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), the SEC requires disclosure of the CEO to median employee pay ratio. We identified the median employee by tabulating 2020 W-2 Medicare Wages on October 31, 2020. We included all employees, whether employed full-time, part-time, or seasonally. We did not make any adjustments or annualize compensation for employees who we did not employ for all of 2020. We believe the use of W-2 Medicare Wages is a simple and consistent methodology that we can easily replicate in future years. Mr. Marchioni’s 2020 total compensation was $5,130,406 (reflected in the Summary Compensation Table), and our median employee’s 2020 total compensation was $107,451. Mr. Marchioni’s 2020 total compensation was approximately 48 times that of our median employee.

DIRECTOR COMPENSATION

We compensate non-employee directors for their Board service with a combination of cash and equity in amounts commensurate with their role and involvement, and consistent with peer company practices. In setting director compensation, we consider the significant amount of time and effort our directors expend in fulfilling their duties, as well as the skill level required of members of our Board. We intend to compensate our non-employee directors in a competitive way that attracts and retains a high caliber of directors and aligns their interests with those of our stockholders. Messrs. Murphy and Marchioni, who also served as executive officers in 2020, did not receive additional compensation for their service as directors in 2020.

The SEBC, which is comprised solely of independent directors, has the primary responsibility for reviewing and approving compensation for non-employee directors, including, but not limited to, the following elements: retainer, meeting fees, committee member fees, committee chairperson fees, lead independent director fees, non-executive chairperson fees, and equity and stock compensation. In October 2019, the SEBC undertook a review of the form and amount of compensation paid to our non-employee directors for their Board service. The SEBC considered the results of an independent analysis completed by the Compensation Consultant, who reviewed non-employee director compensation trends and data from companies comprising the peer group used by the SEBC in its review of executive compensation. After consultation with the Compensation Consultant, the SEBC made no changes to Selective’s director compensation program from the prior year in light of peer data and the amount of responsibility of their positions.

The following table shows compensation earned by or paid to our non-employee directors during 2020:

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)
Ainar D. Aijala, Jr.(3)	27,322	0	27,322
Lisa Rojas Bacus(4)	26,639	0	26,639
John C. Burville	104,348	80,013	184,361
Terrence W. Cavanaugh	100,045	80,013	180,058
Wole C. Coaxum(5)	26,639	0	26,639
Robert Kelly Doherty	122,500	80,013	202,513
Thomas A. McCarthy	100,045	80,013	180,058
Stephen C. Mills(6)	27,322	0	27,322
H. Elizabeth Mitchell	97,545	80,013	177,558
Michael J. Morrissey	118,371	80,013	198,384
Cynthia S. Nicholson	107,381	80,013	187,394
Ronald L. O’Kelley(7)	32,787	0	32,787
William M. Rue	92,500	80,013	172,513
John S. Scheid	122,545	80,013	202,558
J. Brian Thebault	137,545	80,013	217,558
Philip H. Urban	102,431	80,013	182,444

(1)       Information on the election by directors to receive shares of Selective common stock instead of cash for their 2020 annual retainer is set forth below under the heading “Annual Retainer Stock Election.”

(2)       This column reflects the aggregate grant date fair value for the 2020 grants of restricted stock units to directors, based on a grant date fair value of $46.17 per share, calculated in accordance with ASC Topic 718. Information on unvested restricted stock units held by each director as of December 31, 2020, is set forth below under the heading “Unvested Restricted Stock Units.”

(3)	Mr. Aijala joined Selective’s Board effective as of September 23, 2020.

(4)	Ms. Bacus joined Selective’s Board effective as of September 23, 2020.

(5)	Mr. Coaxum joined Selective’s Board effective as of September 23, 2020.

(6)	Mr. Mills joined Selective’s Board effective as of September 23, 2020.

(7)	Mr. O’Kelley retired from Selective’s Board effective as of April 29, 2020.

The following table summarizes the types and amounts of compensation paid to our non-employee directors in 2020:

Type of Compensation	Amount
Annual Retainer Fee	$85,000
Grant Date Fair Value of Annual Equity Award	$80,000
Board Meeting Attendance	$0
Annual Committee Member Fee Audit Committee Corporate Governance and Nominating Committee Finance Committee SEBC	$7,500 $5,000 $7,500 $7,500
Annual Committee Chairperson Fee Audit Committee Corporate Governance and Nominating Committee Finance Committee SEBC	$30,000 $20,000 $30,000 $20,000
Lead Independent Director Fee	$40,000
Expenses	Reasonable

As the tables above show, in 2020, the non-employee directors received compensation in the forms of restricted stock units and cash for their director service. The SEBC annually reviews and approves the compensation for non-employee directors, including the Annual Retainer Fee. For 2020, non-employee directors had the election to receive up to 100% of their Annual Retainer Fee in shares of Selective common stock. Any remaining balance of the Annual Retainer Fee was paid in cash. Non-employee directors made this election before December 20, 2019. The Annual Retainer Fee was paid in one installment on the second business day following Selective’s 2020 Annual Meeting of Stockholders.

For 2020, the annual equity grant under Selective’s non-employee director compensation program was made entirely in restricted stock units granted under the Omnibus Stock Plan. Shares of Selective common stock paid to directors as a portion of their Annual Retainer Fee were issued under the Omnibus Stock Plan. Annual Committee Member Fees, Annual Committee Chairperson Fees, and the Lead Independent Director Fee were paid in cash pursuant to the table above.

Annual Retainer Stock Election

Directors elected to receive shares of Selective common stock for all or a portion of their 2020 Annual Retainer Fee as follows:

Name	Number of Shares	Payment Date Value of Stock ($)
Ainar D. Aijala, Jr.	0	0
Lisa Rojas Bacus	0	0
John C. Burville	1,842	85,045
Terrence W. Cavanaugh	1,842	85,045
Wole C. Coaxum	0	0
Robert Kelly Doherty	0	0
Thomas A. McCarthy	1,842	85,045
Stephen C. Mills	0	0
H. Elizabeth Mitchell	1,842	85,045
Michael J. Morrissey	1,381	63,761
Cynthia S. Nicholson	1,842	85,045
Ronald L. O’Kelley	0	0
William M. Rue	0	0
John S. Scheid	1,842	85,045
J. Brian Thebault	1,842	85,045
Philip H. Urban	1,289	59,513

Unvested Restricted Stock Units*

The aggregate number of unvested restricted stock units held by each director as of December 31, 2020, was as follows:

Name	Unvested Restricted Stock Units (#)
Ainar D. Aijala, Jr.	0
Lisa Rojas Bacus	0
John C. Burville	1,733
Terrence W. Cavanaugh	1,733
Wole C. Coaxum	0
Robert Kelly Doherty	1,733
Thomas A. McCarthy	1,733
Stephen C. Mills	0
H. Elizabeth Mitchell	1,733
Michael J. Morrissey	1,733
Cynthia S. Nicholson	1,733
Ronald L. O’Kelley	0
William M. Rue	1,733
John S. Scheid	1,733
J. Brian Thebault	1,733
Philip H. Urban	1,733

*       No Directors held any outstanding stock options as of December 31, 2020.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No member of the Salary and Employee Benefits Committee: (i) was a Selective officer or employee in 2020; (ii) is a former Selective officer; or (iii) entered into any transaction in 2020 requiring disclosure under the section entitled, “Transactions with Related Persons.”

No Selective executive officer served as a member of the compensation committee of another entity, or as a director of another entity, one of whose executive officers served on the Salary and Employee Benefits Committee or as a director of Selective.

COMPENSATION COMMITTEE REPORT

The Salary and Employee Benefits Committee establishes general executive compensation policies and establishes the salaries and bonuses of Selective’s executive officers, including the Chief Executive Officer. The Salary and Employee Benefits Committee (i) has reviewed and discussed the Compensation Discussion and Analysis with management, and (ii) based on this review and discussion, recommended to the Board of Directors, and the Board approved, the inclusion of the Compensation Discussion and Analysis in Selective’s Annual Report on Form 10-K for the year ended December 31, 2020 and this Proxy Statement.

Submitted by the Salary and Employee Benefits Committee of Selective’s Board of Directors,

Michael J. Morrissey, Chairperson	Stephen C. Mills
Lisa Rojas Bacus	Cynthia S. Nicholson
John C. Burville	J. Brian Thebault
Terrence W. Cavanaugh	Philip H. Urban

The Compensation Committee Report does not constitute soliciting material, and it shall not be deemed to be filed or incorporated by reference into any other Selective filing under the Securities Act of 1933, as amended (“Securities Act”), or the Exchange Act, except to the extent that Selective specifically incorporates the Compensation Committee Report by reference therein.

INFORMATION ABOUT PROPOSAL 2

As required under the Dodd-Frank Act, our Board of Directors provides Selective’s stockholders the opportunity to vote annually to approve, on an advisory (non-binding) basis, the compensation of our named executive officers disclosed pursuant to the compensation disclosure rules of the SEC (also referred to as say-on-pay). Although the vote is non-binding, the Board and the SEBC value our stockholders’ opinions and will consider the outcome of this vote when making future compensation decisions for named executive officers. In 2020, our stockholders overwhelmingly supported our compensation decisions, with approximately 98% of votes cast voting in favor of our say-on-pay proposal.

We urge stockholders to read the Compensation Discussion and Analysis section of this Proxy Statement, which discusses our compensation philosophy, policies, and procedures. The following resolution is being submitted to stockholders for approval at the Annual Meeting pursuant to Section 14A of the Exchange Act:

“RESOLVED, that the stockholders of Selective Insurance Group, Inc. (“Selective”) approve, on an advisory basis, the 2020 compensation of Selective’s named executive officers as such compensation is disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K or any successor thereto.”

If a majority of stockholders vote against this proposal, neither the Board nor the SEBC will be required to take any specific action because this vote is non-binding and advisory. Nonetheless, consistent with our record of stockholder responsiveness, the SEBC will consider our stockholders’ concerns and take them into account in future determinations concerning our executive compensation programs. The Board of Directors recommends you indicate your support for the compensation of our named executive officers as outlined in the above resolution.

Board Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE ADVISORY RESOLUTION APPROVING THE 2020 COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

INFORMATION ABOUT PROPOSAL 3

Approval of Amendment and Restatement of the Company’s Employee

Stock Purchase Plan to Increase the Number of Authorized

Shares Issuable and to Make Certain Other Administrative Changes

On January 28, 2021, the Board of Directors adopted, subject to stockholder approval and based on the SEBC’s recommendation, the Selective Insurance Group, Inc. Employee Stock Purchase Plan, as amended and restated (the “Amended ESPP”), and directed that this proposal to approve the Amended ESPP be submitted to our stockholders for their approval at the Annual Meeting. Under this proposal, we are asking you to approve the Amended ESPP, including an increase in the number of shares of our common stock authorized for issuance thereunder by 1,000,000, and to make certain other administrative changes. If approved by stockholders at the Annual Meeting, the Amended ESPP will become effective July 1, 2021.

The Board believes that stockholder approval of the Amended ESPP will provide a greater community of interest between Selective stockholders and the employees of Selective and its subsidiaries, and facilitate the purchase by employees of shares of our common stock. The ESPP offers eligible employees of Selective and designated subsidiaries the opportunity to purchase shares of our common stock at a discounted price through regular payroll deductions. Accordingly, the ESPP provides such eligible employees with the opportunity to become stockholders of Selective and participate in our success, which aligns their interests with those of our stockholders and provides an incentive for them to promote our continued success. Participation in the ESPP is entirely voluntary.

As of March 5, 2021, there were 257,347 shares of our common stock available for future purchase under the current ESPP. The Board believes that additional shares of common stock are needed for issuance under the Amended ESPP so that the ESPP can continue to be used as a method to attract, motivate, and retain the best available talent suitable for the success of our business. Based on past participation rates, the company believes that the addition of 1,000,000 shares of common stock will be sufficient for purchases under the Amended ESPP for approximately six more years. However, the actual number of shares utilized will depend on various factors, including employee participation levels and our common stock price. The proceeds Selective receives from the sale of common stock under the Amended ESPP may be used for any corporate purpose.

The Amended ESPP is intended to be an “employee stock purchase plan” within the meaning of Section 423 of the Internal Revenue Code of 1986, as amended (the “Code”). The Amended ESPP is not subject to the provisions of the Employee Retirement Income Security Act of 1974, nor is it qualified as a pension, profit-sharing, or stock bonus plan under Section 401(a) of the Code. The Amended ESPP will supersede and replace in its entirety the Selective Employee Stock Purchase Plan (2009) in effect until July 1, 2021.

Summary of the Amended ESPP

The material terms and conditions of the Amended ESPP are described below. This summary is not intended to be a complete description of all provisions of the Amended ESPP and is qualified in its entirety by reference to the full text of the Amended ESPP, a copy of which is attached to this Proxy Statement as Appendix A.

Material Features of the Amended ESPP

Twice a year, the ESPP provides eligible employees the opportunity to purchase shares of our common stock through payroll deductions at a price equal to the lesser of 85% of the fair market value of a share of our common stock on the first day of the offering period and 85% of the fair market value of a share of our common stock on the last day of the offering period. Up to 4,500,000 shares of our common stock are currently authorized for issuance under the ESPP. If the Amended ESPP is approved by stockholders at the Annual Meeting, an additional 1,000,000 shares of common stock will be available for issuance under the Amended ESPP, bringing the total number of shares of common stock that have been authorized for issuance under the ESPP to 5,500,000 shares, subject to adjustment as provided in the Amended ESPP pursuant to anti-dilution provisions.

Administration

The Amended ESPP will be administered by the SEBC. The SEBC has the full and exclusive discretionary authority to administer the Amended ESPP, to construe, interpret, and apply its terms, determine eligibility to participate in the Amended ESPP, adjudicate all disputed claims made with respect to the Amended ESPP, and to adopt rules and regulations necessary to administer the Amended ESPP.

Term of the Amended ESPP

Subject to stockholder approval at the Annual Meeting, the Amended ESPP will become effective on July 1, 2021. The Board has the right to suspend or terminate the Amended ESPP at any time and for any reason. To the extent any suspension or termination of the Amended ESPP were to occur while an offering was in progress, the SEBC either will shorten such offering period by setting a new exercise date before such suspension or termination occurs, or will refund to each participant the balance, if any, of each participant’s account, without interest.

The SEBC also may take certain actions, without regard to any adverse effect on participant rights, as permitted by the terms of the Amended ESPP, including changing the timing of an offering period.

Eligibility

Any person who is an employee of the company or of a participating subsidiary and who is a regularly scheduled full-time or regularly scheduled part-time employee, or who is customarily employed more than twenty hours per week, is eligible to participate in the Amended ESPP. However, seasonal employees (employees whose customary employment is for not more than five months in any calendar year) are not eligible to participate in the Amended ESPP.

In addition, an employee may not participate in an offering under the Amended ESPP if the purchase would cause the employee to own shares and/or options to purchase shares representing 5% or more of the total combined voting power or value of all classes of stock of Selective or any subsidiary or parent of Selective.

Any eligible employee may become a participant in the Amended ESPP by enrolling in the Amended ESPP and authorizing payroll deductions before the offering period begins. Once an employee becomes a participant, payroll deductions continue for all subsequent offering periods unless a participant discontinues his or her participation in the Amended ESPP. Eligible employees may not transfer their rights under the Amended ESPP, other than by will or the laws of descent or distribution.

As of March 5, 2021, 2,392 employees were eligible to participate in the current ESPP, with approximately 847 employees actually participating. The closing price of our common stock on Nasdaq on March 5, 2021 was $71.24.

Offerings under the Amended ESPP

Amended ESPP offerings are made on the first business day of January and July each year. An offering gives each eligible employee the opportunity to buy shares of our common stock at a 15% discount from “fair market value.” Purchases under the Amended ESPP are made by means of payroll deductions over a six-month option period beginning on the first business day in January and July and ending on the last business day in the following June and December, respectively, of the applicable year. Upon enrollment in the Amended ESPP, a participant shall authorize the company to make payroll deductions of a whole percentage of his or her base pay each payroll period at a rate not to exceed 10% of his or her payroll period base pay. A participant may not increase or decrease the percentage of the payroll deduction during an offering period. However, a participant may change the percentage of the payroll deduction prior to the commencement of an offering period. For a participating employee, the amount in his or her account on the last day of the offering period (the last business day in June or December) is applied, without interest, to purchase whole or partial shares of our common stock, at a price equal to the lower of 85% of the fair market value of a share of our common stock on the first day of the offering period and 85% of the fair market value of a share of our common stock on the last day of the offering period.

However, no participant may purchase more than 2,400 shares of common stock in any one offering period, and no participant may be granted an option under the Amended ESPP that, together with purchase rights under any other Company “employee stock purchase plan,” accrues at a rate exceeding $25,000 worth of stock (valued at the time the participant’s option is granted) for each calendar year during which the option is outstanding.

Termination of Participation

Participants may not alter the rate of payroll deductions during an offering period, but may entirely discontinue their participation in the Amended ESPP for an offering period no later than fourteen (14) business days before the last day of the offering period. If a participant withdraws from an offering period, his or her option for the offering period will terminate, all of his or her payroll deductions will be refunded as soon as administratively practicable, without interest, and further payroll deductions will cease. A participant who has previously withdrawn from an offering period may re-enter the Amended ESPP by enrolling for a subsequent offering period.

Upon termination of a participant’s employment with the company and its participating subsidiaries during an offering period for any reason, including death, the payroll deductions credited to the participant’s account for the offering period will be automatically returned to him or her (or in the event of the participant’s death, to his or her estate) in cash, without interest.

Amendment of the Amended ESPP

The Board may amend the Amended ESPP at any time and in any respect, except that stockholder approval is required for any such amendment that increases the number of shares authorized for issuance under the Amended ESPP or for any such amendment that would cause the Amended ESPP to fail to continue to qualify as an “employee stock purchase plan” under Section 423 of the Code.

Certain Federal Income Tax Consequences

The following is a brief description of the U.S. federal income tax consequences generally arising with respect to options that may be granted under the Amended ESPP. There may be different tax consequences under certain circumstances, and there may be federal gift and estate tax consequences and state, local, and foreign tax consequences. This discussion is intended for the information of the stockholders considering how to vote at the Annual Meeting and not as tax guidance to individuals who will participate in the Amended ESPP.

The Amended ESPP is intended to qualify as an “employee stock purchase plan” within the meaning of Section 423 of the Code. Under such an arrangement, no taxable income will be recognized by a participant upon either the grant or the exercise of an option to purchase shares during an offering period. Taxable income will not be recognized until there is a sale or other disposition of the shares acquired under the Amended ESPP or unless the participant dies while still owning the purchased shares.

The tax consequences to a participant of a disposition of shares vary depending on the period the stock is held before its disposition. If a participant disposes of shares within two years after the first day of the offering period (the “grant date”) or within one year after the date on which the shares are acquired (a “disqualifying disposition”), the participant will recognize ordinary income in the year of disposition in an amount equal to the difference between the fair market value of the shares on the exercise date (or, if less, the sale price of the shares) and the purchase price. The company will be entitled to a corresponding deduction. Any additional gain or resulting loss recognized by the participant from the disposition of the shares is a capital gain or loss.

If the participant disposes of the shares at least two years after the grant date and at least one year after the date on which the shares are acquired, the participant recognizes ordinary income in the year of disposition in an amount equal to the lesser of:

(i)	the difference between the fair market value of the shares on the date of disposition and the purchase price; and

(ii)	the difference between the fair market value of the shares on the grant date and the purchase price (determined by applying any discounted purchase price as if the option were exercised on the grant date).

Any additional gain recognized by the participant on the disposition of the shares is a capital gain. If the fair market value of the shares on the date of disposition is less than the purchase price, there is no ordinary income, and the loss recognized is a capital loss. The company will not be entitled to any tax deduction with respect to a disposition of shares by a participant after the two-year and one-year holding periods described above.

If the participant still owns the shares at the time of his or her death, the lesser of the following amounts is recognized as ordinary income in the year of the participant’s death:

(i)	the difference between the fair market value of the shares on the date of death and the purchase price; and

(ii)	the difference between the fair market value of the shares on the grant date and the purchase price (determined as if the option were exercised on the grant date).

A capital gain or loss will be long-term if the participant holds the shares for more than twelve months and short-term if the participant holds the shares for twelve months or less.

New Plan Benefits

Participation in the Amended ESPP is voluntary and each eligible employee will make his or her own decision regarding whether and to what extent to participate in the Amended ESPP. It is therefore not possible to determine the benefits or amounts that will be received in the future by individual employees or groups of employees under the Amended ESPP.

Stockholder Approval Required

Approval of the Amended ESPP requires the affirmative vote of a majority of the votes cast at the Annual Meeting. For more information, please see the section entitled “Proposals for Stockholder Vote and Approval Requirements” of this Proxy Statement.

Board Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE PROPOSAL TO APPROVE THE AMENDED ESPP TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK AVAILABLE FOR ISSUANCE THEREUNDER AND TO MAKE CERTAIN OTHER ADMINISTRATIVE CHANGES.

INFORMATION ABOUT PROPOSAL 4

Ratification of Appointment of
Independent Registered Public Accounting Firm

The Audit Committee has appointed KPMG LLP to act as Selective’s independent registered public accounting firm for the fiscal year ending December 31, 2021. The Audit Committee monitors the independence of the independent registered public accounting firm and compliance with auditor partner rotation requirements. Upon the recommendation of the Audit Committee, the Board of Directors has approved the appointment and has directed that the appointment be submitted to Selective’s stockholders for ratification at the Annual Meeting.

Stockholder ratification of the appointment of KPMG LLP as Selective’s independent registered public accounting firm is not required. The Board of Directors, however, is submitting the appointment to our stockholders for ratification as a matter of good corporate practice. If our stockholders do not ratify the appointment, the Audit Committee and the Board of Directors will reconsider whether to retain KPMG LLP or another firm. Even if our stockholders ratify the appointment, the Board of Directors may direct the appointment of a different auditing firm at any time during the 2021 fiscal year if the Board determines that such a change would be in the best interests of Selective and our stockholders.

We expect that a representative of KPMG LLP will participate in the Annual Meeting by virtually attending and the representative will have an opportunity to make a statement, if he or she so desires, and will be available to respond to appropriate questions.

Board Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2021.

FEES OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

KPMG LLP, Selective’s independent registered public accounting firm, provided services in the following categories and amounts in 2020 and 2019:

Category	2020	2019
Audit Fees(1)	$1,840,000	$1,802,500
Audit-Related Fees(2)	$0	$94,000
Tax Fees(3)	$5,057	$17,344
All Other Fees(4)	$293,413	$440,541
TOTAL	$2,138,470	$2,354,385

(1)	Audit fees include fees associated with the issuance of comfort letters in both years.

(2)	Audit-Related Fees for 2019 consisted of amounts associated with audits of our benefit plans for 2018.

(3)	Tax Fees for 2020 and 2019 were for tax consulting services.

(4)	All Other Fees for 2020 and 2019 consisted of amounts associated with independent actuarial reviews, reserve opinions, and consulting services.

The Audit Committee has a pre-approval policy that requires pre-approval of audit, audit-related, and permitted non-audit services on an annual basis and authorizes the Audit Committee to delegate, to one or more of its members, pre-approval authority with respect to permitted services. The Audit Committee delegated the authority to pre-approve audit, audit-related, and permitted non-audit services by KPMG LLP to the Audit Committee Chairperson, who is required to report any pre-approvals to the Audit Committee for ratification at its next meeting. In 2020, the Audit Committee pre-approved 100% of audit, audit-related, and permitted non-audit services, and concluded that KPMG LLP’s provision of such services was compatible with the maintenance of KPMG LLP’s independence in the conduct of its auditing functions.

AUDIT COMMITTEE REPORT

The Audit Committee oversees Selective’s financial reporting processes on behalf of the Board of Directors. Management has the primary responsibility for overseeing the preparation of the financial statements and the overall reporting processes, including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee has:

▪	Periodically met with and held discussions with management regarding the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in Selective’s financial statements.

▪	Reviewed and discussed the audited financial statements for the year ended December 31, 2020, included in the Annual Report on Form 10-K and any amendments thereto, with management, which represented to the Audit Committee that: (i) the financial statements were prepared in accordance with U.S. generally accepted accounting principles; and (ii) management had reviewed Selective’s disclosure controls and procedures and believes those controls are effective.

▪	Reviewed and discussed with KPMG LLP, Selective’s independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of those audited financial statements in accordance with U.S. generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of Selective’s accounting principles and such other matters as are required to be discussed with the Audit Committee under Statements of the Public Company Accounting Oversight Board, including the Statement on Auditing Standards No. 1301, “Communications with Audit Committees” as adopted by the Public Company Accounting Oversight Board, as may be modified or supplemented.

▪	Received the written disclosures and the letter from KPMG LLP required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and discussed with KPMG LLP its independence from Selective and its management.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board approved, the inclusion of the audited financial statements in Selective’s Annual Report on Form 10-K and any amendments thereto for the year ended December 31, 2020.

Submitted by the Audit Committee of Selective’s Board of Directors,

John S. Scheid, Chairperson	Robert Kelly Doherty
Ainar D. Aijala, Jr.	Thomas A. McCarthy
John C. Burville	H. Elizabeth Mitchell
Terrence W. Cavanaugh	Philip H. Urban

The Audit Committee Report does not constitute soliciting material, and shall not be deemed to be filed or incorporated by reference into any other Selective filing under the Securities Act or the Exchange Act, except to the extent that Selective specifically incorporates the Audit Committee Report by reference therein.

STOCKHOLDER PROPOSALS AND NOMINATIONS

Proposals for Inclusion in 2022 Proxy

From time to time, stockholders present proposals that may be proper subjects for inclusion in the proxy statement and for consideration at an annual meeting. Under SEC rules, in order to be included in the proxy statement for the 2022 Annual Meeting of Stockholders, stockholder proposals submitted under Exchange Act Rule 14a-8 must be received no later than November 24, 2021 by Selective’s Corporate Secretary at 40 Wantage Avenue, Branchville, New Jersey 07890.

Other Proposals and Nominations

Selective’s By-Laws require that a stockholder who otherwise intends to: (i) present a proposal outside of Rule 14a-8 under the Exchange Act; or (ii) nominate a director, must deliver notice to the Corporate Secretary, in proper written form and in accordance with the requirements of the By-Laws, not less than 120 days nor more than 150 days prior to the first anniversary of the preceding year’s annual meeting. Accordingly, a notice of a stockholder proposal for the 2022 Annual Meeting of Stockholders, submitted outside of Rule 14a-8 under the Exchange Act, will be untimely if received by the Corporate Secretary before November 29, 2021 or after December 29, 2021.

* * * * * * * *

It is important that your shares be represented at the meeting, regardless of the number of shares that you hold. ACCORDINGLY, YOU ARE URGED TO PROMPTLY VOTE YOUR SHARES BY: (1) COMPLETING, DATING, AND SIGNING THE ENCLOSED PROXY CARD AND RETURNING IT IN THE ENCLOSED ENVELOPE; (2) CALLING THE TOLL-FREE TELEPHONE NUMBER LISTED ON THE PROXY CARD; OR (3) ACCESSING THE INTERNET WEB SITE LISTED ON THE PROXY CARD. Stockholders who are present at the meeting may revoke their proxies and vote in person or, if they prefer, may abstain from voting in person and allow their proxies to be voted.

By Order of the Board of Directors:

Robyn P. Turner

Corporate Secretary

March 24, 2021

Branchville, New Jersey

Appendix A

SELECTIVE INSURANCE GROUP, INC.
EMPLOYEE STOCK PURCHASE PLAN (2021)

Amended and Restated Effective July 1, 2021

ARTICLE I
Establishment and Purpose

1.1.	Selective Insurance Group, Inc. (the “Company” or “Selective”) has established the Employee Stock Purchase Plan (the “Plan”) to provide a greater community of interest between Selective stockholders and the employees of Selective and its subsidiaries which adopt the Plan, and to facilitate the purchase by employees of shares of common stock of Selective. The Company intends that the Plan qualify as an “employee stock purchase plan” under Section 423 of the Internal Revenue Code of 1986, as amended.

1.2.	The Plan, as amended and restated, is effective July 1, 2021, subject to approval by the Company’s stockholders at the Company’s 2021 annual meeting of stockholders, and is renamed the “Selective Insurance Group, Inc. Employee Stock Purchase Plan (2021).”

ARTICLE II
Definitions

2.1.	“Account” means a bookkeeping account established by the Company with respect to the funds that are accumulated for each individual Participant as a result of payroll deductions for the purpose of purchasing Shares under the Plan. The funds that are allocated to a Participant's Account may be commingled with the general funds of the Company.

2.2.	“Acquisition” means a merger or consolidation of Selective with and into another person or the sale, transfer, or other disposition of all or substantially all of the assets of Selective to one or more persons (other than any wholly-owned subsidiary of Selective) in a single transaction or series of related transactions.

2.3.	“Base Pay” means the portion of a Participant’s regular base salary, earnings or wages paid to the Participant during the applicable payroll period, excluding payments for overtime, bonuses and other incentive compensation, commissions, pension, welfare and fringe benefits.

2.4.	“Board” means the Board of Directors of Selective.

2.5.	“Code” means the Internal Revenue Code of 1986, as amended.

2.6.	“Commencement Date” with respect to an Option means the first day of the Offering Period in which such Option was granted.

2.7.	“Committee” means the Salary and Employee Benefits Committee of the Board.

2.8.	“Designated Subsidiary” means any Subsidiary that the Committee has designated from time to time, in its sole discretion, as eligible to participate in the Plan.

2.9.	“Employee” means any common law employee of the Company or a Designated Subsidiary, including an officer or a member of the Board who is a common law employee, who is customarily employed by the Company or a Designated Subsidiary more than five (5) months in a calendar year, and who (i) is regularly scheduled to work on a full-time basis; (ii) is regularly scheduled to work on a part-time basis; or (iii) is not regularly scheduled to work on either a full-time or part-time basis, but is customarily employed more than twenty (20) hours per week, all as set forth in the books and records of the Company or a Designated Subsidiary.

2.10.	“Exercise Date” with respect to any Option means the last day of the Offering Period in which such Option was granted.

2.11.	“Fair Market Value” of the Shares on any given date shall be calculated as follows: (i) if the Shares are listed on a national securities exchange and sale prices are regularly reported for the Shares, then the Fair Market Value shall be the closing selling price for a Share reported on the applicable composite tape or other comparable reporting system on the applicable date, or, if the applicable date is not a trading day, on the most recent trading day immediately prior to the applicable date; or (ii) if closing selling prices are not regularly reported for the Shares as described in clause (i) above but bid and asked prices for the Shares are regularly reported, then the Fair Market Value shall be the arithmetic mean between the closing or last bid and asked prices for the Shares on the applicable date or, if the applicable date is not a trading day, on the most recent trading day immediately prior to the applicable date; or (iii) if prices are not regularly reported for the Shares as described in clause (i) or (ii) above, then the Fair Market Value shall be such value as the Committee in good faith determines.

2.12.	“Offering Period” means any of the successive six-month offerings (the “Offerings”), with a new Offering commencing on January 1 and July 1 of each year, for purposes of purchasing Shares by Participants under the Plan, as described in Section 4.1. Each Offering commencing on January 1 of each year shall end on June 30 of that year, and each Offering commencing on July 1 of each year shall end on December 31 of that year.

2.13.	“Option” means the right to purchase Shares under the Plan.

2.14.	“Parent” means a parent, as that term is defined under Section 424(e) of the Code.

2.15.	“Participant” means an Employee who has elected to participate in the Plan in accordance with Article V.

2.16.	“Plan” means this Selective Insurance Group, Inc. Employee Stock Purchase Plan (2021), as amended from time to time.

2.17.	“Shares” mean shares of common stock of the Company, par value $2.00 per share, subject to adjustments which may be made in accordance with Article XV.

2.18.	“Subsidiary” means a “subsidiary corporation” of the Company, as that term is defined under Section 424(f) of the Code.

ARTICLE III
Eligibility

3.1.	Any person who is an Employee during the enrollment period established by the Committee for an Offering Period and as of the first day of an Offering Period, shall be eligible to participate in the Plan with respect to such Offering Period, subject to the limitations imposed by Section 423 of the Code.

3.2.	Notwithstanding any provision of the Plan to the contrary, no Employee shall be granted an Option:

(i)	if such Employee, immediately after the Option is granted, owns stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of Selective or of any Parent or Subsidiary (taking into account stock which would be attributed to such Employee pursuant to Section 424(d) of the Code); or

(ii)	that gives the Employee the right to purchase stock under all “employee stock purchase plans” (within the meaning of Section 423 of the Code) of Selective and its Parents and Subsidiaries, including the Plan, to accrue at a rate which exceeds $25,000 of the Fair Market Value of such stock (determined as of the Commencement Date of the Offering Period to which the Option relates) for each calendar year in which such Option is outstanding at any time. The term “accrue” shall be interpreted in accordance with Section 423(b)(8) of the Code and the regulations thereunder.

ARTICLE IV
Offering Periods

4.1.	Shares shall be offered for purchase under the Plan through a series of successive or non-overlapping Offering Periods until such time as: (i) the maximum number of Shares available for issuance under the Plan shall have been purchased; or (ii) the Plan shall have been sooner terminated. Each Offering Period shall be of such duration (not to exceed twelve (12) months) and commence on such dates as determined by the Committee prior to the Commencement Date of such Offering Period. At any time and from time to time, the Committee may change the duration and/or the frequency of Offering Periods or suspend operation of the Plan with respect to Offering Periods not yet commenced. Unless otherwise determined by the Committee from time to time, an Offering Period shall commence on the first business day in January and July of each year and end on the last business day in the following June and December, respectively.

4.2.	The Committee may at any time suspend any Offering Period if required by law or if the Committee shall deem such suspension to be in the best interests of the Company.

ARTICLE V
Participation

5.1.	Any person who is an Employee during the enrollment period established by the Committee for an Offering Period and as of the Commencement Date of an Offering Period may become a Participant in the Plan for such Offering Period by enrolling in the Plan and authorizing payroll deductions prior to the Commencement Date of such Offering Period in the manner provided by the Committee from time to time.

5.2.	Participation in one Offering Period under the Plan shall neither limit, nor require, participation in any other Offering Period.

5.3.	Participation in the Plan shall be voluntary.

ARTICLE VI
Payroll Deductions

6.1.	Upon enrollment in the Plan, a Participant shall authorize the Company to make payroll deductions of a whole percentage of his or her Base Pay each payroll period at a rate not in excess of ten percent (10%) of such payroll period Base Pay. The Committee may, from time, change the limitations on the maximum and/or minimum percentage or amount of payroll deductions that may be made by Participants; provided, however, that, except as provided in Articles XII and XV, a Participant's existing rights under any Offering Period that has already commenced may not be adversely affected by such change.

6.2.	Payroll deductions for a Participant shall commence with the first regular payroll date occurring on or after the Commencement Date of the Offering Period for which a payroll deduction authorization has been filed. Payroll deductions shall end on the last payroll date that is on or prior to the Exercise Date, unless the Participant has discontinued his or her participation in the Plan with respect to that Offering Period earlier as provided in Article IX.

6.3.	At the conclusion of each Offering Period, the Company shall automatically re-enroll each Participant in the next Offering Period, and payroll deductions shall continue at the rate selected by the Participant in his or her payroll deduction authorization for the prior Offering Period, unless the Participant discontinues his or her participation in the Plan earlier as provided in Article IX.

6.4.	All payroll deductions made for a Participant shall be credited to a payroll deduction Account. The Participant may not make any separate cash payments into such Account nor may payment for Shares be made from other than the Participant's Account.

6.5.	A Participant may elect to discontinue his or her participation in the Plan and terminate his or her payroll deduction authorization as provided in Article IX, but may not alter the amount or rate of payroll deductions during an Offering Period or make any other change during an Offering Period.

6.6.	No interest will be paid or allowed in respect of any payroll deduction amount under any circumstances.

6.7.	Notwithstanding anything in this Article VI to the contrary, to the extent necessary to comply with Section 423(b)(3) or Section 423(b)(8) of the Code and Section 3.2 herein, a Participant may be excluded from participating in an Offering Period, or a Participant's payroll deductions may be limited, decreased or terminated during any Offering Period. Except to the extent required to ensure compliance with Section 423(b)(3) or Section 423(b)(8) of the Code and Section 3.2 herein, payroll deductions limited, decreased or terminated pursuant to this Section 6.7 shall re-commence automatically at the rate provided in such Participant's payroll deduction authorization at the beginning of the next Offering Period, unless terminated by the Participant as provided in Article IX or modified by the Participant with respect to the next Offering Period.

ARTICLE VII
Terms and Conditions of Options

7.1.	Options granted pursuant to the Plan shall be evidenced by agreements, if any, in such form, including electronic form, as the Committee shall require, and shall comply with and be subject to the terms and conditions set forth in this Article VII. All Employees shall have the same rights and privileges under the Plan.

7.2.	On the Commencement Date of each Offering Period, Selective shall grant to each Participant in such Offering Period an Option to purchase as many full or fractional Shares as may be purchased by such Participant with the amount credited to his or her Account at the Exercise Date for such Option, subject to the limitations of Section 7.4. A Participant shall be granted a separate purchase right for each Offering Period in which he participates.

7.3.	The Option price of the Shares shall be the lower of:

(i)	85% of the Fair Market Value of the Shares on the Commencement Date of the Offering Period; and

(ii)	85% of the Fair Market Value of the Shares on the Exercise Date for the Offering Period.

7.4.	In no event may the number of Shares purchased by any Participant during an Offering Period exceed 2,400 shares, as the same may be adjusted pursuant to Article XV.

ARTICLE VIII
Exercise of an Option

8.1.	Unless a Participant has received a refund of or withdrawn the balance of his or her Account pursuant to Article IX, his or her Option for the purchase of Shares will be exercised automatically on the Exercise Date, and the maximum number of Shares shall be purchased at the applicable Option price with the accumulated payroll deductions in his or her Account.

8.2.	Any balance remaining in any Participant’s Account at the Exercise Date of an Offering Period equaling less than the sum required to purchase a full Share shall be used to purchase fractional Shares.

ARTICLE IX
Withdrawal or Termination

9.1.	Upon termination of a Participant’s employment with the Company and Subsidiaries for any reason, including death, prior to an Exercise Date for an Offering Period, the payroll deductions credited to the Participant's Account for such Offering Period shall be returned to him or her (or, in the event of the Participant's death, to his or her estate) in cash, without interest.

9.2.	Subject to rules and procedures adopted by the Committee, a Participant may withdraw all but not less than all of the balance in his or her Account and thereby withdraw from participation in the Plan with respect to an Offering Period by giving written notice to the Committee no later than fourteen (14) business days prior to the last day of the Offering Period. Upon receipt of such notice: (a) the Participant’s Option for the Offering Period shall automatically terminate; (b) no further contributions to his or her Account shall be permitted for such Offering Period; and (c) as soon as administratively practicable, the Company shall refund to the Participant the funds that remain in the Participant's Account, without interest.

9.3.	An Employee who has previously withdrawn from the Plan may re-enter by complying with the requirements of Article V. Upon compliance with such requirements, an Employee's re-entry into the Plan will become effective on the Commencement Date of the next Offering Period following the date the Employee complies with Article V with respect to the re-entry.

ARTICLE X
Shares Under Option

10.1.	Subject to adjustment pursuant to Article XV, the aggregate number of Shares available for issuance under the Plan shall be 5,500,000, which amount is inclusive of 1,000,000 Shares to be made available as of July 1, 2021 and all Shares previously authorized under the Plan. The Shares to be sold to Participants under this amended and restated Plan may, at the election of the Board, be either treasury Shares, Shares originally issued for such purpose, or issued and outstanding Shares purchased for such purpose in the open market.

10.2.	If for any reason any Option under the Plan terminates or is cancelled in whole or in part, Shares that may have been purchased upon the exercise of such Option may be made subject to another Option under the Plan.

10.3.	If, on any date, the total number of Shares for which outstanding Options have been granted exceeds the number of Shares then available under this Article X after deduction of all Shares that have been purchased under the Plan, the Committee shall make a pro-rata allocation of the Shares that remain available in as nearly a uniform manner as shall be practicable and as it shall determine, in its sole judgment, to be equitable. In such event, the number of Shares each Participant may purchase shall be reduced and the Committee shall give to each Participant a written notice of such reduction.

10.4.	Selective shall deliver, or cause to be delivered, to each Participant, as promptly as practicable after any Exercise Date, a statement indicating the number of Shares, including any fractional Shares, purchased upon exercise of his or her Option that are being held in an account established by Selective for and in the Participant’s name.

10.5.	A Participant will have no interest in Shares covered by his or her Option, and will have no rights as a stockholder and no voting rights with respect to any such Shares, until such Option has been exercised and such Shares issued to the Participant.

ARTICLE XI
Administration

11.1.	The Plan shall be administered by the Salary and Benefits Committee of Selective Insurance Group, Inc. For any period during which no such committee is in existence, “Committee” shall mean the Board, and all authority and responsibility assigned to the Committee under the Plan shall be exercised, if at all, by the Board.

11.2.	The Committee shall be vested with full and exclusive discretionary authority to administer the Plan, to construe, interpret and apply its terms, to determine eligibility to participate in the Plan, to adjudicate all disputed claims made with respect to the Plan and to adopt such rules and regulations as it deems necessary to administer the Plan. Without limiting the generality of the foregoing, the Committee may, at any time, change the timing of an Offering Period, limit the frequency and/or number of changes in the amount withheld during an Offering Period, permit payroll withholding in excess of the amount designated by a Participant in order to adjust for delays or mistakes in the Company's processing of properly completed payroll deduction authorizations, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Shares for each Participant properly correspond with amounts withheld from the Participant's Base Pay, and establish such other limitations or procedures as the Committee determines in its sole discretion advisable which are consistent with the Plan.

11.3.	Any determination, decision, or action of the Committee with respect to the construction, interpretation, administration, or application of the Plan, any Option agreement entered into pursuant to the Plan or any other forms or procedures used in connection with or relating to the Plan shall be final, conclusive, and binding on all persons having or claiming any interest under this Plan.

11.4.	The Committee may, at any time and in its sole discretion by action in writing, delegate to any individual, committee or entity any of its powers and responsibilities under the Plan. Without limiting the generality of the foregoing, the Committee may appoint an employee or employees of the Company and delegate to such employee(s) its authority to administer the day-to-day operations of the Plan.

11.5.	In addition to such other rights of indemnification as they may have as directors, officers, employees or members of the Committee, the members of the Committee shall be indemnified by Selective against the reasonable expenses, including attorneys’ fees, actually and necessarily incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan or any Option granted thereunder, and against all amounts paid by them, or any of them, in settlement thereof (provided such settlement is approved by independent legal counsel selected by Selective) or in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such Committee member is liable for negligence or misconduct in the performance of his or her duties; provided, that within 60 days after institution of any such action, suit or proceeding a Committee member shall in writing offer the Company the opportunity, at its own expenses, to handle and defend the same.

ARTICLE XII
Amendment and Termination of the Plan

12.1.	The Board may amend the Plan at any time in such respects as it shall deem advisable; provided, however, that stockholder approval will be required for any amendment that will increase the total number of Shares as to which Options may be granted under the Plan or for any amendment which, without such stockholder approval, would cause this Plan to fail to continue to qualify as an "employee stock purchase plan" under Section 423 of the Code.

12.2.	The Board may suspend or terminate this Plan at any time. Upon a suspension or termination of the Plan while an Offering Period is in progress, the Committee shall either shorten such Offering Period by setting a new Exercise Date before the date of such suspension or termination of the Plan, or shall refund to each Participant the balance, if any, of each Participant's Account, without interest.

12.3	Without stockholder consent and without regard to whether any Participant rights may be considered to have been adversely affected, the Committee, as administrator of the Plan, shall be entitled to make changes to the Offering Periods and other terms of participation in the Plan permitted by Article 11, including, without limitation, Section 11.2.

ARTICLE XIII
Nontransferability

13.1.	Neither the Options, the payroll deductions credited to a Participant’s Account, nor any rights with regard to the exercise of an Option or the receipt of Shares under the Plan may be assigned, transferred, pledged, or otherwise disposed of in any way by a Participant, other than by will or the laws of descent or distribution, and any such attempted assignment, transfer, pledge, or other disposition shall be null and void and without effect, but Selective may treat such act as an election to withdraw from the Plan in accordance with Article IX. No Option may be exercised during a Participant’s lifetime by any person other than the Participant.

13.2.	Unless otherwise determined by the Committee, Shares purchased under the Plan may be registered only in the name of the Participant, or, if such Participant so indicates on his or her payroll deduction authorization form, in his or her name jointly with a member of his or her family, with right of survivorship. A Participant who is a resident of a jurisdiction which does not recognize such a joint tenancy may have Shares registered in the Participant’s name as tenant in common with a member of the Participant’s family, without right of survivorship.

ARTICLE XIV
Use of Funds

14.1.	All payroll deductions received or held by the Company under this Plan may be used by the Company for any corporate purpose, and the Company shall not be obligated to, and shall not, segregate such payroll deductions. On each Exercise Date, sufficient funds to acquire the number of Shares being purchased by the Participants employed by the Company shall be transferred to Selective by the Company which employs such Participants.

ARTICLE XV
Adjustments upon Changes in Capitalization, Acquisitions, Etc.

15.1.	Subject to any required action by the stockholders of Selective, the number of Shares covered by each Option under the Plan which has not yet been exercised and the number of Shares which have been authorized for issuance under the Plan but have not yet been placed under Option (collectively, the “Reserves”), as well as the maximum number of Shares which may be purchased by a Participant in an Offering Period, the number of Shares set forth in Sections 7.4 and 10.1 above, and the price per Share covered by each Option which has not yet been exercised, shall be proportionately adjusted for any increase or decrease in the number of the issued Shares resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Shares (including any such change in the number of Shares effected in connection with a change in domicile of Selective), or any other increase or decrease in the number of Shares effected without receipt of consideration by Selective; provided however, that conversion of any convertible securities of Selective shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Committee, whose determination in that respect shall be final, binding and conclusive.

15.2.	In the event of a dissolution or liquidation of Selective, the Plan and the Offering Period then in progress will terminate immediately prior to the consummation of such action. Unless otherwise provided by the Committee, any outstanding Option granted with respect to the Offering Period then in progress will terminate immediately prior to the consummation of such action, and the entire amount credited to each Participant’s Account will be paid to him or her in cash without interest.

15.3.	In the event of an Acquisition, each Option outstanding under the Plan shall be assumed or an equivalent option shall be substituted by the successor corporation or a Parent or Subsidiary of such successor corporation. In the event that the successor corporation or Parent or Subsidiary of such successor corporation refuses to assume or substitute for outstanding Options, then the Committee shall provide for either (i) or (ii) below to occur:

(i)	The Offering Period then in progress shall be shortened and a new Exercise Date shall be set with respect to such Offering (the “New Exercise Date”), as of which date the Offering Period then in progress will terminate. The New Exercise Date shall be on or before the date of consummation of the transaction and the Committee shall notify each Participant in writing, at least ten (10) days prior to the New Exercise Date, that the Exercise Date for his or her Option has been changed to the New Exercise Date and that his or her Option will be exercised automatically on the New Exercise Date, unless prior to such date he has withdrawn from the Plan with respect to such Offering Period as provided in Article IX.

(ii)	The Offering Period then in progress will terminate immediately prior to the consummation of the Acquisition, any outstanding Option granted with respect to the Offering Period then in progress will terminate, and the entire amount credited to each Participant’s Account will be paid to him or her in cash without interest.

For purposes of this Article XV, an Option granted under the Plan shall be deemed to be assumed, without limitation, if, at the time of issuance of the stock or other consideration upon an Acquisition, each holder of an Option would be entitled to receive upon exercise of the Option the same number and kind of shares of stock or the same amount of property, cash or securities as such holder would have been entitled to receive upon the occurrence of the transaction if the holder had been, immediately prior to the transaction, the holder of the number of Shares covered by the Option at such time (after giving effect to any adjustments in the number of Shares covered by the Option as provided for in this Article XV); provided, however, that if the consideration received in the transaction is not solely common stock of the successor corporation or its Parent, the Committee may, with the consent of the successor corporation, provide for the consideration to be received upon exercise of the Option to be solely common stock of the successor corporation or its Parent equal in Fair Market Value to the per Share consideration received by holders of Shares in the transaction.

15.4.	The Committee shall make an appropriate and proportionate adjustment, as determined in the exercise of its sole discretion, to the Reserves, as well as the price per Share and the kind of shares covered by each outstanding Option, in the event that Selective effects one or more reorganizations, recapitalizations, rights offerings or other increases or reductions of Shares, and in the event of a merger or other consolidation of Selective with or into any other corporation.

ARTICLE XVI
Registration and Qualification of Shares

16.1.	Shares shall not be issued with respect to an Option unless the exercise of such Option and the issuance and delivery of such Shares pursuant thereto shall comply with all applicable provisions of law, domestic or foreign, including, without limitation, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the rules and regulations promulgated thereunder, applicable state securities laws and the requirements of any stock exchange upon which the Shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

16.2.	As a condition to the exercise of an Option, the Committee may require the person exercising such Option to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Committee, such a representation is required by any of the aforementioned applicable provisions of law.

ARTICLE XVII

Designation of Beneficiary

17.1.	A Participant may, if and to the extent permitted by the Committee, file a written designation of a beneficiary who is to receive any Shares and cash, if any, from the participant's Account under the Plan in the event of such Participant's death subsequent to the end of an Offering Period but prior to delivery to him or her of such Shares and cash. Any such beneficiary shall also be entitled to receive any cash from the Participant's Account under the Plan in the event of such Participant's death during an Offering Period.

17.2.	Such designation of beneficiary may be changed by the Participant at any time by written notice to the Committee. In the event of the death of a Participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such Participant's death, the Committee shall deliver such Shares and/or cash to the executor or administrator of the estate of the Participant, or if no such executor or administrator has been appointed (to the knowledge of the Committee), the Committee, in its discretion, may deliver such Shares and/or cash to the spouse or to any one or more dependents or relatives of the Participant, or if no spouse, dependent or relative is known to the Committee, then to such other person as the Committee may designate.

ARTICLE XVIII
Miscellaneous

18.1.	If a Participant disposes of any Shares received by him or her pursuant to an Option within two (2) years after the Commencement Date or within one (1) year after the Exercise Date of the Offering Period to which such Option relates, the Participant shall notify Selective in writing within 30 days after the date of any such disposition, and shall provide such details of the disposition, including the date of the disposition, as the Committee may require.

18.2.	No provision of the Plan or transaction hereunder shall confer upon any Participant any right to be employed by the Company or any Subsidiary or affiliate thereof, or to interfere in any way with the right of the Company to increase or decrease the amount of any compensation payable to such Participant.

18.3.	Each Participant who purchases Shares under the Plan shall thereby be deemed to have agreed that the Company shall be entitled to withhold, from any other amounts that may be payable to the Participant at or around the time of the purchase, such federal, state, local and foreign income, employment and other taxes which may be required to be withheld under applicable laws. In lieu of such withholding, the Company may require the Participant to remit such taxes to the Company as a condition of the purchase.

18.4.	In the event that any provision of the Plan shall be declared illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining provisions of the Plan but shall be fully severable, and the Plan shall be construed and enforced as if such illegal or invalid provision had never been a part of the Plan.

18.5.	The validity, construction, and effect of the Plan shall be determined in accordance with the laws of the State of New Jersey, without giving effect to principles of conflicts of laws, to the extent not preempted by federal law.

VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on April 27, 2021 for shares held directly and by 11:59 p.m. Eastern Time on April 25, 2021 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/SIGI2021 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on April 27, 2021 for shares held directly and by 11:59 p.m. Eastern Time on April 25, 2021 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. SELECTIVE INSURANCE GROUP, INC. ATTN: ROBYN P. TURNER 40 WANTAGE AVENUE BRANCHVILLE, NJ 07890 TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: D32750-P50796 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. SELECTIVE INSURANCE GROUP, INC. THE BOARD IS SUBJECT TO ANNUAL ELECTION BY THE STOCKHOLDERS. THE BOARD RECOMMENDS THAT YOU VOTE "FOR" THE FOLLOWING 17 NOMINATED DIRECTORS FOR A TERM OF ONE YEAR: 1. ELECTION OF DIRECTORS For ! ! ! ! ! ! ! ! ! ! ! ! ! Against ! ! ! ! ! ! ! ! ! ! ! ! ! Abstain ! ! ! ! ! ! ! ! ! ! ! ! ! Nominees: 1a. AINAR D. AIJALA, JR. For ! ! ! ! ! Against ! ! ! ! ! Abstain ! ! ! ! ! 1b. LISA ROJAS BACUS 1n. WILLIAM M. RUE 1c. JOHN C. BURVILLE 1o. JOHN S. SCHEID 1p. J. BRIAN THEBAULT 1d. TERRENCE W. CAVANAUGH 1e. WOLE C. COAXUM 1q. PHILIP H. URBAN 2. APPROVAL, ON AN ADVISORY BASIS, OF THE 2020 1f. ROBERT KELLY DOHERTY COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL, ON AN ADVISORY BASIS, OF THE 2020 COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS DISCLOSED IN THE PROXY STATEMENT. 1g. JOHN J. MARCHIONI 1h. THOMAS A. MCCARTHY 3. APPROV AL OF AMENDED AND REST A TED ! ! ! SELECTIVE INSURANCE GROUP, INC. EMPLOYEE STOCK 1i. STEPHEN C. MILLS PURCHASE PLAN (2021) THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE AMENDED AND RESTATED SELECTIVE INSURANCE GROUP, INC. EMPLOYEE STOCK PURCHASE PLAN (2021). 1j. H. ELIZABETH MITCHELL ! ! ! 1k. MICHAEL J. MORRISSEY 4. RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2021. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD RECOMMENDS. 1l. GREGORY E. MURPHY 1m. CYNTHIA S. NICHOLSON Please sign exactly as your name(s) appear(s) on the Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

SELECTIVE INSURANCE GROUP, INC. ANNUAL MEETING OF STOCKHOLDERS Wednesday, April 28, 2021 9:00 AM Eastern Time Live via webcast at www.virtualshareholdermeeting.com/SIGI2021 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement, Annual Report and Shareholder Letter are available at www.proxyvote.com. D32751-P50796 proxy Selective Insurance Group, Inc. This proxy is solicited by the Board of Directors for use at the Annual Meeting on April 28, 2021. The shares of stock you hold in your account will be voted as you specify on the reverse side. If no choice is specified, the proxy will be voted FOR Items 1, 2, 3, and 4. By signing the proxy, you revoke all prior proxies and appoint Lisa Rojas Bacus and Stephen C. Mills, and each of them with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments. TO VOTE BY INTERNET OR TELEPHONE, SEE REVERSE SIDE OF THIS PROXY CARD.